Exhibit 10.2

CONFORMED AS EXECUTED

TERM LOAN AGREEMENT

among

ALERIS INTERNATIONAL, INC.,

ALERIS DEUTSCHLAND HOLDING GMBH,

VARIOUS LENDERS,

DEUTSCHE BANK AG NEW YORK BRANCH,

as ADMINISTRATIVE AGENT,

and

CITICORP NORTH AMERICA, INC.,

as SYNDICATION AGENT and as COLLATERAL AGENT,

Dated as of August 1, 2006

DEUTSCHE BANK SECURITIES INC.

and CITIGROUP GLOBAL MARKETS INC.,

as JOINT LEAD ARRANGERS and

JOINT BOOK RUNNING MANAGERS

SECTION 1.	Defined Terms	2

SECTION 2.	Amount and Terms of Credit	38

2.01	The Commitments	38
2.02	Minimum Amount of Each Borrowing; Limitation on Euro Rate Loans	38
2.03	Notice of Borrowing	39
2.04	Disbursement of Funds	39
2.05	Notes	40
2.06	Conversions	41
2.07	Pro Rata Borrowings	42
2.08	Interest	42
2.09	Interest Periods for Euro Rate Loans	43
2.10	Increased Costs, Illegality, etc.	44
2.11	Compensation	47
2.12	Change of Lending Office	47
2.13	Replacement of Lenders	48
2.14	Special Provisions Applicable to Lenders Upon the Occurrence of a Conversion Event	49

SECTION 3.	Fees; Reductions of Commitment	49

3.01	Fees	49
3.02	Commitments	49
3.03	Mandatory Reduction of Commitments	49

SECTION 4.	Prepayments; Payments; Taxes	50

4.01	Voluntary Prepayments	50
4.02	Mandatory Repayments	51
4.03	Payments and Computations; Maintenance of Accounts; Statement of Accounts	57
4.04	Net Payments	57

SECTION 5.	Conditions Precedent to Loans on the Borrowing Date	61

5.01	Execution of Agreement; Notes	61
5.02	Opinions of Counsel	61
5.03	Corporate Documents; Proceedings; etc.	61
5.04	Consummation of the Acquisition; Receivables Purchase Agreements, etc.	62
5.05	Senior Bridge Loans, Notes, Revolving Loans, etc.	63
5.06	Tender Offer and Consent Solicitation; Existing Notes Defeasance	63
5.07	Refinancing, etc.	64
5.08	Adverse Change, Approvals	64
5.09	Pledge Agreements	65
5.10	Guarantees	66

(i)

5.11	Security Agreements	66
5.12	Mortgage; Title Insurance; Survey; Landlord Waivers; etc.	68
5.13	Intercreditor Agreement	70
5.14	Financial Statements; Projections	70
5.15	Solvency Certificate; Insurance Certificates	70
5.16	Fees, etc.	70

SECTION 6.	Additional Conditions Precedent to the Incurrence of Loans on the Borrowing Date	70

6.01	No Default; Representations and Warranties	70
6.02	Notice of Borrowing	70

SECTION 7.	Representations and Warranties	71

7.01	Organizational Status	71
7.02	Power and Authority	71
7.03	No Violation	71
7.04	Approvals	72
7.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; No Material Adverse Effect	72
7.06	Litigation	74
7.07	True and Complete Disclosure	74
7.08	Use of Proceeds; Margin Regulations	74
7.09	Tax Returns and Payments	74
7.10	Compliance with ERISA	75
7.11	The Security Documents	76
7.12	Properties	77
7.13	Subsidiaries; etc.	78
7.14	Compliance with Statutes, etc.	78
7.15	Investment Company Act	78
7.16	Environmental Matters	78
7.17	Employment and Labor Relations	79
7.18	Intellectual Property, etc.	79
7.19	Indebtedness	79
7.20	Insurance	79

SECTION 8.	Affirmative Covenants	79

8.01	Information Covenants	80
8.02	Books, Records and Inspections; Annual Meetings	83
8.03	Maintenance of Property; Insurance	83
8.04	Existence; Franchises	84
8.05	Compliance with Statutes, etc.	84
8.06	Compliance with Environmental Laws	84
8.07	ERISA	85
8.08	End of Fiscal Years; Fiscal Quarters	87

(ii)

8.09	Performance of Obligations	87
8.10	Payment of Taxes	87
8.11	Use of Proceeds	87
8.12	New Subsidiaries; Additional Security; Further Assurances; etc.	87
8.13	Ownership of Subsidiaries; etc.	89
8.14	Permitted Acquisitions	90
8.15	Existing Senior Secured Note Indenture Discharge	91

SECTION 9.	Negative Covenants	91

9.01	Liens	91
9.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	94
9.03	Dividends	98
9.04	Indebtedness	100
9.05	Advances, Investments and Loans	102
9.06	Transactions with Affiliates	105
9.07	Limitations on Payments of Certain Indebtedness; Modifications of Certain Indebtedness Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	106
9.08	Limitation on Certain Restrictions on Subsidiaries	107
9.09	Business, etc.	107
9.10	Limitation on Creation of Subsidiaries	107
9.11	Limitation on Issuance of Equity Interests	108
9.12	Changes to Legal Names, Organizational Identification Numbers, Jurisdiction or Type or Organization	108
9.13	Negative Covenants of Non U.S. Credit Parties	109

SECTION 10.	Events of Default	109

10.01	Payments	109
10.02	Representations, etc.	109
10.03	Covenants	109
10.04	Default Under Other Agreements	109
10.05	Bankruptcy, etc.	110
10.06	ERISA	110
10.07	Security Documents	111
10.08	Guaranties	112
10.09	Judgments	112
10.10	Change of Control	112
10.11	Intercreditor Agreement	112

SECTION 11.	The Administrative Agent and Collateral Agent	113

11.01	Appointment	113
11.02	Nature of Duties	113
11.03	Lack of Reliance on the Facility Agents	114
11.04	Certain Rights of the Facility Agents	114

(iii)

11.05	Reliance	114
11.06	Indemnification	114
11.07	The Facility Agents in their Individual Capacities	115
11.08	Holders	115
11.09	Resignation by the Facility Agents	115
11.10	Collateral Matters	116
11.11	Delivery of Information	117

SECTION 12.	Miscellaneous	117

12.01	Payment of Expenses, etc.	117
12.02	Right of Setoff	119
12.03	Notices	120
12.04	Benefit of Agreement; Assignments; Participations	120
12.05	No Waiver; Remedies Cumulative	122
12.06	Payments Pro Rata	123
12.07	Calculations; Computations	123
12.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	124
12.09	Counterparts	125
12.10	Effectiveness	125
12.11	Headings Descriptive	125
12.12	Amendment or Waiver; etc.	125
12.13	Survival	127
12.14	Domicile of Loans	127
12.15	Register	127
12.16	Confidentiality	128
12.17	INTERCREDITOR AGREEMENT	128
12.18	Aleris as Agent for the German Borrowers	130
12.19	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	130
12.20	Post-Closing Actions	131
12.21	The Patriot Act	131
12.22	Judgment Currency	132
12.23	Lender Acknowledgment	132
12.24	European Sales Offices	132
12.25	Pledges of Bank Accounts Under General Terms and Conditions	133
12.26	Abstract Acknowledgement of Indebtedness and Joint Creditorship	133
12.27	Special Appointment of Collateral Agent for German Security	134
12.28	Absence of Back-to-Back Financing	134

SECTION 13.	U.S. Borrower Guaranty	136

13.01	Guaranty	136
13.02	Reinstatement	137
13.03	Bankruptcy	137
13.04	Nature of Liability	137

(iv)

13.05	Independent Obligation	138
13.06	Authorization	138
13.07	Reliance	139
13.08	Subordination	139
13.09	Waiver	139
13.10	Maximum Liability	141

SECTION 14.	Limitation on German Borrower Obligations	141

SCHEDULES

SCHEDULE I	—	Commitments
SCHEDULE II	—	Lender Addresses
SCHEDULE III	—	Real Property
SCHEDULE IV	—	European Security Documents and Local Law Pledge Agreements
SCHEDULE V	—	Certain Tax Matters
SCHEDULE VI	—	Subsidiaries
SCHEDULE VII	—	Existing Indebtedness
SCHEDULE VIII	—	Insurance
SCHEDULE IX	—	Existing Liens
SCHEDULE X	—	Existing Investments
SCHEDULE XI	—	Designated Assets
SCHEDULE XII	—	Post-Closing Actions

EXHIBITS

EXHIBIT A-1	—	Notice of Borrowing
EXHIBIT A-2	—	Notice of Conversion/Continuation
EXHIBIT B-1	—	U.S. Term Note
EXHIBIT B-2	—	German Term Note
EXHIBIT C	—	Section 4.04(b)(ii) Certificate
EXHIBIT D-1	—	Opinion of Fried, Frank, Harris, Shiver & Jacobson
EXHIBIT D-2	—	Opinion of Fried, Frank, Harris, Shiver & Jacobson
EXHIBIT E	—	Officers’ Certificate
EXHIBIT F-1	—	U.S. Pledge Agreement
EXHIBIT F-2	—	European Parent Pledge Agreement
EXHIBIT G-1	—	U.S. Subsidiaries Guaranty
EXHIBIT G-2	—	European Subsidiaries Guaranty
EXHIBIT G-3	—	European Parent Guaranty
EXHIBIT H	—	U.S. Security Agreement
EXHIBIT I	—	Solvency Certificate
EXHIBIT J	—	Compliance Certificate
EXHIBIT K	—	Assignment and Assumption Agreement
EXHIBIT L	—	Term Creditor Mortgage
EXHIBIT M	—	Intercreditor Agreement
EXHIBIT N	—	Certification for presentation to the Tax Office for purposes of Section 8a of Germany’s Corporation Tax Law

(v)

CONFORMED AS EXECUTED

TERM LOAN AGREEMENT, dated as of August 1, 2006, among ALERIS INTERNATIONAL, INC., a Delaware corporation (“Aleris” or the “U.S. Borrower”), ALERIS DEUTSCHLAND HOLDING GMBH, a company with limited liability formed under the laws of Germany (the “German Borrower” and, together with the U.S. Borrower, each a “Borrower” and, collectively, the “Borrowers”), the Lenders party hereto from time to time, CITICORP NORTH AMERICA, INC., as Collateral Agent and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions set forth herein, the Borrowers have requested the credit facilities more fully provided pursuant to the terms of this Agreement, namely (i) the facility evidenced by the German Commitments (and the loans made pursuant thereto), which loans shall be made to the German Borrower and (ii) the facility evidenced by the U.S. Commitments (and the loans made pursuant thereto), which loans shall be made to the U.S. Borrower; and

WHEREAS, the loans to the German Borrower hereunder shall be guaranteed by the U.S. Credit Parties, the European Parent Guarantors and Subsidiaries of the German Borrower (but shall not be guaranteed by the Swiss CE and the Distribution Subsidiaries); and

WHEREAS, all obligations of the U.S. Credit Parties hereunder (whether as borrowers or guarantors) shall be secured pursuant to the relevant U.S. Security Documents executed and delivered by the U.S. Credit Parties, with the intent being that (x) First Priority security interests be granted to secure the Term Obligations in all Term Priority Collateral of the U.S. Credit Parties and (y) Second Priority security interests be granted to secure the Term Obligations in all ABL Priority Collateral of the U.S. Credit Parties; and

WHEREAS, all obligations of the European Credit Parties (whether as borrowers or guarantors) shall be secured by First Priority security interest in all Collateral provided by the German Borrower and certain European Subsidiary Guarantors; and

WHEREAS, all Equity Interests in the European Parent Guarantors and any Collateral provided by them pursuant to the Security Documents entered into and delivered by them will be shared (with the creditors pursuant to the ABL Credit Agreement and any refinancing thereof as permitted pursuant to the Intercreditor Agreement) on the basis provided in the Intercreditor Agreement; and

WHEREAS, the ABL Credit Agreement is being entered into substantially concurrently with this Agreement, and all Collateral provided by the U.S. Credit Parties is intended to provide the ABL Secured Creditors pursuant to the ABL Credit Agreement with second priority security interests in the Term Priority Collateral, and with first priority security interests in the ABL Priority Collateral, granted pursuant to the relevant security documents securing the ABL Obligations; and

WHEREAS, a portion of the loans made available pursuant to the ABL Credit Agreement shall be borrowed directly by the Swiss CE, which, as of the Borrowing Date, shall be a sister subsidiary of the German Borrower (with each of the German Borrower and the Swiss

CE being owned by a common parent which is a European Parent Guarantor), and the ABL Obligations may be secured by assets of the Swiss CE and the Distribution Subsidiaries, which assets shall not secure the Term Obligations; and

WHEREAS, this Agreement (and all Lenders from time to time party hereto) shall be subject to the terms and conditions of the Intercreditor Agreement, which more fully describes the sharing arrangements referenced above (and which in the event of any conflict with this Agreement, including the above description, shall be binding); and

WHEREAS, subject to the terms and conditions of this Agreement and the other Credit Documents, and subject to the terms of the Intercreditor Agreement, the Lenders are willing to make available to the Borrowers the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Collateral Agent” shall mean the “Collateral Agent” as defined in the ABL Credit Agreement.

“ABL Credit Agreement” shall mean the Credit Agreement, dated as of the date hereof, by and among Aleris, each other U.S. Borrower party thereto, Aleris Holding Canada Limited, each other Canadian Borrower party thereto, the Swiss CE, the lenders party thereto from time to time, Citicorp North America, Inc., as Collateral Agent, Deutsche Bank AG New York Branch, as Administrative Agent and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof; provided that any Permitted Refinancing (as defined in the Intercreditor Agreement) of the ABL Credit Agreement (or any then outstanding ABL Credit Agreement) shall be included as an “ABL Credit Agreement” (in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof) so long as it has substantially the same (or no greater) obligors, guarantors and security as the ABL Credit Agreement then in effect at the time of such Permitted Refinancing.

“ABL Obligations” shall mean the ABL Obligations under (and as defined in) the ABL Credit Agreement.

“ABL Priority Collateral” shall mean and shall include all “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL Secured Parties” shall have the meaning assigned in the Intercreditor Agreement.

“ABL Security Documents” shall mean “Security Documents” as defined in the ABL Credit Agreement.

“Account” shall mean an “account” (as such term is defined in Article 9 of the UCC), and any and all supporting obligations (as such term is defined in Article 9 of the UCC) in respect thereof.

“Acquired Business” shall mean the Canadian Acquired Business and the European Acquired Business.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of Aleris or (y) the assets or business of a Person who shall, as a result of the respective acquisition, become a Subsidiary of Aleris (or shall be merged with and into Aleris (with Aleris being the surviving Person) or a Subsidiary of Aleris with the surviving Person being a Subsidiary of Aleris).

“Acquisition Agreements” shall mean, collectively, the Canadian Acquisition Agreement and the European Acquisition Agreement.

“Acquisition Documents” shall mean, collectively, the Canadian Acquisition Documents and the European Acquisition Documents.

“Acquisitions” shall mean, collectively, the Canadian Acquisition and the European Acquisition.

“Additional Debt” shall have the meaning provided in Section 9.04(xv).

“Additional Security Documents” shall have the meaning provided in Section 8.12.

“Administrative Agent” shall mean DBNY, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Affected Loans” shall have the meaning provided in Section 4.02(j).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and executive officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) for purposes of Section 9.06 only, to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender nor any Affiliate thereof shall, as a result of its acting as such, be considered an Affiliate of Aleris or any Subsidiary thereof.

“Agents” shall mean each Facility Agent, the Syndication Agent and each Joint Lead Arranger.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Aleris” shall have the meaning provided in the first paragraph of this Agreement.

“Aleris Common Stock” shall mean the common stock of Aleris.

“Applicable Excess Cash Flow Repayment Percentage” shall mean 50%; provided, however, so long as no Event of Default exists on the respective Excess Cash Flow Payment Date, if the Total Leverage Ratio of Aleris and its Subsidiaries as of the last day of the respective Excess Cash Flow Payment Period is less than 2.50:1.00, then the Applicable Excess Cash Flow Repayment Percentage instead shall be 25%.

“Applicable Margin” initially shall mean a percentage per annum equal to in the case of (I) U.S. Loans maintained as (A) Base Rate Loans, 1.50% and (B) Eurodollar Loans, 2.50% and (II) German Loans maintained as Euro Rate Loans, 2.75%.

“Asset Sale” shall mean any sale, transfer or other disposition by Aleris or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Aleris or a Wholly-Owned Subsidiary of Aleris of any asset (including, without limitation, any Equity Interests in, or other securities of, another Person) other than (x) sales of assets pursuant to Sections 9.02(ii), (iv), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xvi) and (xix) and (y) other sales and dispositions or series of related sales and dispositions that generate Net Sale Proceeds of less than $5,000,000.

“Asset Swap” shall mean the substantially concurrent purchase and sale or exchange of Related Business Assets between Aleris or any of its Subsidiaries and another Person.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Attributable Debt” shall mean, as of any date of determination thereof, without duplication, (i) in connection with a Sale and Leaseback Transaction entered into after the Borrowing Date, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease, and (ii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing (including an off-balance sheet receivables financing) product to which such Person is a party.

“Available Currency” shall mean (i) with respect to U.S. Loans, U.S. Dollars and (ii) with respect to German Loans, Euros.

“Bank Certificate” shall have the meaning provided in Section 12.28(a).

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the U.S. Borrower at the time of the incurrence thereof or conversion thereto.

“Borrowers” shall have the meaning provided in the first paragraph of this Agreement. Unless the context otherwise requires, each reference in this Agreement to “each Borrower” or “the respective Borrower” shall be deemed to be a reference to (x) the U.S. Borrower or (y) the German Borrower, as the case may be.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche by either the U.S. Borrower or the German Borrower, from all the Lenders having Commitments of the respective Tranche on the Borrowing Date (or resulting from a conversion or conversions on a given date) having in the case of Euro Rate Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Euro Rate Loans.

“Borrowing Date” shall mean the date occurring on or after the Effective Date on which the incurrence of Loans occurs.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Rate Loans, any day which is a Business Day described in clause (i) and which is also (A) in the case of Eurodollar Loans, a day for trading by and between banks in deposits in U.S. Dollars in the London interbank market and (B) in relation to any transaction in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Calculation Period” shall mean, in the case of any Permitted Acquisition, the Test Period most recently ended prior to the date of any such Permitted Acquisition for which financial statements are available.

“Canadian Acquired Business” shall mean all of the limited partnership interests in Corus L.P., a limited partnership organized under the laws of Quebec and all of the shares of Corus Aluminum Inc., a corporation organized under the laws of Quebec and each of their respective Subsidiaries.

“Canadian Acquisition” shall mean the acquisition by Aleris of the Canadian Acquired Business pursuant to the Canadian Acquisition Agreement.

“Canadian Acquisition Agreement” shall mean the Share Purchase Agreement, dated May 23, 2006, between Aleris International, Inc., Corus Group plc. and Société générale de financement du Québec, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Canadian Acquisition Documents” shall mean the Canadian Acquisition Agreement, and each Transaction Document (as defined in the Canadian Acquisition Agreement) and each other agreement, document or instrument related to any of the foregoing.

“Canadian LOI” shall mean the Letter of Intent among Aleris, Société générale de financement du Québec and Corus Group plc dated March 16, 2006.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than one year from the date of acquisition, (ii) U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within 180 days from the date of acquisition thereof issued by any Lender or any commercial bank of recognized standing, having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above and entered into with any commercial bank meeting the qualifications specified in clause (ii) above, (iv) other investment instruments having maturities within 180 days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (v) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (vi) commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition, (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above, and (viii) in the case of any Foreign Subsidiary of the Borrower, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European economic and monetary union pursuant to the Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than 180 days from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (i) above but issued by the principal Governmental Authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of the voting stock of Aleris; (ii) the first day on which a majority of the members of the Board of Directors of Aleris are not Continuing Directors; (iii) Aleris shall fail to own, directly or indirectly, all of the Equity Interests of the U.S. Borrower; (iv) Aleris shall fail to own, directly or indirectly, all of the Equity Interests of the German Borrower or the Swiss CE or all such Equity Interests shall fail to be subject to the Lien of the Secured Creditors as provided in this Agreement; or (v) a “change of control” or similar event shall occur as provided in the ABL Credit Agreement and/or as provided in the documentation relating to the Senior Bridge Loans or any Permitted Senior Bridge Loan Refinancing.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean, collectively, the Term Priority Collateral and the ABL Priority Collateral.

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person (other than Aleris or any other Credit Party) in possession of, having a Lien upon, or having rights or interests in the Books, Equipment or Inventory of any Borrower or any Subsidiary of a Borrower, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Collateral Agent” shall mean Citicorp North America, Inc., in its capacity as Collateral Agent for the Lenders hereunder, and shall include any successor to the Collateral Agent appointed pursuant to Section 11.09.

“Commitment” shall mean any of the commitments of any Lender, i.e., whether the U.S. Commitment or the German Commitment.

“Conditions” shall have the meaning provided in Section 7.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of Aleris, dated July 2006.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Aleris and its Subsidiaries at such time, but excluding therefrom (to the extent otherwise included therein) the amount of (i) all cash and Cash Equivalents at such time and (ii) all income taxes receivable and deferred tax assets at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Aleris and its Subsidiaries at such time, but excluding therefrom (to the extent otherwise included therein) the amount of all (i) accrued interest expense at such time, (ii) the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness at such time and (iii) all income taxes payable and deferred tax liabilities at such time.

“Consolidated EBITDA” shall mean, for any period, the sum of (without duplication) (i) net income (or loss) of Aleris and its Subsidiaries on a consolidated basis for such period (excluding extraordinary gains or losses), (ii) plus all interest expense of Aleris and its Subsidiaries on a consolidated basis for such period, (iii) plus all charges against or minus credits to income of Aleris and its Subsidiaries on a consolidated basis for such period for federal, state and local taxes, (iv) plus depreciation expenses of Aleris and its Subsidiaries on a consolidated basis for such period, (v) plus amortization expenses of Aleris and its Subsidiaries (including, without limitation, amortization of goodwill and other intangible assets) on a consolidated basis for such period, (vi) plus all non-cash charges against (including, without limitation, charges in respect of impairment of goodwill and any other non-cash items of loss) and minus all non-cash credits to income (including without limitation, all non-cash items of gain) of Aleris and its Subsidiaries on a consolidated basis for such period, (vii) plus or minus, as applicable, (a) all items of loss or gain arising from non-cash gains or losses accrued during such period as a result of mark to market accounting (pursuant to Financial Accounting Standards number 133) for Interest Rate Protection Agreements and Other Hedging Agreements and (b) non-cash purchase accounting adjustments during such period as a result of the Transaction or any Permitted Acquisition (or any acquisition of an Acquired Entity or Business permitted pursuant to Section 9.05), (viii) plus, to the extent not otherwise included in the determination of net income for such period, all proceeds of business interruption insurance policies, if any, received during such period, (ix) plus, to the extent deducted from net income for such period, the amount of all financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out of pocket fees and expenses incurred on or prior to September 30, 2006 in connection with the Transaction, (x) plus, to the extent deducted from net income for such period, any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of Aleris and its Subsidiaries incurred in connection with a Permitted Acquisition or any other acquisition permitted pursuant to Section 9.05), (xi) plus factually supportable and identifiable cost savings and expenses relating to the Transaction or any Permitted Acquisition (or any acquisition of an Acquired Entity or Business permitted pursuant to Section 9.05) effected during such period, including, without limitation, cash charges resulting from restructuring, severance, integration and other adjustments, which are reasonably acceptable to the Administrative Agent, as if such cost savings or expenses were realized on the first day of the respective period plus, (xii) to the extent deducted from net income for such period, restructuring charges (whether cash or non-cash) in connection with the Transaction, any Permitted Acquisition and/or any other acquisition permitted pursuant to Section 9.05, in an aggregate amount not to exceed $25,000,000 since the Borrowing Date, (xiii) less the aggregate amount of all cash payments made during such period in connection with non-cash charges incurred in a prior period, to the extent such non-cash charges were added back pursuant to clauses (vi) and/or (vii) above in a prior period and (xiv) plus, to the extent deducted from net income for such period, fees and expenses in connection with any Permitted Senior Bridge Loan Refinancing or the exchange of the New Notes for registered notes with substantially identical terms as contemplated by the indenture governing the New Notes Documents.

“Consolidated Indebtedness” shall mean, at any time, the remainder of (A) the sum of (without duplication) (i) all Indebtedness of Aleris and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of Aleris and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of Aleris and its Subsidiaries of the type described in clauses (ii) (excluding undrawn amounts in respect of letters of credit), (vii) and viii of the definition of Indebtedness and (iii) all Contingent Obligations of Aleris and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii) minus (B) the aggregate amount of all Unrestricted cash and Cash Equivalents of Aleris and its Subsidiaries at such time.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Aleris and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests) and in accordance with GAAP, provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of Aleris or is accounted for by Aleris using the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Aleris or a Subsidiary thereof during such period, and (ii) the net income of any Subsidiary of Aleris shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary provided that any net income excluded under clause (i) or (ii) above in any period (to the extent that such net income otherwise would have been included in the Consolidated Net Income of Aleris in such period) shall be included in any subsequent period to the extent of any cash dividend or cash distribution of such net income in such subsequent period made by such Person to Aleris or a Subsidiary thereof (provided the net income of such Subsidiary is not restricted as set forth in clause (ii) above).

“Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, except to the extent the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) in the case of any Contingent Obligation which is expressly limited in amount, the stated maximum amount of such Contingent Obligation.

“Continuing Directors” shall mean the directors of Aleris on the Borrowing Date and each other director, if such director’s nomination for election to the Board of Directors of Aleris recommended by a majority of the then Continuing Directors.

“Conversion Event” shall mean (i) the occurrence of any Event of Default with respect to either Borrower pursuant to Section 10.05, (ii) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case pursuant to the last paragraph of Section 10 or (iii) the failure of either Borrower to pay any principal of, or interest on, Loans of any Tranche on or before the tenth Business Day following the Final Maturity Date.

“Corus Material Adverse Effect” shall mean a Material Adverse Effect, as defined in the European Acquisition Agreement, without giving effect to any amendments or other modifications except with the written consent of the Required Lenders.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Guaranty and each Security Document.

“Credit Party” shall mean each Borrower and each Guarantor.

“DBNY” shall mean Deutsche Bank AG New York Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Decree” shall have the meaning provided in Section 12.28(a).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Distribution Subsidiary” shall mean each Subsidiary of the Swiss CE.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Equity Interests outstanding on or after the Borrowing Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Equity Interests or of such Person outstanding on or after the Borrowing Date (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, other than any of the foregoing maintained for the benefit of or awarded as compensation to directors, officers and employees of Aleris and its Subsidiaries in the ordinary course of business.

“Documents” shall mean the Credit Documents and the Acquisition Documents.

“Dollar Denominated Loan” shall mean all Loans incurred in U.S. Dollars (and all Loans converted into U.S. Dollars pursuant to Section 2.14, after the conversion thereof).

“Dollar Equivalent” shall mean, in the case of any Euro Denominated Loan, the amount of U.S. Dollars which could be purchased with the amount of Euros involved in such computation at (x) the spot exchange rate as shown in the Wall Street Journal on the date one Business Day prior to any such determination (or on such other basis as is satisfactory to the Administrative Agent) or (y) if the provisions of the foregoing clause (x) is not applicable, the “official” exchange rate (if applicable) or the spot exchange rate for Euros calculated by the Administrative Agent (each such exchange rate, the “Spot Exchange Rate”); provided that notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Credit Documents in Euros in its reasonable discretion using the Spot Exchange Rates therefor.

“Domestic Subsidiary” shall mean each Subsidiary of Aleris incorporated or organized in the United States or any State or territory thereof.

“Effective Date” shall have the meaning provided in Section 12.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (but excluding natural persons), but in any event excluding Aleris and its Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, written demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, guidance or policy having the effect of law, and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equipment” shall mean “equipment” (as such term is defined in Article 9 of the UCC) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equity Interests” shall mean (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations,

rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Aleris or a Subsidiary of Aleris would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Euro Denominated Loan” shall mean each German Loan denominated in Euros at the time of the incurrence thereof (unless and until converted into Dollar Denominated Loans pursuant to Section 2.14).

“Euro LIBOR” shall mean, with respect to each Borrowing of Euro Denominated Loans, (i) the rate per annum for deposits in Euros as determined by the Administrative Agent for a period corresponding to the duration of the relevant Interest Period which appears on Reuters Page EURIBOR-01 (or any successor page) at approximately 11:00 A.M. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period or (ii) if such rate is not shown on Reuters Page EURIBOR-01 (or any successor page), the average offered quotation to prime banks in the Euro-zone interbank market by the Administrative Agent for Euro deposits of amounts comparable to the principal amount of the Euro Denominated Loan to be made by the Administrative Agent as part of such Borrowing (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of Euro Denominated Loans then being made by the various Lenders pursuant thereto) with maturities comparable to the Interest Period to be applicable to such Loan (rounded upward to the next whole multiple of 1/16 of 1%), determined as of 11:00 A.M. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period; provided that in the event the Administrative Agent has made any determination pursuant to Section 2.10(a)(i) in respect of Euro Denominated Loans, or in the circumstances described in clause (i) to the proviso to Section 2.10(b) in respect of Euro Denominated Loans, Euro LIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent (or such other Lenders) to fund a Borrowing of Euro Denominated Loans with maturities comparable to the Interest Period applicable thereto.

“Euro Rate” shall mean and include each of the Eurodollar Rate and Euro LIBOR.

“Euro Rate Loan” shall mean and include each Eurodollar Loan and each Euro Denominated Loan.

“Eurodollar Loans” shall mean each Dollar Denominated Loan designated as such by the U.S. Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for U.S. Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the applicable Eurodollar Loan for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“European Acquired Business” shall mean all of the beneficial interest in the entire share capital of Corus Hylite BV, Corus Aluminium Rolled Products BV, Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corp. and Hoogovens Aluminium Europe Inc. and each of their respective Subsidiaries.

“European Acquisition” shall mean the acquisition by Aleris Deutschland Vier GmbH & Co. KG, Aleris Deutschland Holding GmbH, Aleris Deutschland Beteiligungsunternehmen Duffel GmbH and Aleris Deutschland Drei GmbH of the European Acquired Business pursuant to the European Acquisition Agreement.

“European Acquisition Agreement” shall mean the Share Purchase Agreement, dated May 23, 2006, between Aleris International, Inc. and Corus Group plc. as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“European Acquisition Documents” shall mean the European Acquisition Agreement and each of the following ancillary agreements (in each case, as defined in the European Acquisition Agreement): the Transitional Services Agreement, the RD&T Agreement, the Metal Supply Agreements, the Intellectual Property License Agreement, the Forward Sales Contracts, the Profit and Loss Termination Agreement, the Corus Deutschland Loan Assignment, each other Transaction Document and each other agreement, document or instrument related to any of the foregoing.

“European Credit Party” shall mean the German Borrower, each European Parent Guarantor and each European Subsidiary Guarantor.

“European Distribution Subsidiary” shall mean each Distribution Subsidiary that is incorporated or organized under the laws of any country which is a member state of the European Community established pursuant to the Treaty.

“European Manufacturing Subsidiaries” shall mean each of the Subsidiaries of Aleris organized in any country which is a member state of the European Community established pursuant to the Treaty or any other jurisdiction reasonably satisfactory to the Administrative Agent, designated by Aleris in writing to the Administrative Agent as a “European Manufacturing Subsidiary”; provided that in no event shall such term include the Swiss CE or any of its Subsidiaries. On the Initial Borrowing Date, the European Manufacturing Subsidiaries consist of the Subsidiaries designated as such on Schedule VI.

“European Parent Guarantor” shall mean each of (i) the direct parent of each of the Swiss CE and German Borrower and (ii) the direct or indirect parent of the entity described in preceding clause (i) which is not a U.S. Credit Party. On the Initial Borrowing Date, the European Parent Guarantors are Dutch Aluminum CV and IMCO Recycling Holding BV.

“European Parent Guaranty” shall have the meaning provided in Section 5.10.

“European Parent Pledge Agreement” shall have the meaning provided in Section 5.09(b).

“European Sales Office” shall have the meaning provided in Section 12.24.

“European Security Agreement” shall have the meaning provided in Section 5.11(b).

“European Security Documents” shall mean each European Security Agreement and each Additional Security Document covering assets of the European Credit Parties.

“European Subsidiaries Guaranty” shall have the meaning provided in Section 5.10.

“European Subsidiary” shall mean any Subsidiary of the German Borrower that is incorporated or organized under the laws of any country which is a member state of the European Community established pursuant to the Treaty.

“European Subsidiary Guarantor” shall mean each Foreign Subsidiary of Aleris (other than the Swiss CE and its Subsidiaries, and the German Borrower and the European Parent Guarantors), in each case which is a Wholly-Owned Subsidiary and unless and until such time as the respective European Subsidiary Guarantor is released from all of its obligations under its European Subsidiaries Guaranty in accordance with the terms and provisions thereof and unless (or in the case of clause (i) below, except to the extent) the giving of a guaranty by such Person (i) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, or (ii) is not within the legal capacity of the relevant Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer. On the Borrowing Date, the European Subsidiary Guarantors are the Subsidiaries of the German Borrower designated as European Subsidiary Guarantors on Schedule VI.

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, the remainder of (if positive) (a) the sum of, without duplication, (i) Consolidated Net Income for such period, (ii) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such period, and (iii) the amount of any refund (or credit) received by Aleris or any of its Subsidiaries during such period on account of taxes paid by Aleris or any of its Subsidiaries in a previous period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Aleris and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Net Sale Proceeds, Net Insurance Proceeds or Indebtedness (other than with Revolving Loans)), (ii) the aggregate amount of permanent principal payments of Aleris and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of Aleris and its Subsidiaries during such period (other than (1) repayments made with Net Sale Proceeds, equity proceeds, Net Insurance Proceeds or Indebtedness and (2) payments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required as a result of a Scheduled Term Loan Repayment pursuant to Section 4.02(a)), and (iii) the increase, if any, in Consolidated Working Capital from the first day to the last day of such period, (iv) the amount, if any, which, in the determination of Consolidated Net Income for such period, has been included in respect of income or gain from Asset Sales and/or Recovery Events of Aleris and its Subsidiaries to the extent utilized or repay or prepay Loans pursuant to Section 4.02(c) or (d), and (v) an amount equal to the income and withholding taxes (as estimated in good faith by a senior financial or senior accounting officer of Aleris giving effect to the overall tax position of Aleris and its Subsidiaries) payable in the period following the period for which Excess Cash Flow is determined in respect of that amount of Excess Cash Flow as is attributable to the actual repatriation to the Aleris or any of its Subsidiaries of undistributed earnings of Foreign Subsidiaries of Aleris to enable Aleris prepay the Loans as required under Section 4.02(e) in respect of Excess Cash Flow for such period.

“Excess Cash Flow Payment Date” shall mean the date occurring 105 days after the last day of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2007).

“Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding Fiscal Year.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” shall mean the First Amended and Restated Credit and Security Agreement, dated as of December 9, 2004 (as amended, supplemented or modified to the date hereof), among Aleris and certain of its Domestic Subsidiaries party thereto and agented by PNC Bank, National Association.

“Existing Indebtedness” shall have the meaning provided in Section 7.19.

“Existing Note Indenture Amendments” shall have the meaning provided in Section 5.06.

“Existing Notes” shall mean, collectively, the Existing Senior Unsecured Notes and the Existing Senior Secured Notes.

“Existing Senior Secured Note Indenture” shall mean the Indenture, dated as of October 6, 2003, among Imco Recycling Inc. (now known as Aleris International, Inc.), the subsidiary guarantors party thereto and JPMorgan Chase Bank (now known as JPMorgan Chase Bank, N.A.), as trustee thereunder, as in effect on the Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing Senior Secured Notes” shall mean Aleris’ 10-3/8% Senior Secured Notes due 2010 issued pursuant to the Existing Senior Secured Note Indenture.

“Existing Senior Unsecured Note Documents” shall mean the Existing Senior Unsecured Note Indenture, the Existing Senior Unsecured Notes and each other document or agreement relating to the issuance of the Existing Senior Unsecured Notes.

“Existing Senior Unsecured Note Indenture” shall mean the Indenture, dated as of November 4, 2004, among Imco Recycling Escrow Inc. (as assumed by Imco Recycling Inc. and now known as Aleris International, Inc.), the subsidiary guarantors party thereto and LaSalle Bank National Association, as trustee thereunder, as in effect on the Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing Senior Unsecured Notes” shall mean Aleris’ 9% Senior Unsecured Notes due 2014 issued pursuant to the Existing Senior Unsecured Note Indenture.

“Facility Agents” shall have the meaning provided in Section 11.01.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Final Maturity Date” shall mean August 1, 2013.

“Financial Officer” of any Person shall mean the chief financial officer, controller or treasurer of such Person.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than Permitted Liens described in clauses (i), (ii), (v), (viii), (xi), (xii), (xiii) and (xviii) of Section 9.01 applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Aleris and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Pension Plan” shall mean a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which Aleris or a Subsidiary of Aleris sponsors or maintains, or to which it makes or is obligated to make contributions with respect to which any liability is borne, outside the 50 states of the United States.

“Foreign Plan” shall mean each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the fifty states of the United States of America, by Aleris or any of its Subsidiaries, which plan, fund, agreement, commitment or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean each Subsidiary of Aleris that is incorporated or organized under the laws of any jurisdiction other than the United States or any State or territory thereof.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 9, including defined terms as used therein, and for all purposes of determining the Total Leverage Ratio and the Fixed Charge Coverage Ratio, are subject (to the extent provided therein) to Section 12.07(a).

“German Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“German Borrower Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender by the German Borrower pursuant to the terms of this Agreement or any other Credit Document.

“German Borrowing Party” means a Borrower subject to corporation income tax or income tax in the Federal Republic of Germany or a company which is deemed to be a borrower according to paragraph 5 of section 8a of the German Corporation Tax Act (Körperschaftssteuergesetz).

“German Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “German Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 12.04(b).

“German Lender” shall mean each Lender which has a German Commitment or which has any outstanding German Loans. Unless the context otherwise requires, each reference in this Agreement to a Lender includes each German Lender and shall include references to any Affiliate of any such Lender which is acting as a German Lender.

“German Loan” shall have the meaning provided in Section 2.01(b).

“German Security” shall have the meaning provided in Section 12.27(b).

“German Term Note” shall have the meaning provided in Section 2.05(a).

“Governmental Authority” shall mean any federal (including the federal government of Canada), state, local, provincial, or other governmental or administrative body, instrumentality, department, board, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Creditors” shall mean and include the Administrative Agent, the Collateral Agent and each Lender.

“Guarantor” shall mean each U.S. Subsidiary Guarantor, each European Parent Guarantor and each European Subsidiary Guarantor.

“Guaranty” shall mean the U.S. Borrower Guaranty, the U.S. Subsidiaries Guaranty, each European Parent Guaranty and each European Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and dielectric fluid containing levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“IFRS” shall mean the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of the fair market value of the property to which such Lien relates as determined in good faith by such Person and the amount of such Indebtedness), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations (excluding take-or-pay and similar obligations of Aleris and its Subsidiaries entered into for the purchase of raw materials in the ordinary course of business consistent with past practices of Aleris and its Subsidiaries), (vi) all Contingent Obligations of such Person, (vii) all Attributable Debt of such Person and (viii) all preferred stock of such Person (other than Qualified Preferred Stock). Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnitee” shall have the meaning provided in Section 12.01.

“Indirect Section 4.04 Indemnitee” shall mean each Section 4.04 Indemnitee that is not a Lender or the Administrative Agent.

“Intercompany Loan” shall have the meaning provided in Section 9.05(viii).

“Intercreditor Agreement” shall have the meaning provided in Section 5.13.

“Interest Determination Date” shall mean, with respect to any Euro Rate Loan for any Interest Period, the second Business Day prior to the commencement of such Interest Period.

“Interest Period” shall mean as to any Borrowing of Euro Rate Loans, the interest period applicable to such Borrowing of Euro Rate Loans selected pursuant to, and otherwise subject to the provisions of, Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean “inventory” (as such term is defined in Article 9 of the UCC).

“Investments” shall have the meaning provided in Section 9.05.

“Joint Lead Arrangers” shall mean Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., in their respective capacities as Joint Lead Arrangers and Joint Book Running Managers, and any successors thereto.

“Judgment Currency” shall have the meaning provided in Section 12.22(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 12.22(a).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 12.04(b).

“Lender Default” shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing, (ii) a Lender having notified in writing any Credit Party and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01 or (iii) for purposes of Section 2.13 or 4.01(b) only, the commencement of insolvency proceedings with respect to a Lender.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute (other than any unauthorized notice or filing for which there is not otherwise any underlying lien or obligation, so long as the Borrowers are (if aware of same) using commercially reasonable efforts to cause the removal of same), and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each U.S. Loan and each German Loan.

“Local GAAP” shall mean with respect to any Foreign Subsidiary of Aleris generally accepted accounting principles in the jurisdiction of organization of such Subsidiary as in effect from time to time or, at the option of such Foreign Subsidiary, IFRS.

“Local Law Pledge Agreement” shall have the meaning provided in Section 5.09(c).

“LTIBR” shall mean any interest bearing receivables as defined in marginal notes 20 and 37 of the Decree of the Federal Ministry of Finance (Bundesministerium für Finanzen) IV A “ – S 2742a – 20/04 dated 15 July 2004, Federal Tax Gazette I 2004, 593 (“Decree of 15 July 2004”) together with marginal note 1 of the Decree of the Federal Ministry of Finance IV B 7 – S 2742a – 31/05 dated 22 July 2005, Federal Tax Gazette I 2005, 829 (“Decree of 22 July 2005”), or as defined in any future administrative pronouncement of the German tax authorities which overrule the definition contained in marginal notes 20 and 37 of the Decree of 15 July 2004 and marginal note 1 of the Decree of 22 July 2005.

“Luxco Guarantor” shall mean Aleris Luxembourg S.A.R.L.

“Luxco Guaranty” shall mean a Guaranty by the Luxco Guarantor in favor of the Administrative Agent guaranteeing all of the obligations of the Borrowers, which Guaranty shall be in form and substance satisfactory to the Administrative Agent (as the same may be amended, modified, or supplemented from time to time).

“Luxco Pledge Agreement” shall mean a pledge agreement by the Luxco Guarantor in favor of the Collateral Agent, which pledge agreement shall be in form and substance satisfactory to the Collateral Agent (as the same may be amended, modified, or supplemented from time to time).

“Mandatory Cost” shall mean the cost imputed to each Lender of compliance with any reserve asset requirements of the European Central Bank.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations or business of Aleris and its Subsidiaries taken as a whole, (b) Aleris and its Subsidiaries’ collective ability to pay the Term Obligations in accordance with the terms thereof, (c) the value of the Collateral taken as a whole, or the Collateral Agent’s Liens on the Collateral or, subject to Permitted Liens, the priority of any such Lien or (d) the practical realization of the benefits of each Facility Agent’s and each Lender’s rights and remedies under this Agreement and the other Credit Documents.

“Material Indebtedness” shall mean any Indebtedness of Aleris or any of Subsidiaries in an aggregate principal amount exceeding $20,000,000.

“Material Real Property” shall mean any Real Property owned by Aleris or any of its Subsidiaries the fair market value of which (as determined in good faith by Aleris) is equal to or greater than $2,500,000.

“Minimum Borrowing Amount” shall mean (i) in the case of U.S. Dollar Denominated Loans (excluding Dollar Denominated Loans maintained as Base Rate Loans), $1,000,000 (ii) in the case of Loans maintained from time to time as Base Rate Loans, $1,000,000 and (iii) in the case of Euro Denominated Loans, €1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean each Term Creditor Mortgage with such modifications as local counsel to the Collateral Agent may deem reasonably necessary or appropriate in order to create and perfect the mortgage liens intended to be created thereby under the local law of the jurisdiction in which the relevant Real Property is located.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 1992).

“Mortgaged Property” shall mean any Real Property owned by Aleris or any other Credit Party which is required to be encumbered by a Mortgage.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) Aleris or a Subsidiary of Aleris or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Aleris, or a Subsidiary of Aleris or an ERISA Affiliate contributed or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt Proceeds” shall mean, with respect to any incurrence or issuance of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable fees, expenses and costs associated therewith including, without limitation, those of attorneys, accountants and other professionals) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds (net of costs incurred by Aleris or any of its Subsidiaries in good faith in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event, and shall be net of (i) any taxes paid or payable in connection with the respective Recovery Event and taxes paid or payable as a result of any transactions effected or deemed effected in order to make the related required prepayment of the Term Obligations under Section 4.02(d), including, without limitation, in respect of proceeds received by any Foreign Subsidiary of Aleris, taxes that are or would be payable if such proceeds were repatriated to any direct or indirect parent of such Foreign Subsidiary which has made all or a portion of any required prepayment of the Term Obligations under Section 4.02(d) in respect of such proceeds, (ii) all appropriate amounts that must be set aside as a reserve in accordance with GAAP or Local GAAP, as applicable, against any liabilities associated with such Recovery Event, provided that, upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed to be “Net Insurance Proceeds” of such Recovery Event and (iii) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents and any Existing Senior Secured Notes) which is secured by the respective assets which were subject to such Recovery Event.

“Net Sale Proceeds” shall mean, for any Asset Sale (including an Asset Swap), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, in each case net of (i) the costs of such sale incurred by Aleris or any of its Subsidiaries in good faith (including fees and commissions, attorney’s and other professional fees, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents and any Existing Senior Secured Notes) which is secured by the respective assets which were sold), (ii) taxes paid or payable as a result of such Asset Sale and taxes paid or payable as a result of any transactions effected or deemed effected in order to make the related required prepayment of the Term Obligations under Section 4.02(c), including in respect of any proceeds received by any Foreign Subsidiary of Aleris, taxes that are or would be payable if such proceeds were repatriated to any direct or indirect parent of such Foreign Subsidiary which has made all or a portion of any required prepayment of the Term Obligations under Section 4.02(c) in respect of such proceeds,

(iii) all appropriate amounts that must be set aside as a reserve in accordance with GAAP or Local GAAP, as applicable, against any liabilities associated with the asset sold pursuant to such sale; provided that, upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed “Net Sale Proceeds” of such Asset Sale and (iv) the amount of any payments to be made by Aleris or any Subsidiary as agreed between such Person and the purchaser of any assets sold pursuant to such sale in connection therewith; provided, further, that Net Sale Proceeds arising from any Asset Sale to a non-Wholly-Owned Subsidiary shall equal the amount of such Net Sale Proceeds calculated as provided above less the percentage thereof equal to the percentage of any Equity Interests of such non-Wholly-Owned Subsidiary owned by Aleris and its Subsidiaries.

“New Note Documents” shall mean each document or agreement relating to the issuance of the New Notes.

“New Notes” shall mean Indebtedness issued pursuant to a Permitted Senior Bridge Loan Refinancing.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, any Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each U.S. Term Note and each German Term Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, MS NYC60-0208, New York, New York 10005, Attention: Marguerite Sutton (telephone: (212) 250-6150; facsimile: (212) 797-4655), and (ii) for operational notices, the office of the Administrative Agent located at 222 S. Riverside Plaza, Chicago, Illinois 60606-5808, Attention: Lianne Jaworski (telephone: (312) 537-4578; facsimile: (312) 537-1325), or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning provided in Section 12.22(a).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Participant” shall mean a Lender that acquires a participation following the occurrence of a Conversion Event pursuant to an agreement among the Lenders and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that a Lender shall be considered a Participant only in respect of its interest in the acquired participation.

“Patriot Act” shall have the meaning provided in Section 12.21.

“Payment Office” shall mean (i) in respect of Dollar Denominated Loans and other amounts owing in U.S. Dollars, 60 Wall Street, MS NYC60-0208, New York, NY 10005 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto and (ii) in respect of Euro Denominated Loans and other amounts owing in Euros, to Deutsche Bank AG, Frankfurt, 0-11-18-DBAG (Mainzer), Mainzer Landstrabe 16, Frankfurt, Germany 60325 or, in each case, such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto or, in each case, such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if any such determination is to be made after the Total Commitment (and the related Commitments of the Lenders) has terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Permitted Acquisition” shall mean the acquisition by Aleris or a Subsidiary of Aleris of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into Aleris (so long as Aleris is the surviving corporation) or a Subsidiary of Aleris (if such Subsidiary is a Credit Party, so long as the surviving Person of such merger thereupon becomes a Credit Party)), provided that (in each case) (A) the consideration paid or to be paid by Aleris or such Subsidiary consists solely of cash (including proceeds of Revolving Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04, the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04, assets disposed of pursuant to an Asset Swap and/or the issuance of Aleris Common Stock or Qualified Preferred Stock of Aleris, (B) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.09, (C) in the case of the acquisition of the Equity Interest of any Acquired Entity or Business (including by way of merger), the assets and operations of such Acquired Entity or Business shall not be comprised substantially of nor operated substantially through Persons who do not themselves otherwise constitute one or more Acquired Entities or Businesses unless Aleris or its Subsidiaries would be permitted directly to acquire such Person or assets pursuant to Section 9.05, and (D) all applicable requirements of Sections 8.15, 9.02 and 9.10 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Distribution Subsidiary Activities” shall mean (i) purchasing and/or holding items of Inventory to be held for sale in the ordinary course of business, (ii) the sale of such Inventory to end-use customers, (iii) selling Accounts arising out of the sale of Inventory to the Swiss CE pursuant to the Receivables Purchase Agreements, (iv) soliciting sales of finished aluminum product to end-use customers by and on behalf of the Swiss CE, (v) the performance of obligations under and in connection with the Credit Documents (as defined in the ABL Credit Agreement), (vi) actions incidental to the consummation of the Transaction, (vii) actions required by law to maintain its existence, (viii) the holding of cash and Cash Equivalents, (ix) owing and paying legal, registered office and auditing fees, (x) the issuance of common Equity Interests to the extent otherwise permitted by this Agreement and (xi) activities incidental to any of the foregoing (including, without limitation, advertising and promotion and the employment of personnel in connection with the foregoing).

“Permitted Encumbrance” shall mean, collectively, (i) those Liens and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof which, on the date of delivery of such Mortgage Policies to the Collateral Agent in accordance with the terms hereof, are reasonably acceptable by the Collateral Agent and (ii) zoning, building codes, land/use and other similar laws and municipal ordinances which are not violated in any material respect by the existing improvements and the present use by the mortgagor of the U.S. Mortgaged Property.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Aleris and its Subsidiaries issued or given in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund, Existing Indebtedness (except if same (x) is owed to Aleris or any of its Subsidiaries or (y) consists of letters of credit), or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, (b) such refinancing or renewal does not (i) increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing or renewal other than as a result of the refinancing of accrued pay-in-kind interest, prepayment premiums or fees and the costs of issuance of such refinancing Indebtedness or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being refinanced or renewed and (c) such refinancing or renewal Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being renewed or refinanced.

“Permitted Senior Bridge Loan Refinancing” shall mean any unsecured Indebtedness of Aleris (which may be guaranteed by the U.S. Credit Parties) issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund (in whole or part) the Senior Bridge Loans, so long as such Indebtedness (a) matures no earlier than one year after the Final Maturity Date and does not have any mandatory prepayment obligations prior to such maturity date (other than pursuant to customary asset sale and change of control provisions) and otherwise contains terms and conditions which are customary for a high yield financing and (b) does not increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing or renewal other than as a result of the refinancing of accrued pay-in-kind interest, prepayment premiums or fees and the costs of issuance of such refinancing Indebtedness.

“Permitted Swiss CE Activities” shall mean (i) operations related to the provision of certain shared services to the European Parent Guarantors and their Subsidiaries (including legal, human resources, finance, treasury, tax, payroll, customer service, non-metals purchasing, and information technology) in connection with its central entrepreneur status for the European business of Aleris and its Subsidiaries, (ii) the retention and employment of management personnel and other employees, (iii) entering into agreements for the purchase of raw materials necessary for the Swiss CE and its Subsidiaries to conduct the business permitted pursuant to Section 9.09 and the performance of its obligations thereunder, (iv) entering into Other Hedging Agreements in connection with the foregoing, to the extent otherwise permitted by this Agreement, (v) entering into the tolling agreements with the European Manufacturing Subsidiaries or other tolling agreements with third party tolling providers for the processing of raw materials into finished aluminum product and the payment of tolling fees thereunder, (vi) acquiring legal title to the Inventory pursuant to agreements permitted pursuant to preceding clause (iii), (vii) the sale of Inventory to the Distribution Subsidiaries or end-use customers, (viii) acquiring and holding Accounts arising out of the sale of Inventory end-use customers and/or purchasing Accounts from the Distribution Subsidiaries, the Transitory European Subsidiaries and the German Borrower and its Subsidiaries pursuant to Receivables Purchase Agreements, (ix) ownership of the Equity Interests in the Distribution Subsidiaries, together with activities directly related thereto, (x) performance of its obligations under and in connection with the Credit Documents (as defined in the ABL Credit Agreement), (xi) actions incidental to the consummation of the Transaction, (xii) actions required by law to maintain its existence, (xiii) the holding of cash and Cash Equivalents, (xiv) owing and paying legal, registered office and auditing fees, (xv) the issuance of common Equity Interests to the extent otherwise permitted by this Agreement and (xvi) activities incidental to any of the foregoing (including, without limitation, advertising and promotion).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan subject to Title IV of ERISA as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Aleris or a Subsidiary of Aleris or an ERISA Affiliate, and each such plan which is subject to Title IV of ERISA for the five year period immediately following the latest date on which Aleris, a Subsidiary of Aleris or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan but in all cases other than a Foreign Plan, Foreign Pension Plan or Multiemployer Plan.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the U.S. Pledge Agreement.

“Pledge Agreements” shall mean the U.S. Pledge Agreement, the European Parent Pledge Agreement and the Local Law Pledge Agreements.

“Pledgee” shall have the meaning provided in the U.S. Pledge Agreement.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of any financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period, (y) any Asset Sale (including any Asset Swap) consummated after the first day of the relevant Calculation Period as if such Asset Sale (including any Asset Swap) (and the application of the proceeds therefrom) had occurred (and the proceeds therefrom had been applied) on the first day of the relevant Calculation Period, and/or (z) the Permitted Acquisition or any other acquisition permitted pursuant to Section 9.05, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Calculation Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Asset Sale (including any Asset Swap) or Permitted Acquisition or acquisition of an Acquired Entity or Business permitted pursuant to Section 9.05 consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Asset Sale (including any Asset Swap) or Permitted Acquisition was consummated on the first day of the relevant Calculation Period, and, in the case of any Permitted Acquisition or other acquisition, taking into account factually supportable and identifiable cost savings and expenses directly attributable to any such Permitted Acquisition or other acquisition which are reasonably acceptable to the Administrative Agent, as if such cost savings or expenses were realized on the first day of the respective period.

“Proceeding” shall have the meaning provided in Section 7.09.

“Projections” shall mean the projections for the seven Fiscal Years ended after the Effective Date (prepared on a monthly basis for the first year and an annual basis for each year thereafter) that were prepared by or on behalf of Aleris in connection with the Transaction and delivered to the Joint Lead Arrangers and the Lenders prior to the Borrowing Date.

“Qualified Preferred Stock” shall mean any preferred stock of Aleris so long as the terms of any such preferred stock (w) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision which could be triggered (including, without limitation, upon the occurrence of a change of control event) on or prior to the sixth month following the Final Maturity Date, (x) do not require the cash payment of dividends or distributions on or prior to the sixth month following the Final Maturity Date and (y) do not contain any covenants (other than periodic reporting covenants). Notwithstanding the preceding sentence, any preferred stock that would not constitute Qualified Preferred Stock solely because the holders of such preferred stock have the right to require Aleris to repurchase such preferred stock upon the occurrence of a change of control or an asset sale will constitute Qualified Preferred Stock if the terms of such preferred stock provide that Aleris may not repurchase or redeem any such preferred stock pursuant to such provisions unless such repurchase or redemption complies with Section 9.03.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Borrowing Date.

“Real Property” shall mean all land, improvements and fixtures of any Person, including all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Re-allocation Agreement” shall mean the Term Loan Re-Allocation Agreement, dated August 1, 2006, among the Lenders and the Administrative Agent, copies of which may be obtained by a Lender from the Administrative Agent.

“Receivables Purchase Agreement” shall mean each receivables purchase agreement and any related servicing agreements between the Swiss CE, on the one hand, and one or more Subsidiaries of Aleris, on the other hand, in each case providing, inter alia, for the sale and transfer of Accounts and related assets by such Subsidiary to the Swiss CE, as each such agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Record” shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Recovery Event” shall mean the receipt by Aleris or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Aleris or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 8.03 (other than business interruption insurance and insurance proceeds relating to loss of rental payments).

“Refinancing” shall mean the refinancing transactions described in Section 5.07.

“Register” shall have the meaning provided in Section 12.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Business Assets” shall mean fixed assets used or useful in any business permitted pursuant to Section 9.09.

“Related Pass Through Entity” shall mean, with respect to an Indirect Section 4.04 Indemnitee, the pass through entity for tax purposes which such Indirect Section 4.04 Indemnitee, by virtue of being a partner or member thereof, an Indirect a Section 4.04 Indemnitee; provided that such entity shall be a Related Pass Through Entity only if it is a Lender or the Administrative Agent.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Guaranteed Obligations” shall mean, in the case of the U.S. Borrower Guaranty provided by the U.S. Borrower, the principal and interest on each Note issued by the German Borrower to each Lender, and all Loans made to the German Borrower under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or any other stay under any other applicable bankruptcy law, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the German Borrower to any Guaranteed Creditor now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document.

“Remedial Action” shall mean all actions to (a) clean up, remove, remediate, contain, treat, monitor, investigate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, or (d) perform any pre-remedial, restoration or reclamation studies, investigations, or post-remedial, restoration or reclamation operation and maintenance activities.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived by the regulations under PBGC Section 4043, but including the events under subsections .21 (tax disqualification and Title I noncompliance), .24 (termination or partial termination) and .26 (inability to pay benefits when due) without regard to a waiver of the 30 day notice period.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Loans represent at least a majority of the sum of the Loans of Non-Defaulting Lenders at such time.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Aleris or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Aleris or of any such Subsidiary, (ii) are subject to any Lien (other than Liens permitted pursuant to Sections 9.01(i), (iv), (xiv) and (xvi)) in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by Aleris or any of its Subsidiaries.

“Returns” shall have the meaning provided in Section 7.09.

“Revolving Loans” shall mean the Revolving Loans under (and as defined in) the ABL Credit Agreement.

“S&P” shall mean Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“Sample” shall have the meaning provided in Section 12.28(a).

“Scheduled German Term Loan Repayment” shall have the meaning provided in Section 4.02(a)(ii).

“Scheduled German Term Loan Repayment Date” shall have the meaning provided in Section 4.02(a)(ii).

“Scheduled Term Loan Repayment” shall mean a Scheduled U.S. Term Loan Repayment or a Scheduled German Term Loan Repayment, as the context requires.

“Scheduled Term Loan Repayment Date” shall mean a Scheduled U.S. Term Loan Repayment Date or a Scheduled German Term Loan Repayment Date, as the context requires.

“Scheduled U.S. Term Loan Repayment” shall have the meaning provided in Section 4.02(a)(i).

“Scheduled U.S. Term Loan Repayment Date” shall have the meaning provided in Section 4.02(a)(i).

“Second Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than (x) the First Priority Lien in favor of ABL Collateral Agent for the benefit of the ABL Secured Parties and (y) Permitted Liens described in clauses (i), (ii), (iii), (v), (viii), (xi), (xii), (xiii) (xv) and (xviii) of Section 9.01 and that such Permitted Liens are permitted to be prior to the Liens on the respective Collateral in accordance with the definition of “First Priority” contained herein; provided that in no event shall any such Permitted Lien be permitted (on a consensual basis) to be junior and subordinate to any Permitted Liens as described in clause (x) above and senior in priority to the relevant Liens created pursuant to the Security Documents.

“Section 4.04 Indemnitee” shall mean a Lender or the Administrative Agent (and, in the case of a Lender or Administrative Agent that is a flow-through entity for tax purposes, each member or partner of such Lender or Administrative Agent, as the case may be). For this purpose, the term “Lender” shall include any Participant.

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the U.S. Security Agreement and each European Security Document.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the respective Security Agreement.

“Security Documents” shall mean and include each Pledge Agreement, each Security Agreement, each Mortgage, the Intercreditor Agreement and each other Additional Security Document.

“Senior Bridge Loan Agreement” shall mean the Senior Bridge Loan Agreement dated as of August 1, 2006 among Aleris and the lenders party thereto as in effect on the Borrowing Date.

“Senior Bridge Loan Documents” shall mean the Credit Documents as defined in the Senior Bridge Loan Agreement.

“Senior Bridge Loans” shall mean the loans made under the Senior Bridge Loan Agreement.

“Significant Event of Default” shall mean any Event of Default under Section 10.01 or 10.05.

“Specified European Manufacturing Subsidiary” shall mean Corus Aluminium NV, Corus Aluminium Walzprodukte GmbH, Corus Aluminium Profiltechnik Bonn GmbH, Corus Aluminium Profiltechnik GmbH, Corus Aluminium Profiltechnik Bitterfeld GmbH and VAW-IMCO and any other Subsidiary of Aleris which shall be reasonably satisfactory to the Administrative Agent.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Sum” shall have the meaning provided in Section 4.02(g).

“Supermajority Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Loans represent at least 66-2/3% of the sum of the Loans of Non-Defaulting Lenders at such time.

“Swiss CE” shall mean Aleris Switzerland GmbH.

“Syndication Agent” shall mean Citicorp North America, Inc., in its capacity as Syndication Agent, and any successor thereto.

“Syndication Date” shall mean the earlier of (i) the 30th day following the Borrowing Date and (ii) the date upon which the Administrative Agent and the Syndication Agent determine (and notify Aleris and the Lenders) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 12.04(b)) has been completed.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to payments made by any Credit Party under any Credit Document (but excluding, except as provided in the fourth sentence of Section 4.04(a), any tax imposed on or measured by the net income or net profits (or any franchise or similar tax imposed in lieu of a net income or net profits tax and any branch profits tax imposed in respect of a tax imposed on net income or net profits) of a Section 4.04 Indemnitee pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which such Section 4.04 Indemnitee is organized or the country or national jurisdiction (or any political subdivision thereof) in which the principal office or applicable lending office of such Section 4.04 Indemnitee is located), and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges.

“Tender Offer and Consent Solicitation” shall have the meaning provided in Section 5.06.

“Tender Offer and Consent Solicitation Materials” shall mean (i) that certain Offer to Purchase and Consent Solicitation Statement of Aleris relating to the Existing Senior Secured Notes and the Existing Senior Unsecured Notes and dated June 30, 2006, and (ii) that certain form Consent and Letter of Transmittal related to such Offer to Purchase and Consent Solicitation Statement.

“Term Creditor Mortgage” shall mean a mortgage substantially in the form of Exhibit L, with such modifications thereto as any local counsel of the Collateral Agent may deem necessary or appropriate in order to create and perfect the mortgage liens intended to be created thereby under the local law of the jurisdiction in which the relevant property is located.

“Term Obligations” shall mean all obligations (including guaranty obligations) of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, whether for principal, premium, interest (including interest accruing after the filing of a petition in bankruptcy or a similar proceeding with respect to such Credit Party) fees, expenses, indemnification (including, without limitation, pursuant to Section 12.01) or otherwise.

“Term Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.

“Term Secured Parties” shall have the meaning assigned in the Intercreditor Agreement.

“Test Period” shall mean each period of four consecutive Fiscal Quarters then last ended (in each case taken as one accounting period).

“Tolling Agreement” shall mean each tolling agreement entered into by the Swiss CE with a European Manufacturing Subsidiary for the processing of raw materials into finished aluminum product, in each case, in form and substance reasonably satisfactory to the Administrative Agent; provided that all tolling fees and other amounts payable under each Tolling Agreement shall be subordinated to the payment of the ABL Obligations on terms reasonably satisfactory to the ABL Administrative Agent.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total German Commitment” at any time shall mean the sum of the German Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date for which financial statements have been delivered to the Lenders pursuant to Section 8.01; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein.

“Total U.S. Commitment” shall mean, at any time, the sum of the U.S. Commitments of each of the Lenders at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., U.S. Loans and German Loans.

“Transaction” shall mean, collectively, (i) the entering into of the Credit Documents and the incurrence of Loans on the Borrowing Date, (ii) the Refinancing, (iii) the consummation of the Acquisitions, (iv) the incurrence of the Senior Bridge Loans on the Borrowing Date, (v) the incurrence of the Revolving Loans and the issuance of letters of credit under the ABL Credit Agreement on the Borrowing Date, (vi) all intercompany loans, equity contributions, repayments of intercompany loans, dividends, distributions and other intercompany Investments related to the foregoing and (vii) the payment of all fees and expenses in connection with the foregoing.

“Transitory European Subsidiary” shall mean each Subsidiary of Aleris acquired pursuant to a Permitted Acquisition which has guaranteed the ABL Obligations and secured its guaranty with a pledge of the Accounts owed by it and/or sold Accounts to the Swiss CE.

“Treasury Services Agreement” shall have the meaning provided in the U.S. Security Agreement.

“Treaty” shall mean the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Eurodollar Loan or a Euro Denominated Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the Liens of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a United States jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Current Liability” of a Plan subject to Title IV of ERISA individually shall mean the amount, if any, by which the value of the accumulated benefit obligations (as defined by Statement of Financial Accounting Standards No. 87 for purposes of employer financial reporting) based on the data and assumptions used as of the last annual report, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of Aleris or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“U.S. Borrower Guaranty” shall mean the guaranty of the U.S. Borrower pursuant to Section 13.

“U.S. Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “U.S. Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 12.04(b).

“U.S. Credit Party” shall mean the U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“U.S. Lender” shall mean each Lender which has a U.S. Commitment or which has any outstanding U.S. Loans.

“U.S. Loan” shall have the meaning provided in Section 2.01(a).

“U.S. Mortgaged Property” shall mean each Real Property located in the United States or any State or territory thereof with respect to which a Mortgage is required to be delivered pursuant to the terms of this Agreement.

“U.S. Pledge Agreement” shall have the meaning provided in Section 5.09(a).

“U.S. Security Agreement” shall have the meaning provided in Section 5.11(a).

“U.S. Security Documents” shall mean the U.S. Pledge Agreement, the U.S. Security Agreement, the Intercreditor Agreement and each Mortgage and such Additional Security Document covering the assets of a U.S. Credit Party.

“U.S. Subsidiaries Guaranty” shall have the meaning provided in Section 5.10(a).

“U.S. Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Aleris which executes and delivers a U.S. Subsidiaries Guaranty, in each case, unless and until such time as the respective U.S. Subsidiary Guarantor is released from all of its obligations under the U.S. Subsidiaries Guaranty in accordance with terms and provisions thereof (it being understood that no Domestic Subsidiary of Aleris which is also a Subsidiary of a Foreign Subsidiary of Aleris shall be a U.S. Subsidiary Guarantor).

“U.S. Term Note” shall have the meaning provided in Section 2.05(a).

“VAW-IMCO” shall mean VAW-IMCO GUSS Und Recycling GmbH, a company with limited liability organized under the laws of Germany.

“VAW-IMCO Guaranty” shall have the meaning provided in Section 5.10(d)

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.

“Wholly-Owned European Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a European Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Equity Interests (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time, provided that Corus Aluminum GmbH or any other Subsidiary of Aleris which is organized in Germany which owns real property and is acquired after the Borrowing Date pursuant to a Permitted Acquisition or other acquisition permitted pursuant to Section 9.05 shall constitute a “Wholly-Owned Subsidiary” for all purposes of the Credit Documents so long as no more than 5.1% of the Equity Interests of such Subsidiary are owned by a Person other than Aleris or a Wholly-Owned Subsidiary of Aleris so long as (i) the holder of such Equity Interests is reasonably satisfactory to the Administrative Agent and (ii) all of the economic interests attributable to the Equity Interests in such Subsidiary are owned directly or indirectly by Aleris and its Subsidiaries.

SECTION 2. Amount and Terms of Credit.

2.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a U.S. Commitment severally agrees to make, on the Borrowing Date, a term loan or term loans to the U.S. Borrower (each, a “U.S. Loan” and, collectively, the “U.S. Loans”), which U.S. Loans (i) shall be denominated in U.S. Dollars; (ii) shall (subject to Section 2.02(b)), at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all U.S. Loans comprising the same Borrowing shall at all times be of the same Type; and (iii) shall not be made (and shall not be required to be made) by any U.S. Lender in any instance where the incurrence thereof would cause (x) the Loans of such U.S. Lender to exceed the amount of its U.S. Commitment and (y) the aggregate amount of U.S. Loans to exceed the Total U.S. Commitment. Once repaid, U.S. Loans borrowed hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a German Commitment severally agrees to make, on the Borrowing Date, a term loan or term loans to the German Borrower (each, a “German Loan” and, collectively, the “German Loans”), which German Loans (i) shall (subject to Section 2.14) be denominated in Euros; (ii) shall (subject to Section 2.02(b)) be incurred and maintained as Euro Rate Loans; and (iii) shall not be made (and shall not be required to be made) by any German Lender in any instance where the incurrence thereof would cause the Dollar Equivalent (x) of the German Loans of such German Lender to exceed the amount of its German Commitment and (y) the aggregate amount of German Loans to exceed the Total German Commitment. Once repaid, German Loans borrowed hereunder may not be reborrowed.

2.02 Minimum Amount of Each Borrowing; Limitation on Euro Rate Loans. (a) The aggregate principal amount of each Borrowing of Loans under a respective Tranche of Loans shall not be less than the Minimum Borrowing Amount applicable to such Tranche of Loans. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 15 Borrowings of Euro Rate Loans in the aggregate for all Tranches of Loans.

(b) Unless the Administrative Agent and the Syndication Agent otherwise agree in their sole discretion or have determined that the Syndication Date has occurred, prior to the 30th day following the Borrowing Date (at which time this clause Section 2.02(b) shall no longer be applicable), (i) U.S. Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans, together with all other outstanding Loans that are maintained as Euro Rate Loans, are subject to an Interest Period of one month which begins and ends on the same day, with the first such Interest Period to begin no sooner than five Business Days after the Borrowing Date and (ii) all outstanding German Loans, together with all other outstanding Loans that are maintained as Euro Rate Loans, shall be subject to an Interest Period of one month which begins and ends on the same day.

2.03 Notice of Borrowing. (a) If a Borrower desires to incur (x) Euro Rate Loans hereunder, such Borrower shall give the Administrative Agent at the Notice Office no later than 2:00 P.M. (New York time) at least three Business Days’ prior notice of each Euro Rate Loan to be incurred hereunder and (y) Base Rate Loans hereunder, such Borrower shall give the Administrative Agent prior notice at the Notice Office no later than 2:00 P.M. (New York time) at least one Business Day prior notice of each Base Rate Loan is to be incurred hereunder. Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing (stated in the applicable Available Currency), (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of U.S. Loans or German Loans, (iv) in the case of Dollar Denominated Loans, whether the Dollar Denominated Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto, and (v) in the case of Euro Denominated Loans, the Interest Period to be initially applicable thereto.

(b) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from the president, the chief executive officer or a Financial Officer of such Borrower, or from any other authorized officer of such Borrower designated in writing by such Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation. In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment under the relevant Tranche of Loans will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in the relevant Available Currency, and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the respective Borrower or Borrowers. Unless the Administrative Agent shall have been notified by any Lender prior to the Borrowing Date that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on the Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower or Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower or Borrowers and such Borrower or Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the relevant Borrower or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower or Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or in the case of Euro Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in Euros) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter, and (ii) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05 Notes. (a) Each Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced (i) in the case of U.S. Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each a “U.S. Term Note” and, collectively, the “U.S. Term Notes”) and (ii) in the case of German Loans, by a promissory note duly executed and delivered by each German Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “German Term Note” and, collectively, the “German Term Notes”).

(b) The U.S. Term Note issued to each Lender that has a U.S. Commitment or outstanding U.S. Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Borrowing Date (or, if issued after the Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount (expressed in U.S. Dollars) equal to the U.S. Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the U.S. Loans of such Lender at such time) and be payable in the outstanding principal amount of the U.S. Loans evidenced thereby from time to time, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The German Term Note issued to each Lender that has a German Commitment or outstanding German Loans shall (i) be executed by the German Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Borrowing Date (or, if issued after the Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount (expressed in Euros) equal to the principal amount of the German Loans of such Lender at such time and be payable in the outstanding principal amount of the German Loans evidenced thereby from time to time, (iv) with respect to each German Loan evidenced thereby, be payable (subject to Section 2.14) in Euros, provided that the obligations with respect to each German Loan evidenced thereby shall be subject to conversion into Dollar Denominated Loans as provided in (and in the circumstances contemplated by) Section 2.14, (v) mature on the Final Maturity Date, (vi) bear interest as provided in the appropriate clause of Section 2.08, (vii) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.

(e) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to any Borrower shall affect or in any manner impair the obligations of the respective Borrower to pay the Loans (and all related Term Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (d). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the respective Borrower shall promptly execute and deliver to the respective Lender, at such Borrower’s expense, the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 Conversions. Subject to Section 2.02(b), each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Dollar Denominated Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Dollar Denominated Loans into a Borrowing (of the same Tranche) of another Type of Dollar Denominated Loan, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Loans maintained as Base Rate Loans may only be converted into Eurodollar Loans if no Significant Event of Default or, if elected by the Required Lenders or the Administrative Agent, any other Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the respective Borrower by giving the Administrative Agent at the Notice Office prior to 2:00 P.M. (New York time) at least three Business Days’ prior notice (each a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

2.07 Pro Rata Borrowings. All Borrowings of Loans under a Tranche, under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments under such Tranche. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest. (a) The U.S. Borrower agrees to pay (in the case of U.S. Loans) and the German Borrower agrees to pay (in the case of a conversion of any German Loan into a Dollar Denominated Loan pursuant to Section 2.14) interest in respect of the unpaid principal amount of each Base Rate Loan (including any German Loan converted into a Dollar Denominated Loan pursuant to Section 2.14) from the data of Borrowing thereof (or, in the case of a conversion of any German Loan into a Dollar Denominated Loan pursuant to Section 2.14, from the date of the conversion of such Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin as in effect from time to time plus the Base Rate as in effect from time to time.

(b) The U.S. Borrower agrees to pay (in the case of U.S. Loans) and the German Borrower agrees to pay (in the case of German Loans) interest in respect of the unpaid principal amount of each Euro Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) in the case of Eurodollar Loans, the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the relevant Euro Rate for such Interest Period plus in the case of Euro Denominated Loans, any Mandatory Costs.

(c) To the extent permitted by law, overdue principal and overdue interest in respect of each Loan and any other overdue amount payable hereunder and under any other Credit Document shall, in each case, bear interest at a rate per annum (1) in the case of overdue principal of, and interest or other overdue amounts owing with respect to, Euro Denominated Loans, equal to 2% plus the Applicable Margin for Euro Rate Loans plus the relevant Euro Rate for such successive periods not exceeding one month as the Administrative Agent may determine from time to time in respect of amounts comparable to the amount not paid plus any Mandatory Costs and (2) in all other cases, equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche of Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of the respective Tranche of Loans being so repaid or prepaid, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Euro Rate Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the relevant Euro Rate for each Interest Period applicable to the relevant Euro Rate Loans and shall promptly notify Aleris and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09 Interest Periods for Euro Rate Loans. At the time any Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Euro Rate Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Euro Rate Loan (in the case of any subsequent Interest Period), such Borrower shall have the right to elect the Interest Period applicable to such Euro Rate Loan, which Interest Period shall, at the option of such Borrower (but otherwise subject to Section 2.02(b)) be a one, two, three or six month (or, if agreed by all Lenders with Commitments and/or Loans under the relevant Tranche, nine or twelve month) period, provided that (in each case):

(i) all Euro Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Euro Rate Loan shall commence on the date of Borrowing of such Euro Rate Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Euro Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Euro Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period for any Borrowing of Eurodollar Loans may be selected at any time when a Significant Event of Default (or, if elected by the Required Lenders or the Administrative Agent any other Event of Default) is then in existence; and

(vi) no Interest Period in respect of any Borrowing of any Tranche of Euro Rate Loans shall be selected which extends beyond the Final Maturity Date.

If by 12:00 Noon (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Euro Rate Loans, any Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Euro Rate Loans as provided above, such Borrower shall be deemed to have elected, (x) if Eurodollar Loans to convert such Eurodollar Loans into Base Rate Loans and (y) if Euro Denominated Loans, to select a one-month Interest Period for such Euro Denominated Loans, in any case, effective as of the expiration date of such current Interest Period.

Notwithstanding the foregoing, the German Borrower may split a Borrowing of German Loans into two or more Borrowings at the end of the Interest Period applicable thereto and may combine Borrowings of German Loans (with Interest Periods ending on the same date) into a single Borrowing of a German Loan at the end of the Interest Period applicable thereto, in each case by appropriate notice in the respective Notice of Conversion/Continuation and so long as the resultant Borrowings comply with all provisions of this Agreement (including Section 2.02).

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the relevant Euro Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Euro Rate Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits or franchise taxes imposed in lieu thereof of such Lender or, in the case of a Lender that is a flow-through entity for tax purposes, a member or a partner of such Lender, pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which it is organized or in which its principal office or applicable lending office is located) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the relevant Euro Rate and/or (y) other circumstances arising since the Effective Date affecting the applicable interbank market; or

(iii) at any time, that the making or continuance of any Euro Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market; or

(iv) if applicable, at any time that Euros are not available in sufficient amounts, as determined in good faith by the Administrative Agent, acting reasonably, to fund any Euro Denominated Loans requested pursuant to Section 2.01;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i) or (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the affected Borrower and, except in the case of clauses (i) and (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, (A) in the event Eurodollar Loans are so affected, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the U.S. Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the U.S. Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, and (B) in the event that any Euro Denominated Loan is so affected, Euro LIBOR shall be determined on the basis provided in the proviso to the definition of Euro LIBOR, (x) in the case of clause (ii) above, the respective Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for and the calculation thereof, submitted to the respective Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the respective Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Loans in Euros (exclusive of any such Loans, which have theretofore been funded), shall no longer be available until such time as the Administrative Agent notifies the German Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or notice pursuant to Section 2.03 given by the respective Borrower or Borrowers with respect to such

Loans which have not been incurred shall be deemed rescinded by such Borrower or Borrowers. Each of the Administrative Agent and each Lender agrees that if it gives notice to any Borrower of any of the events described in clause (i), (ii), (iii) or (iv) above, it shall promptly notify such Borrower and, in the case of any such Lender, the Administrative Agent, promptly after it actually becomes aware that such event has ceased to exist.

(b) At any time that any Euro Rate Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the affected Borrower may, and in the case of a Euro Rate Loan affected by the circumstances described in Section 2.10(a)(iii), the affected Borrower shall, either (x) if the affected Euro Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Euro Rate Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, (A) in the case of a Eurodollar Loan, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan and (B) in the case of any Euro Denominated Loan, repay all outstanding Borrowings which include such affected Euro Denominated Loan in full in accordance with the applicable requirements of Section 4.01; provided that, (i) if the circumstances described in Section 2.10(a)(iii) apply to any Euro Denominated Loan, the Borrowers may, in lieu of taking the actions described above, maintain such Euro Denominated Loan outstanding, in which case, Euro LIBOR shall be determined on the basis provided in the proviso to the definition of Euro LIBOR unless the maintenance of such Euro Denominated Loan outstanding on such basis would not stop the conditions described in Section 2.10(a)(iii) from existing (in which case the actions described above, without giving effect to this proviso, shall be required to be taken) and (ii) if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency charged with the administration thereof, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrowers agree jointly and severally to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11 Compensation. Each Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Euro Rate Loans but excluding loss of anticipated profits and Mandatory Costs) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Euro Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Euro Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Euro Rate Loans is not made on any date specified in a notice of prepayment given by any Borrower; or (iv) as a consequence of (x) any other default by any Borrower to repay Euro Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b). Any Lender’s or the Administrative Agent’s determination of compensation owing to it under this Section 2.11 shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

2.12 Change of Lending Office. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made by such Lender; provided that, for designations made after the Effective Date (unless such designation is made after the occurrence of a Conversion Event) to the extent such designation shall result in increased costs under Section 2.10 or 4.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by any Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12(b) shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10 and 4.04.

2.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b) but which requires the consent of each Lender or each directly affected Lender, Aleris shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist after giving effect to such replacement), either (A) to replace such Lender with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be reasonably acceptable to the Administrative Agent or (B) to replace only (a) the Commitment (and sub-commitments and outstandings pursuant thereto) of the Replaced Lender with an identical Commitment provided by the Replacement Lender or (b) in the case of a replacement as provided in Section 12.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, the Commitments, sub-commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments, sub-commitments and/or Loans of the respective Tranche provided by the Replacement Lender (each such Lender which is replaced by a Replacement Lender or whose Commitment (or any portion thereof) or Loans (or any portion thereof) is replaced (either pursuant to preceding clause (A) or (B)) is referred to herein as a “Replaced Lender”); provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and all then outstanding Loans (or, in the case of the replacement of less than all the Tranches of Commitments and outstanding Loans of the respective Replaced Lender, all the Commitments and/or all then outstanding Loans relating to the Tranche or Tranches with respect to which such Lender is being replaced) of the Replaced Lender and, in connection therewith, shall pay to (w) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to (in the relevant currency or currencies) the aggregate principal of, and all accrued and unpaid interest on, all then outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche or Tranches, in the case of the replacement of less than all Tranches then held by the respective Replaced Lender) pursuant to Section 3.01; and

(ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers and the satisfaction of the other applicable conditions in Section 12.04(b), the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06 and 12.01), which shall survive as to such Replaced Lender.

2.14 Special Provisions Applicable to Lenders Upon the Occurrence of a Conversion Event. On the date of the occurrence of a Conversion Event, automatically (and without the taking of any action) (x) all then outstanding Euro Denominated Loans shall be automatically converted into Loans of the German Borrower (of the same Tranche) maintained in U.S. Dollars (in an amount equal to the Dollar Equivalent of the aggregate principal amount of the respective Loans on the date such Conversion Event first occurred, which Loans (i) shall continue to be owed by the German Borrower, (ii) shall at all times thereafter be deemed to be Base Rate Loans and (iii) shall be immediately due and payable on the date such Conversion Event has occurred), and (y) all principal, accrued and unpaid interest and other amounts owing with respect to such Euro Denominated Loans shall be immediately due and payable in U.S. Dollars, taking the Dollar Equivalent of such principal, accrued and unpaid interest and other amounts. The occurrence of any conversion of Euro Denominated Loans to Base Rate Loans as provided above in this Section 2.14 shall be deemed to constitute, for purposes of Section 2.11, a prepayment of Loans before the last day of any Interest Period relating thereto.

SECTION 3. Fees; Reductions of Commitment.

3.01 Fees. Each Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Aleris or any of its Subsidiaries and the Administrative Agent.

3.02 Commitments. Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), Aleris shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Commitment in whole. Each reduction to the Total Commitment pursuant to this Section 3.02 shall apply to proportionately and permanently reduce the Commitment of each Lender (based on their respective Percentages).

3.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Total U.S. Commitment and the Total German Commitment) shall terminate in its entirety on December 31, 2006, unless the Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment (and the Total U.S. Commitment and the Total German Commitment) shall terminate in its entirety on the Borrowing Date (after giving effect to the incurrence of Loans on such date).

(c) Each reduction to, or termination of, the Total U.S. Commitment and the Total German Commitment pursuant to this Section 3.03 as provided above shall be applied to proportionately reduce or terminate, as the case may be, the U.S. Commitment and the German Commitment, as the case may be, of each Lender with such a Commitment.

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments. (a) Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent (x) prior to 10:00 A.M. (New York time) at the Notice Office on the date of such prepayment in the case of Base Rate Loans and (y) prior to 12:00 Noon (New York time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Euro Rate Loans, which notice (in each case) shall specify whether U.S. Loans or German Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings pursuant to which such Euro Rate Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000, in the case of U.S. Loans, and €1,000,000, in the case of German Loans (or, in each case, such lesser amount as is acceptable to the Administrative Agent), provided that (x) if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect and (y) in the case of partial prepayments of any Borrowing of Euro Rate Loans, the German Borrower shall use reasonable efforts to allocate such prepayments in a manner so that Borrowings do not remain outstanding in amounts less than the Minimum Borrowing Amount applicable thereto (and, to the extent such Borrowings would remain outstanding in amounts which are less than the Minimum Borrowing Amount applicable thereto, in the case of Euro Rate Loans, the German Borrower shall repay any Borrowings which are less than the Minimum Borrowing Amount applicable thereto at the end of the then current Interest Period), unless at such time the German Borrower combines separate Borrowings into one Borrowing, which such Borrowing shall be greater than or equal to the Minimum Borrowing Amount; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iv) each voluntary prepayment of Loans pursuant to this Section 4.01(a) shall be applied to reduce the then remaining Scheduled Term Loan Repayments of the relevant Tranche in a manner to be determined by the relevant Borrower at the time that it delivers a (and as specified in the respective) notice of prepayment pursuant to this Section 4.01(a) (i.e., in direct order of maturity, in inverse order of maturity or pro rata based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto), although if the applicable Borrower fails to so specify the manner of application in any such notice, such voluntary prepayment shall be applied (1) first, to reduce the Scheduled Term Loan Repayments (if any) with respect to the relevant Tranche which are due on the four Scheduled Term Loan Repayment Dates immediately following the date of such prepayment and (2) second, to the extent in excess thereof to reduce the then remaining Scheduled Term Loan Repayments of the relevant Tranche on a pro rata basis based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the relevant Tranche after giving effect to all prior reductions thereto.

(b) In the event of (i) a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b) but requires the consent of each Lender or each directly affected Lender or (ii) any Lender becoming a Defaulting Lender, any Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 12.12(b) so long as the consents, if any, required under Section 12.12(b) in connection with the repayment pursuant to this Section 4.01(b) have been obtained.

4.02 Mandatory Repayments. (a) (i) On each date set forth below (each, a “Scheduled U.S. Term Loan Repayment Date”), the U.S. Borrower shall be required to repay that principal amount of U.S. Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(g), a “Scheduled U.S. Term Loan Repayment”):

Scheduled U.S. Term Loan Repayment Date	Amount
September 30, 2006	$1,000,000
December 31, 2006	$1,000,000
March 31, 2007	$1,000,000
June 30, 2007	$1,000,000
September 30, 2007	$1,000,000
December 31, 2007	$1,000,000
March 31, 2008	$1,000,000
June 30, 2008	$1,000,000

Scheduled U.S. Term Loan Repayment Date	Amount
September 30, 2008	$1,000,000
December 31, 2008	$1,000,000
March 31, 2009	$1,000,000
June 30, 2009	$1,000,000
September 30, 2009	$1,000,000
December 31, 2009	$1,000,000
March 31, 2010	$1,000,000
June 30, 2010	$1,000,000
September 30, 2010	$1,000,000
December 31, 2010	$1,000,000
March 31, 2011	$1,000,000
June 30, 2011	$1,000,000
September 30, 2011	$1,000,000
December 31, 2011	$1,000,000
March 31, 2012	$1,000,000
June 30, 2012	$1,000,000
September 30, 2012	$1,000,000
December 31, 2012	$1,000,000
March 31, 2013	$1,000,000
June 30, 2013	$1,000,000
Final Maturity Date	$372,000,000

(ii) On each date set forth below (each, a “Scheduled German Term Loan Repayment Date”), the German Borrower shall be required to repay that principal amount of German Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(g), a “Scheduled German Term Loan Repayment”):

Scheduled German Term Loan Repayment Date	Amount
September 30, 2006	€490,003.92
December 31, 2006	€490,003.92
March 31, 2007	€490,003.92
June 30, 2007	€490,003.92
September 30, 2007	€490,003.92
December 31, 2007	€490,003.92
March 31, 2008	€490,003.92
June 30, 2008	€490,003.92
September 30, 2008	€490,003.92
December 31, 2008	€490,003.92
March 31, 2009	€490,003.92
June 30, 2009	€490,003.92
September 30, 2009	€490,003.92
December 31, 2009	€490,003.92
March 31, 2010	€490,003.92
June 30, 2010	€490,003.92
September 30, 2010	€490,003.92
December 31, 2010	€490,003.92
March 31, 2011	€490,003.92
June 30, 2011	€490,003.92
September 30, 2011	€490,003.92
December 31, 2011	€490,003.92
March 31, 2012	€490,003.92

Scheduled German Term Loan Repayment Date	Amount
June 30, 2012	€490,003.92
September 30, 2012	€490,003.92
December 31, 2012	€490,003.92
March 31, 2013	€490,003.92
June 30, 2013	€490,003.92
Final Maturity Date	€182,281,458.25

(b) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Borrowing Date upon which Aleris or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Aleris or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04), an amount equal to 100% of the Net Debt Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date in accordance with the requirements of Sections 4.02(g) and (h).

(c) In addition to any other mandatory repayments pursuant to this Section 4.02, no later than the third Business Day following each date (or, if a Default or Event of Default has occurred and is continuing, on each date) on or after the Borrowing Date upon which Aleris or any of its Subsidiaries receives any Net Sale Proceeds from any Asset Sale (except to the extent the assets sold consist of (x) ABL Priority Collateral or ABL Exclusive Collateral, each as defined in the Intercreditor Agreement, or (y) assets owned by the Swiss CE and its Subsidiaries), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date in accordance with the requirements of Sections 4.02(g) and (h); provided, however, (i) that so long as no Event of Default then exists and to the extent such cash proceeds from Asset Sales do not exceed $25,000,000 in the aggregate in any Fiscal Year, an amount equal to the Net Sale Proceeds therefrom shall not be required to be so applied on such date to the extent that Aleris has delivered a certificate to the Administrative Agent within such three Business Day period stating that such Net Sale Proceeds shall be used to purchase assets (other than working capital unless purchased as part of a Permitted Acquisition or any other acquisition of an Acquired Facility or Business pursuant to Section 9.05) used or to be used in the businesses permitted pursuant to Section 9.09 within 365 days following the date of such Asset Sale, and (ii) if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(c) are not so reinvested within such 365-day period (or such earlier date, if any, as Aleris or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), an amount equal to such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(c) without regard to the preceding proviso.

(d) In addition to any other mandatory repayments pursuant to this Section 4.02, no later than the third Business Day following each date on or after the Borrowing

Date upon which Aleris or any of its Subsidiaries receives any cash proceeds from any Recovery Event (except to the extent the cash proceeds are received in respect of assets constituting (x) ABL Priority Collateral or ABL Exclusive Collateral, each as defined in the Intercreditor Agreement, or (y) assets owned by the Swiss CE and its Subsidiaries) (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $2,500,000), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event in excess of $2,500,000 shall be applied on such date in accordance with the requirements of Sections 4.02(g) and (h); provided, however, that so long as no Event of Default then exists, such Net Insurance Proceeds shall not be required to be so applied on such date to the extent that Aleris has delivered a certificate to the Administrative Agent within such three Business Day period stating that such Net Insurance Proceeds shall be used to replace or restore properties or assets in respect of which such Net Insurance Proceeds were paid within 365 days following the date of the receipt of such Net Insurance Proceeds (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), and provided further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 365 days after the date of the receipt of such Net Insurance Proceeds (or such earlier date, if any, as Aleris or the relevant Subsidiary determines not to reinvest the Net Insurance Proceeds relating to such Recovery Event as set forth above), an amount equal to such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(d) without regard to the preceding proviso.

(e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder (if positive) of (x) the Applicable Excess Cash Flow Repayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (y) the aggregate amount of principal repayments of Loans to the extent (and only to the extent) that such repayments were made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds during the relevant Excess Cash Flow Payment Period, shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(g) and (h).

(f) In addition to any other mandatory repayments pursuant to this Section 4.02, if any occurrence, circumstance or event would give rise to a mandatory repayment of, or mandatory offer to repurchase, the New Notes, an amount necessary so that no such mandatory repayment of, or mandatory offer to repurchase, the New Notes would be necessary shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h).

(g) Each amount required to be applied pursuant to Sections 4.02(a), (b), (c), (d), (e) and (f) in accordance with this Section 4.02(g) shall be applied as a mandatory repayment of Loans, with each such repayment to be applied to U.S. Loans and German Loans on a pro rata basis, provided that if at the time of a repayment of the Loans pursuant to Section 4.02(c) or Section 4.02(d), the sum (the “Sum”) of (1) the Excess Availability under and as defined in the ABL Credit Agreement as in effect on the Borrowing Date and (2) the cash and Cash Equivalents of Aleris and its Subsidiaries (other cash and Cash Equivalents which are Restricted or on deposit in an Exempted Deposit Account (as defined in the ABL Credit Agreement as in effect on the Borrowing Date)) is less than $100,000,000, such repayment shall be applied first to the repayment of outstandings under the ABL Credit Agreement in such amount as may be required to cause the Sum to equal $100,000,000 and thereafter to the repayment of the Loans as provided above, provided, further, that each amount required to be applied pursuant to Sections 4.02(c) and (d) shall (I) if sourced from Net Sale Proceeds or Net Insurance Proceeds received by the U.S. Borrower or any of its Domestic Subsidiaries from the sale or condemnation of assets owned by the U.S. Borrower or any of its Subsidiaries, be applied (x) first, to repay principal of U.S. Loans until all U.S. Loans are paid in full and (y) second, to repay principal of German Loans and (II) if sourced from Net Sale Proceeds or Net Insurance Proceeds received by the German Borrower or any of its Subsidiaries from the sale or condemnation of assets owned by the German Borrower or any of its Domestic Subsidiaries, be applied (x) first, to repay principal of German Loans until all German Loans are paid in full and (y) second, to repay principal of U.S. Loans. The amount of each principal repayment of Loans of any Tranche made as required by Sections 4.02(b), (c), (d), (e) and (f) shall be applied (1) first, to reduce the Scheduled Term Loan Repayments (if any) of the respective Tranche which are due on the four Scheduled Term Loan Repayment Dates immediately following the date of such prepayment and (2) second, to the extent in excess thereof, to reduce the then remaining Scheduled Term Loan Repayments of the respective Tranche on a pro rata basis based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto.

(h) With respect to each repayment of Loans required by this Section 4.02, the respective Borrower or Borrowers may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Euro Rate Loans were made, provided that: (i) repayments of Euro Rate Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Euro Rate Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; and (ii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i) For purposes of clarity, it is understood and agreed that none of Sections 4.02(a) through (f), inclusive, shall require that amounts received by any Foreign Subsidiary or Foreign Subsidiaries or a Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary be used to repay Term Obligations owed by any U.S. Credit Parties.

(j) Notwithstanding the foregoing provisions of this Section 4.02 (other than clause (a) of this Section 4.02, which clause shall not have the benefits of this sentence), if at any time the mandatory repayment of Loans of a given Tranche pursuant to this Section 4.02 would result in the respective Borrower’s incurring breakage costs under Section 2.11 as a result of Euro Rate Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Euro Rate Loans, “Affected Loans”), the respective Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable so long as no Default or Event of Default then exists. At the time any Affected Loans are otherwise required to be prepaid, the respective Borrower may elect to deposit 100% (or such lesser percentage elected by the respective Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the

Administrative Agent to be held as security for the obligations of the respective Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and shall provide for investments of such deposits in Cash Equivalents, with such cash collateral to be released upon the request of the respective Borrower from such cash collateral account (and applied to repay the principal amount of such Borrower’s Euro Rate Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to the Euro Rate Loans of such Borrower (or such earlier date or dates as shall be requested by the respective Borrower, with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Euro Rate Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided that (i) interest in respect of such Affected Loans shall continue to accrue thereon at the rate provided hereunder until such Affected Loans have been repaid in full and (ii) at any time while an Event of Default has occurred and is continuing or upon written notice from the Required Lenders, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrowers to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the payment of such Affected Loans. All risk of loss in respect of investments made as contemplated in this clause (j) shall be on the respective Borrower. Under no circumstances shall the Administrative Agent be liable or accountable to the Borrowers or any other Person for any decrease in the value of the cash collateral account or for any loss resulting from the sale of any investment so made.

4.03 Payments and Computations; Maintenance of Accounts; Statement of Accounts. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York time) on the date when due and shall be made in (x) U.S. Dollars in immediately available funds at the Payment Office of the Administrative Agent in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clause (y) and (y) subject to Section 2.14, Euros in immediately available funds at the Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of or interest on Euro Denominated Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Euro Denominated Loans (or Commitments relating thereto) at any time prior to the occurrence of a Conversion Event. Nothing in the succeeding clauses of this Section 4.03 shall affect or alter the Borrowers’ obligations to the Administrative Agent, the Collateral Agent and the Lenders with respect to all payments otherwise required to be made by the Borrowers in accordance with the terms of this Agreement and the other Credit Documents. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04 Net Payments. (a) All payments made by any Credit Party under any Credit Document (including, in the case of the U.S. Borrower, in its capacity as a guarantor pursuant to Section 13) in each case will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any Taxes. If any Taxes are levied or imposed with respect to such payment, the respective Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the respective Borrower) agrees to pay the full amount of such Taxes to the appropriate taxing authority, and shall pay to the applicable Section 4.04 Indemnitee such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such other Credit Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the U.S. Borrower or the German Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the respective Borrower), as applicable, agree to reimburse each Section 4.04 Indemnitee, upon its written request for taxes imposed on or measured by the net income or net profits or capital (or any franchise or similar tax imposed in lieu thereof) with respect to such amounts of such Section 4.04 Indemnitee pursuant to the laws of the jurisdiction in which such Section 4.04 Indemnitee is organized or in which the principal office or applicable lending office of such Section 4.04 Indemnitee is located or under the laws of any political subdivision or taxing authority of any such jurisdiction or location and for any withholding of taxes as such Section 4.04 Indemnitee shall determine are payable by, or withheld from, such Section 4.04 Indemnitee in respect of such amounts so paid to or on behalf of such Section 4.04 Indemnitee pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Section 4.04 Indemnitee pursuant to this sentence. The respective Borrowers will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence reasonably satisfactory to the Administrative Agent evidencing such payment by such Borrowers or the respective Credit Party. The U.S. Borrower and the German Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the respective Borrower), as applicable, agree to indemnify and hold harmless each Section 4.04 Indemnitee and reimburse such Section 4.04 Indemnitee upon its written request (which shall set forth the basis and calculation of such amount) for the amount of any Taxes so levied or imposed and paid by such Section 4.04 Indemnitee. Notwithstanding anything to the contrary in this Section 4.04(a), (i) any payments required to be made pursuant to this Section 4.04(a) to an Indirect Section 4.04 Indemnitee shall be made to the Related Pass Through Entity and (ii) any request for reimbursement pursuant to this Section 4.04(a) that is to be made by an Indirect Section 4.04 Indemnitee shall be made by the Related Pass Through Entity.

(b) The Administrative Agent and each Lender that is a Lender to the U.S. Borrower and is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to Aleris and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 12.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and is in compliance with the provisions of this paragraph), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption from withholding under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver forms described in clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form)

certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) in the case of the Administrative Agent and each such Lender, if a Lender or the Administrative Agent is a foreign intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments) establishing a complete exemption from United States withholding tax with respect to payments made to the Administrative Agent or the applicable Lender, as the case may be, under this Agreement and under any Note. In addition, the Administrative Agent and each Lender to the U.S. Borrower agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances or law renders the previous certification obsolete, invalid or inaccurate in any material respect, the Administrative Agent or such Lender will deliver to Aleris and the Administrative Agent two new accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, or Form W-8IMY (with respect to foreign intermediary or flow through entity), as the case may be, and such other forms and necessary attachments as may be required in order to confirm or establish the entitlement of such Person to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Note, or the Administrative Agent and/or such Lender shall immediately notify Aleris and the Administrative Agent of its inability to deliver any such form or Section 4.04(b)(ii) Certificate, in which case the Administrative Agent and/or such Lender shall not be required to deliver any such new form or Section 4.04(b)(ii) Certificate pursuant to this Section 4.04(b). Notwithstanding the foregoing, with respect to payments made by any Credit Party under any Credit Document to or for the benefit of a Participant, such Participant shall be required to provide forms and/or certificates pursuant to the preceding sentences of this Section 4.04(b) only to the extent that such Participant is legally entitled to do so. The Administrative Agent and each Lender that is a Lender to the U.S. Borrower and is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (other than an Administrative Agent or Lender that may be treated as an exempt recipient based on the indicators described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii) except to the extent required by Treasury Regulation Section 1.1441-1(d)(4) (and any successor provision)) agrees to deliver (with respect to itself only) to Aleris and the Administrative Agent, on or prior to the Effective Date or, in the case of such an Administrative Agent appointed after the Effective Date pursuant to Section 11.09 or a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 12.04(b) (unless the respective Lender was already a Lender to the U.S. Borrower hereunder immediately prior to such assignment or transfer and is in compliance with the provisions of this paragraph), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-9 (or successor forms) certifying to such Person’s entitlement as of such date to a complete exemption from United States backup withholding tax with respect to payments to be made under this Agreement and under any other Credit Document. Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold taxes imposed by the United States federal government (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of the

Administrative Agent and/or any Lender, as the case may be, to the extent that the Administrative Agent and/or such Lender, as the case may be, has not provided to the U.S. Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from deduction or withholding and (y) no Borrower shall be obligated pursuant to Section 4.04(a) to gross-up payments to be made to the Administrative Agent and/or a Lender (other than a Participant following the occurrence of a Conversion Event), as the case may be, in respect of withholdings, income or similar taxes imposed by the United States if (I) the Administrative Agent and/or such Lender, as the case may be, has not provided to such Borrower the U.S. Internal Revenue Service Forms required to be provided to such Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to the Administrative Agent and/or a Lender (other than a Participant following the occurrence of a Conversion Event), as the case may be, described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the U.S. Borrower and the German Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the respective Borrower) agree to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes provided, however, that this sentence shall not be read to permit the Administrative Agent and/or a Lender to a U.S. Borrower to refuse to deliver any Form W-8ECI, Form W-8BEN, Form W-8IMY, or Section 4.04(b)(ii) Certificate, as the case may be, except where, as a result of such change in law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes, the Administrative Agent and/or such Lender is unable to deliver such form or certificate as described above.

(c) Each Lender of German Loans agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the German Borrower any information, in each case, as reasonably requested by the German Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(c) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(d) If a Borrower pays any additional amount under this Section 4.04 to a Section 4.04 Indemnitee, and such Section 4.04 Indemnitee determines in its reasonable discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against (including, for the avoidance of doubt, any foreign tax credit), its tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Section 4.04 Indemnitee shall pay to such Borrower an amount that the Section 4.04 Indemnitee shall, in its reasonable discretion, determine is equal to the net benefit, after tax, which was obtained by such Section 4.04 Indemnitee in such year as a consequence of such Tax Benefit; provided, however, that (i) any Section 4.04 Indemnitee may determine, in its sole discretion consistent with the policies of such Section 4.04 Indemnitee, whether to seek a Tax

Benefit; (ii) any taxes that are imposed on a Section 4.04 Indemnitee as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Section 4.04 Indemnitee that otherwise would not have expired) of any Tax Benefit with respect to which such Section 4.04 Indemnitee has made a payment to such Borrower pursuant to this Section 4.04(d) shall be treated as a Tax for which such Borrower is obligated to indemnify such Section 4.04 Indemnitee pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(d) shall require any Section 4.04 Indemnitee to disclose any confidential information to any Borrower (including, without limitation, its tax returns or its calculations); and (iv) no Section 4.04 Indemnitee shall be required to pay any amounts pursuant to this Section 4.04(d) at any time that a Default or an Event of Default exists.

SECTION 5. Conditions Precedent to Loans on the Borrowing Date. The obligation of each Lender to make Loans on the Borrowing Date is subject at the time of the making of such Loans to the satisfaction of the following conditions:

5.01 Execution of Agreement; Notes. On or prior to the Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate U.S. Term Note and/or German Term Note, in each case executed by the appropriate Borrower or Borrowers, in each case in the amount, maturity and as otherwise provided herein.

5.02 Opinions of Counsel. On the Borrowing Date, the Joint Lead Arrangers shall have received (i) from Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel to the Credit Parties, an opinion addressed to the Facility Agents and each of the Lenders and dated the Borrowing Date covering the matters set forth in Exhibit D-1, (ii) Fried, Frank, Harris, Shriver & Jacobson LLP, special German counsel to the Credit Parties organized under the laws of Germany or any province thereof, opinions addressed to the Facility Agents and each of the Lenders and dated the Borrowing Date covering the matters set forth in Exhibit D-2, (iii) from local counsel in each state, province or other jurisdiction in which Mortgaged Properties are located and/or Credit Parties are organized, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent and each of the Lenders and dated the Borrowing Date covering such matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request including but not limited to (x) the enforceability of each Mortgage and (y) the perfection of the security interests granted pursuant to the relevant Security Documents and (iv) from foreign counsel to the Credit Parties in such jurisdictions as may be reasonably requested by the Administrative Agent, in each case satisfactory to the Joint Lead Arrangers, opinions which shall (x) be addressed to each Facility Agent, and each of the Lenders and be dated the Borrowing Date, (y) cover various matters regarding the execution, delivery and performance of the Local Law Pledge Agreements and European Security Documents and the perfection and/or such other matters incident to the transactions contemplated herein as the Joint Lead Arrangers may reasonably request and (z) be in form, scope and substance reasonably satisfactory to the Joint Lead Arrangers.

5.03 Corporate Documents; Proceedings; etc. (a) On the Borrowing Date, the Joint Lead Arrangers shall have received a certificate from each Credit Party, dated the Borrowing Date, signed by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, substantially in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Joint Lead Arrangers.

(b) On the Borrowing Date, the Joint Lead Arrangers shall have received all corporate, partnership, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Joint Lead Arrangers, and the Joint Lead Arrangers shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Joint Lead Arrangers may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, partnership, limited liability company or governmental authorities.

(c) On the Borrowing Date, the Joint Lead Arrangers shall have received a certificate, dated the Borrowing Date and signed on behalf of Aleris by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of Aleris, certifying on behalf of Aleris that all of the conditions in Sections 5.04, 5.05, 5.06, 5.07, 5.08 and 6.01 have been satisfied on such date.

5.04 Consummation of the Acquisition; Receivables Purchase Agreements, etc. (a) On the Borrowing Date, the European Acquisition shall have been (or simultaneously with the initial funding of the Loans shall be) consummated in all material respects in accordance with the European Acquisition Documents and all applicable laws. On the Borrowing Date, (i) the Joint Lead Arrangers shall have received true and correct copies of all European Acquisition Documents, certified as such by an appropriate officer of Aleris, (ii) each of the conditions precedent to the consummation of the European Acquisition as set forth in the European Acquisition Documents as originally in affect shall have been satisfied in all material respects, and not waived in a manner that is materially adverse to the Lenders except with the prior written consent of each Joint Lead Arranger, (iii) the European Acquisition Documents shall not have been amended in any way materially adverse to the Lenders without the prior written consent of each Joint Lead Arranger, and (iv) all European Acquisition Documents shall be in full force and effect.

(b) On the Borrowing Date, the Canadian Acquisition shall have been (or simultaneously with the initial funding of the Loans shall be) consummated in all material respects in accordance with the Canadian Acquisition Documents and all applicable laws. On the Borrowing Date, (i) the Joint Lead Arrangers shall have received true and correct copies of all Canadian Acquisition Documents, certified as such by an appropriate officer of Aleris, (ii) each of the conditions precedent to the consummation of the Canadian Acquisition as set forth in the Canadian Acquisition Documents shall have been satisfied in all material respects, and not waived in a manner that is materially adverse to the Lenders except with the prior written consent of each Joint Lead Arranger, (iii) the Canadian Acquisition Documents shall not have been amended in any way materially adverse to the Lenders without the prior written consent of each Joint Lead Arranger, and (iv) all Canadian Acquisition Documents shall be in full force and effect.

(c) The Swiss CE shall have entered into Receivables Purchase Agreements with each of the Specified European Manufacturing Subsidiaries, copies of which shall have been delivered to the Joint Lead Arrangers. Each such Receivables Purchase Agreement shall be in full force and effect.

5.05 Senior Bridge Loans, Notes, Revolving Loans, etc. On or prior to the Borrowing Date, the Borrowers shall received gross cash proceeds from (x) the incurrence of the Senior Bridge Loan in an aggregate amount equal to $506,800,000 (or its equivalent in any other applicable currency) and (y) the incurrence of Revolving Loans pursuant to the ABL Credit Agreement in such aggregate amount as is needed, after giving effect to all other available sources of funds, to make the payments owing on the Borrowing Date to effect the Transaction.

5.06 Tender Offer and Consent Solicitation; Existing Notes Defeasance. (a) On or prior to the Borrowing Date, (i) Aleris shall have consummated separate tender offers and related consent solicitations with respect to each of the Existing Senior Unsecured Notes and the Existing Senior Secured Notes (each, a “Tender Offer and Consent Solicitation”), pursuant to which (x) Aleris shall have offered, subject to the terms and conditions contained in the Tender Offer and Consent Solicitation Materials, to purchase all of the outstanding Existing Senior Unsecured Notes and Existing Senior Secured Notes and (y) consents shall have been solicited to proposed amendments to each of the Existing Senior Unsecured Note Indenture and the Existing Senior Secured Note Indenture (the “Existing Note Indenture Amendments”) on terms and conditions set forth in the Tender Offer and Consent Solicitation Materials, (ii) the period of time for tendering for the Existing Senior Unsecured Notes and Existing Senior Secured Notes pursuant to each Tender Offer and Consent Solicitation shall have terminated, (iii) Aleris shall have received sufficient consents to authorize the execution and delivery of the Existing Note Indenture Amendments, (iv) Aleris and the respective trustees under the Existing Senior Unsecured Note Indenture and the Existing Senior Secured Note Indenture shall have duly executed and delivered the Existing Note Indenture Amendments and same shall have become effective in accordance with its terms and the terms of the Existing Senior Unsecured Note Indenture and the Existing Senior Secured Note Indenture, (v) Aleris shall have (or shall have caused to have been) purchased all of the Existing Senior Unsecured Notes and the Existing Senior Secured Notes validly tendered, and not theretofore withdrawn, pursuant to each Tender Offer and Consent Solicitation and (vi) the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that the matters set forth above in this Section 5.06 have been satisfied as of the Borrowing Date.

(b) On or prior to the Borrowing Date, to the extent that less than 100% of the Existing Senior Secured Notes have been acquired pursuant to the Tender Offer and Consent Solicitation, Aleris shall have exercised the “covenant defeasance option” described in Section 8.1(b)(ii) of the Existing Senior Secured Note Indenture and each of the covenants described in such Section 8.1(b)(ii) shall have been defeased.

(c) On or prior to the Borrowing Date, to the extent that less than 100% of the Existing Senior Unsecured Notes have been acquired pursuant to the Tender Offer and Consent

Solicitation, Aleris shall have exercised the option to defease the covenants in accordance with Section 9.03 of the Existing Senior Unsecured Note Indenture and each of the covenants described in such Section 9.03 shall have been defeased.

5.07 Refinancing, etc. (a) On the Borrowing Date and prior to or concurrently with the incurrence of the Loans hereunder:

(i) all loans, interest and other amounts owing pursuant to the Existing Credit Agreement shall have been repaid or otherwise satisfied in full and all letters of credit issued thereunder shall have been terminated (or incorporated as letters of credit under the ABL Credit Agreement) and the Existing Credit Agreement and all guarantees and security documents with respect thereto shall have been terminated and be of no further force and effect;

(ii) the Administrative Agent shall have received (x) copies of releases of security interests in and Liens on the assets owned by Aleris and its Subsidiaries from the lenders and collateral agent or trustee in respect of the Existing Credit Agreement (including, without limitation, (I) proper termination statements (Form UCC-3 or the appropriate equivalent) designated as discharge for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to Aleris or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement and the documentation related thereto, (II) termination, discharge or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Aleris or any of its Subsidiaries on which filings have been made, and (III) terminations of all mortgages, leasehold mortgages, deeds of trust and leasehold deeds of trust created with respect to property of Aleris or any of its Subsidiaries, in each case to secure the obligations in respect of the Existing Credit Agreement), all of which shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers, and (y) all collateral owned by Aleris or any of its Subsidiaries in the possession of any of the lenders in respect of the Existing Credit Agreement or any collateral agent or trustee under any related security document; and

(iii) the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it, that the matters set forth in this Section 5.07(a) have been satisfied on such date.

(b) On the Borrowing Date, (i) Aleris shall have an aggregate amount of existing Unrestricted cash and Cash Equivalents on hand which, when added to the aggregate principal amount of Loans, Revolving Loans and Senior Bridge Loans incurred, in each case on the Borrowing Date shall be sufficient to make all cash payments required to be made in connection with the Transaction and (ii) Excess Availability (as defined in the ABL Credit Agreement) shall be at least $200,000,000.

5.08 Adverse Change, Approvals. Nothing shall have occurred (and none of the Joint Lead Arrangers shall have become aware of any facts or conditions not previously known to any such Persons) which has had, or could reasonably be expected to have, a Corus Material Adverse Effect.

5.09 Pledge Agreements. (a) On the Borrowing Date, each U.S. Credit Party shall have duly authorized, executed and delivered the U.S. Pledge Agreement in the form of Exhibit F-1 (as amended, modified or supplemented from time to time, the “U.S. Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder (or shall have delivered to the ABL Collateral Agent as bailee for the Collateral Agent as provided in the Intercreditor Agreement), all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such U.S. Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Pledge Agreement have been taken and the U.S. Pledge Agreement shall be in full force and effect.

(b) On the Borrowing Date, each European Parent Guarantor shall have duly authorized, executed and delivered the European Parent Pledge Agreement in the form of Exhibit F-2 (as amended, modified or supplemented from time to time, the “European Parent Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder (or shall have delivered to the ABL Collateral Agent as bailee for the Collateral Agent as provided in the Intercreditor Agreement), all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such European Parent Guarantor, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the European Parent Pledge Agreement have been taken and the European Parent Pledge Agreement shall be in full force and effect.

(c) On the Borrowing Date, with respect to any Credit Party which is pledging promissory notes or equity interests in one or more Persons organized under the laws of a different jurisdiction from the jurisdiction of organization of the respective Credit Party, if the Joint Lead Arrangers reasonably determine (based on advice of local counsel and taking into account the relative costs and benefits associated therewith) that it would be in the interests of the Lenders that the respective Credit Party authorize, execute and deliver one or more additional pledge agreements governed by the laws of the jurisdiction or jurisdictions in which the Person or Persons whose promissory notes or equity interests are being pledged is (or are) organized, then the respective Credit Party shall (i) so authorize, execute and deliver one or more such additional pledge agreements (each, as amended, modified, restated and/or supplemented from time to time, a “Local Law Pledge Agreement” and, collectively, the “Local Law Pledge Agreements”) and (ii) take such actions as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) by each such Local Law Pledge Agreement. Each Local Law Pledge Agreement shall (i) be prepared by local counsel reasonably satisfactory to the Joint Lead Arrangers, (ii) be in form and substance reasonably satisfactory to the Joint Lead Arrangers and (iii) be in full force and effect on the Borrowing Date, it being understood and agreed, however, in the case of any Local Law Pledge Agreement entered into by Aleris or any of the other U.S. Credit Parties, the respective Credit Party shall not be required to pledge more than 65% of the total combined voting power of all classes of equity interests entitled to vote of any “first-tier” Foreign Subsidiary that is a corporation (or treated as such for U.S. federal tax purposes) in support of its obligations (x) as a Borrower under the Credit Agreement (in the case of the U.S. Borrower) or (y) under its guaranty in respect of the Term Obligations of the U.S. Borrower (in the case of the other U.S. Credit Parties) (it being understood and agreed that, 100% of the non-voting equity interests, if any, of each such “first-tier” Foreign Subsidiary shall be required to be pledged in support of such obligations and no stock or assets of any such Subsidiaries of any such “first-tier” Foreign Subsidiary shall be required to be pledged in support of such obligations). Schedule IV sets forth a list of all Local Law Pledge Agreements to be executed and delivered on the Borrowing Date.

5.10 Guarantees. (a) On the Borrowing Date, each U.S. Subsidiary Guarantor shall have duly authorized, executed and delivered the U.S. Subsidiaries Guaranty in the form of Exhibit G-1 (as amended, modified or supplemented from time to time, the “U.S. Subsidiaries Guaranty”), guaranteeing all of the obligations of the U.S. Borrower as more fully provided therein, and the U.S. Subsidiaries Guaranty shall be in full force and effect.

(b) On the Borrowing Date, each European Subsidiary Guarantor shall have duly authorized, executed and delivered the European Subsidiaries Guaranty in the form of Exhibit G-2 (as amended, modified, restated and/or supplemented from time to time, the “European Subsidiaries Guaranty”), guaranteeing all of the obligations of the German Borrower as more fully provided therein, and the European Subsidiaries Guaranty shall be in full force and effect.

(c) On the Borrowing Date, each European Parent Guarantor shall have duly authorized, executed and delivered the European Parent Guaranty in the form of Exhibit G-3 (as amended, modified, restated and/or supplemented from time to time, the “European Parent Guaranty”), guaranteeing all of the obligations of the German Borrower as more fully provided therein, and the European Parent Guaranty shall be in full force and effect.

(d) On the Borrowing Date, VAW-IMCO, shall have duly authorized, executed and delivered a Guaranty (as amended, modified, restated and/or supplemented from time to time, the “VAW-IMCO Guaranty”), guaranteeing all of the obligations of the German Borrower as more fully provided therein, and the VAW-IMCO Guaranty shall be in full force and effect.

5.11 Security Agreements. (a) On the Borrowing Date, each U.S. Credit Party shall have duly authorized, executed and delivered the U.S. Security Agreement in the form of Exhibit H (as amended, modified or supplemented from time to time, the “U.S. Security Agreement”) covering all of such U.S. Credit Party’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Aleris or any of its Domestic Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Borrowing Date, together with copies of such other financing statements that name Aleris or any of its Domestic Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing); and

(iii) all other documents or filings necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the U.S. Security Agreement, and the U.S. Security Agreement shall be in full force and effect.

(b) On the Borrowing Date, each European Credit Party shall have duly authorized, executed and delivered such security agreements, documents and instruments as may be reasonably required by the Joint Lead Arrangers (based on advice of local counsel), with the intent being that the Lenders receive, to secure the Term Obligations of the European Credit Parties under the Credit Documents, valid and enforceable first priority, perfected security interests or charges in all or substantially all of the assets owned by the German Borrower in which it is practicable and economical (in accordance with requirements of local law and taking into account such cost (including tax effects) and practicality considerations as may be agreed by the Joint Lead Arrangers) to obtain such security interests or charges (as determined by the Joint Lead Arrangers, based on advice of local counsel), it being understood and agreed that on the Borrowing Date, no Mortgages of Real Property owned by any European Credit Party will be taken. All security documentation to be executed and delivered by the European Credit Parties pursuant to the immediately preceding sentence, as well as all security documentation entered into by any European Subsidiary Guarantor after the Borrowing Date pursuant to Section 8.11 (each, as amended, modified, restated and/or supplemented from time to time, a “European Security Agreement” and, collectively, the “European Security Agreements”), shall (i) be prepared by local counsel reasonably satisfactory to the Administrative Agent and the Collateral Agent, (ii) be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and (iii) be in full force and effect on the Borrowing Date or, in the case of any European Subsidiary Guarantor, such later date determined pursuant to Section 8.11. In connection with the execution and delivery of the European Security Agreements, the German Borrower and/or the respective European Subsidiary Guarantor shall take such actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests or charges granted (or purported to be granted) thereby (including, without limitation, taking actions analogous to those described in Section 5.09 with respect to the Pledge Agreement Collateral, and in Section 5.11(a) with respect to the Security Agreement Collateral described in the U.S. Security Agreement and in Section 5.12 with respect to the Term Creditor Mortgages covering U.S. Mortgaged Properties), in each case to the extent customary in connection with secured transactions under the laws of the respective jurisdiction or deemed necessary or desirable by the Administrative Agent based on advice of local counsel. Schedule IV sets forth all European Security Agreements to be executed and delivered on the Borrowing Date.

5.12 Mortgage; Title Insurance; Survey; Landlord Waivers; etc. On the Borrowing Date, the Collateral Agent shall have received:

(i) fully executed counterparts of Term Creditor Mortgages, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent which Term Creditor Mortgages shall cover each Real Property (located in the United States or any State or territory thereof) owned by Aleris or any of the other Credit Parties and designated as a “U.S. Mortgaged Property” on Schedule III hereto, together with evidence that counterparts of such Term Creditor Mortgages have been delivered to the title insurance company insuring the Lien of each such Term Creditor Mortgage for recording in the county where such Real Property is located, to effectively create a valid and enforceable first priority mortgage lien, subject only to Permitted Encumbrances and, in the case of U.S. Mortgaged Properties, Liens permitted pursuant to Section 9.01(xviii), on the U.S. Mortgaged Property described therein, in each case in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

(ii) UCC-1 Fixture Filings covering each such U.S. Mortgaged Property;

(iii) such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall be reasonably deemed necessary by the Administrative Agent in order for the owner or holder of the fee interest constituting such U.S. Mortgaged Property to grant the Lien contemplated by the Term Creditor Mortgage with respect to such U.S. Mortgaged Property;

(iv) a Mortgage Policy relating to each Term Creditor Mortgage of the U.S. Mortgaged Property referred to above, issued by Chicago Title Insurance Company, in an insured amount reasonably satisfactory to the Collateral Agent and insuring the Collateral Agent that the Term Creditor Mortgage on each such U.S. Mortgaged Property is a valid and enforceable first priority mortgage lien on such U.S. Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances and, in the case of the U.S. Mortgaged Properties, Liens permitted pursuant to Section 9.01(xviii). Each such Mortgage Policy shall in addition be in form and substance reasonably satisfactory to the Collateral Agent and shall include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Notes and Loans, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request) and shall not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

(v) such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required to induce the title company to issue the Mortgage Policies referred to in subsection (iv) above;

(vi) evidence reasonably acceptable to the Administrative Agent of payment by Aleris and its Subsidiaries of all Mortgage Policy premiums in respect of such Mortgaged Properties, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(vii) a copy of the existing survey of the U.S. Mortgaged Property with a “no-change” affidavit, if such are acceptable to the title company and sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies relating to such U.S. Mortgaged Property and issue the endorsements required pursuant to the provisions of Section 5.12(iv) above, or a survey of each U.S. Mortgaged Property (and all improvements thereon) (i) prepared by a surveyor or engineer licensed to perform surveys in the state, commonwealth or applicable jurisdiction where such U.S. Mortgaged Property is located, (ii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent in its capacity as such, White & Case LLP and the title company, (iii) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (iv) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies relating to such U.S. Mortgaged Property and issue the endorsements required pursuant to the provisions of Section 5.12(iv) above;

(viii) fully executed Collateral Access Agreements in respect of those Leaseholds of Aleris or any of its Subsidiaries designated as “Leaseholds Subject to Collateral Access Agreements” on Schedule III;

(ix) to the extent requested by the Administrative Agent, copies of all leases in which Aleris or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such U.S. Mortgaged Property, such agreements shall, if requested by the Collateral Agent, be subordinate to the Liens of each of the Mortgages to be recorded against such U.S. Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Administrative Agent); and

(x) flood certificates covering each U.S. Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent, certified to the Collateral Agent in its capacity as such and stating whether or not each such U.S. Mortgaged Property is located in a flood hazard area, as determined by designation of each such U.S. Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.

5.13 Intercreditor Agreement. On the Borrowing Date, each Credit Party, the Collateral Agent (for and on behalf of the Term Secured Parties) and the ABL Collateral Agent (for and on behalf of the ABL Secured Parties) shall have duly authorized, executed and delivered the Intercreditor Agreement in the form of Exhibit M (as amended, modified, restated and/or supplemented from time to time, the “Intercreditor Agreement”), and the Intercreditor Agreement shall be in full force and effect.

5.14 Financial Statements; Projections. On or prior to the Borrowing Date, the Joint Lead Arrangers shall have received true and correct copies of the historical and pro forma consolidated financial statements and the Projections referred to in Section 7.05.

5.15 Solvency Certificate; Insurance Certificates. On the Borrowing Date, the Joint Lead Arrangers shall have received:

(i) a solvency certificate from the chief financial officer of Aleris in the form of Exhibit I; and

(ii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of Aleris and its Subsidiaries, in form and substance reasonably satisfactory to the Joint Lead Arrangers.

5.16 Fees, etc. On the Borrowing Date, all costs, fees, expenses (including, without limitation, reasonable and invoiced legal fees and expenses) and other compensation contemplated hereby, payable to the Agents and the Lenders or otherwise payable in respect of the Transaction shall have been paid by the Borrowers to the extent due and invoiced.

SECTION 6. Additional Conditions Precedent to the Incurrence of Loans on the Borrowing Date. The obligation of each Lender to make Loans on the Borrowing Date is also subject to the satisfaction of the following conditions:

6.01 No Default; Representations and Warranties. At the time of such Borrowing and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Borrowing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02 Notice of Borrowing. Prior to the making of the Loans, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

The acceptance of the benefits of the proceeds of the Loans on the Borrowing Date shall constitute a representation and warranty by Aleris and each of the Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 5 and in this Section 6 are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the

account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 7. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans as provided herein, each Borrower (with respect to itself and its Subsidiaries) makes the following representations and warranties, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the incurrence of the Loans on the Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Borrowing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.01 Organizational Status. Each of Aleris and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02 Power and Authority. Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any material applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality in any material respect, (ii) will conflict with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and the ABL Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

7.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Borrowing Date and which remain in full force and effect on the Borrowing Date, (y) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within ten days following the Borrowing Date and (z) other than with respect to the Credit Documents, those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect) or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.

7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; No Material Adverse Effect. (a) (I) The audited aggregated IFRS accounts of the Acquired Business with reconciliation to GAAP for the fiscal years of the Acquired Business ended December 31, 2004 and December 31, 2005 and the unaudited aggregated IFRS accounts of the Acquired Business prepared on a comparable basis for the periods of the Acquired Business ended (x) between December 31, 2004 and March 31, 2005 and (y) ended between December 31, 2005 and March 31, 2006 with reconciliation to GAAP, in each case for such periods furnished to the Lenders prior to the Borrowing Date, present fairly in all material respects the consolidated financial position of the Acquired Business at the date of said financial statements and the consolidated results for the respective periods covered thereby, (II) the audited consolidated balance sheets of Aleris for its fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Aleris for such periods furnished to the Lenders prior to the Borrowing Date, present fairly in all material respects the consolidated financial position of Aleris at the date of said financial statements and the consolidated results for the respective periods covered thereby, and (III) the unaudited consolidated balance sheet of Aleris for its fiscal quarter ended March 31, 2006 and the related consolidated statements of income and cash flows and of Aleris for the three-month period ended on such date, furnished to the Lenders prior to the Borrowing Date, present fairly in all material respects the consolidated financial condition of Aleris and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with IFRS or GAAP, as applicable, consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes.

(b) Aleris has heretofore furnished to the Joint Lead Arrangers and to the Lenders its pro forma consolidated balance sheet as of March 31, 2006, prepared giving effect to the Transaction as if the same had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Confidential Information Memorandum (which assumptions are believed by Aleris to be reasonable at the time made available to the Lenders and as of the Effective Date), (ii) subject to the assumptions and qualifications described in the Confidential Information Memorandum, accurately reflects all adjustments necessary to give effect to the Transaction and (iii) presents fairly, in all material respects, the pro forma financial position of the U.S. Borrower and the Subsidiaries as of March 31, 2006 as if the Transaction had occurred on such date.

(c) On and as of the Borrowing Date and after giving effect to the Transaction and to all Indebtedness (including, without limitation, the Loans, the Senior Bridge Loans and the Revolving Loans) being issued, incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of each of Aleris and its Subsidiaries taken as a whole, Aleris individually, the German Borrower individually and the German Borrower and its Subsidiaries taken as a whole, as the case may be, will exceed its or their respective debts, (ii) each of Aleris and its Subsidiaries taken as a whole, Aleris taken individually, the German Borrower individually and the German Borrower and its Subsidiaries taken as a whole, as the case may be, has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) each of Aleris and its Subsidiaries taken as a whole, Aleris individually, the German Borrower individually and the German Borrower and its Subsidiaries taken as a whole, as the case may be, will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 7.05(c), “debt” shall mean any liability on a claim, and “claim” shall mean (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d) Except for the Existing Letters of Credit (as defined in the ABL Credit Agreement) outstanding on the Borrowing Date or as disclosed in the financial statements delivered pursuant to Section 7.05(a), there were as of the Borrowing Date no liabilities or obligations with respect to Aleris or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due, but not including accounts payable, accrued liabilities incurred in the ordinary course of business and contractual obligations of a type not required to be disclosed in financial statements or footnotes thereto) which, either individually or in the aggregate, could reasonably be expected to be material to Aleris and its Subsidiaries taken as a whole.

(e) The Projections delivered to the Administrative Agent and the Lenders prior to the Borrowing Date have been prepared in good faith and are based on assumptions which were believed by management of Aleris to be reasonable when made. On the Borrowing Date, Aleris and each Borrower believe that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(f) Nothing shall have occurred which has had, or could reasonably be expected to have, a Corus Material Adverse Effect.

7.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Aleris or any Borrower, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Aleris or the Borrowers in writing to the Administrative Agent or any Lender (including, without limitation, all factual information furnished by or on behalf of Aleris and its Subsidiaries contained in the Confidential Information Memorandum distributed to the Lenders prior to the Borrowing Date) for purposes of or in connection with the Transaction, this Agreement, the other Credit Documents is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Aleris or the Borrowers in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans will be used by the Borrowers to finance, in part, the cash payments required in connection with the Acquisitions and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction.

(b) No part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09 Tax Returns and Payments. Except as set forth in Schedule V, each of the Borrowers and each of their Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrowers and/or any of their Subsidiaries. The Returns accurately reflect in all material respects all liability for material taxes of Aleris and its Subsidiaries, as applicable, for the periods covered thereby. Each of the Borrowers and each of their Subsidiaries has paid all material taxes and assessments payable by them, except for taxes contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim (“Proceeding”) now pending or, to the best knowledge of any Borrower or any of their respective Subsidiaries, threatened by any authority regarding any material taxes relating to the Borrowers or any of their Subsidiaries, other than Proceedings being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP or Local GAAP. Except as set forth in Schedule V, as of the Borrowing Date, neither the Borrowers nor any of their Subsidiaries has entered into any written agreement or waiver or been requested to enter into any written agreement or waiver extending any statute of limitations relating to the payment or collection of any material taxes of the Borrowers or any of their Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrowers or any of their Subsidiaries not to be subject to the normally applicable statute of limitations.

7.10 Compliance with ERISA. (a) (i) Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; (ii) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service on which Aleris, its Subsidiaries or any ERISA Affiliate is entitled to rely other than with respect to the Commonwealth Industries, Inc. Cash Balance Plan; (iii) no Reportable Event has occurred; (iv) to the best knowledge of the Borrowers no Multiemployer Plan is insolvent or in reorganization; which would result in liability to Aleris, any of its Subsidiaries or any ERISA Affiliate; (v) no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds $100,000,000; (vi) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (vii) all contributions required to be made with respect to a Plan and each Multiemployer Plan have been timely made; (viii) neither Aleris nor any Subsidiary of Aleris nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 409, 502(a), 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan other than as a result of entering into this Agreement; (ix) to the best knowledge of the Borrowers, neither Aleris nor any Subsidiary of Aleris nor any ERISA Affiliate has incurred any liability to or on account of a Multiemployer Plan pursuant to Section 515, 4201, 4204 or 4212 of ERISA or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Multiemployer Plan; (x) no condition exists which presents a risk to Aleris or any Subsidiary of Aleris or any ERISA Affiliate of incurring a liability to or on account of a Plan or to the best knowledge of the Borrowers, Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; (xi) to the best knowledge of the Borrowers, no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; (xii) to the best knowledge of the Borrowers, no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan or Multiemployer Plan (other than (x) routine claims for benefits and (y) with respect to the Commonwealth Industries, Inc.

Cash Balance Plan) is pending, expected or, to the best knowledge of the Borrowers, threatened which is reasonably expected to result in a liability to Aleris or any of its Subsidiaries; (xiii) there has been no violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which Aleris, any Subsidiary of Aleris or any ERISA Affiliate may be directly or indirectly liable; (xiv) neither Aleris nor any Subsidiary of Aleris nor any ERISA Affiliate has filed, or is considering filing, an application under the Internal Revenue Services’ Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan or Multiemployer Plan; (xv) neither Aleris nor any Subsidiary of Aleris nor any ERISA Affiliate has, using actuarial assumptions and computation methods consistent with Part I of Subtitle E of Title IV of ERISA, incurred any liability for the withdrawal of Aleris or any Subsidiary of Aleris or any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan or received notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (xvi) no lien imposed under the Code or ERISA on the assets of Aleris or any Subsidiary of Aleris or any ERISA Affiliate exists or is likely to arise on account of any Plan or to the best knowledge of the Borrowers, Multiemployer Plan; and (xvii) Aleris and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which would reasonably be expected to have a Material Adverse Effect except (with respect to any matter specified in clauses (a)(i), and (iii) through (xvi) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

(b) (i) Each Foreign Plan has been established, registered, qualified, invested and administered in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Plan have been made in accordance with applicable laws and the terms of such plan; (iii) neither Aleris nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Plan; (iv) all Foreign Plans which are funded or insured plans are funded or insured to the extent required by any applicable laws; and (v) there are no outstanding disputes pending or, to the best knowledge of Borrowers, threatened, concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits), and no facts exist which would reasonably be expected to give rise to such a dispute except (with respect to any matter specified in clauses (b)(i) through (v) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

7.11 The Security Documents. (a) The security interests created under each Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described therein, superior to and prior to the rights of all third Persons (other than those in favor of the ABL Collateral Agent under the ABL Security Documents), and subject to no security interests of any other Person other than Permitted Liens.

(b) The provisions of each U.S. Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and, upon the proper filing of UCC financing statements, registrations, recordings and other actions (including, without limitation, the recordation of (x) grants of security interest in United States Patents and United States Trademarks, in each case in the United States Patent and Trademark Office and (y) grants of security interest in United States Copyrights with the United States Copyright Office), necessary or appropriate to create, preserve and perfect the security interest granted to the extent contemplated by the U.S. Security Documents (which filings, registrations, recordings and other actions have been accomplished), the Collateral Agent, for the benefit of the Secured Creditors, will have a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, to the extent that such Security Agreement Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the Effective Date in the State of New York), by filing a financing statement under the UCC as enacted in any relevant jurisdiction or by a filing of a grant of security interest in the United States Patent and Trademark Office or in the United States Copyright Office, in each case, subject to the exceptions contained in the relevant Credit Document, superior to and prior to the rights of all third Persons, and subject to no other Liens other than Permitted Liens.

(c) The provisions of each European Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and, upon the registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted to the extent contemplated by the European Security Documents (which filings, registrations, recordings and other actions have been accomplished), the Collateral Agent, for the benefit of the Secured Creditors, will have a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, superior to and prior to the rights of all third Persons, and subject to no other Liens other than Permitted Liens.

(d) If any Mortgage is executed and delivered in accordance with Sections 8.12 and/or 5.12, upon the proper filing of each such Mortgage in the appropriate filing office, each such Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and charge and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security, charge and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto and, in the case of any U.S. Mortgaged Property, Liens permitted pursuant to Section 9.01(xviii)) and subject to no other Liens (other than Permitted Liens related thereto).

7.12 Properties. All Real Property owned or leased by Aleris or any of its Subsidiaries as of the Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule III. Each of Aleris and each of its Subsidiaries has good and indefeasible title to all

Material Real Properties (and to all buildings, fixtures and improvements located thereon) owned by it, free and clear of all Liens, other than Permitted Liens.

7.13 Subsidiaries; etc. (a) Aleris has no Subsidiaries other than those Subsidiaries listed on Schedule VI (which Schedule identifies the direct owners of each such Subsidiary on the Borrowing Date and their percentage ownership therein).

(b) Each direct and indirect parent of the German Borrower (which is not a U.S. Credit Party) is, and at all times shall be, a European Parent Guarantor with no material assets other than the Pledged Collateral (as defined in the European Parent Pledge Agreement), except that the Equity Interests of the top European Parent Guarantor may be owned by one or more U.S. Credit Parties.

(c) Schedule VI also sets forth, as of the Borrowing Date, (A) the exact legal name of each Credit Party and the type of organization of such Credit Party and (B) in the case of U.S. Credit Parties, whether or not such Credit Party is a registered organization (within the meaning of the UCC), the jurisdiction of organization of such Credit Party, the location (within the meaning of the UCC) of such Credit Party, and the organizational identification number (if any) of such Credit Party.

7.14 Compliance with Statutes, etc. Each of Aleris and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15 Investment Company Act. Neither Aleris nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.16 Environmental Matters. (a) Subject to subclause (b) hereof, (i) each of Aleris and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; (ii) there are no pending or, to the knowledge of Aleris or any of the Borrowers, threatened (in writing) Environmental Claims against Aleris or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Aleris or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Aleris or any of its Subsidiaries); and (iii) there are no facts, circumstances, conditions or occurrences (“Conditions”) with respect to the business or operations of Aleris or any of its Subsidiaries), or any Real Property owned, leased or operated by Aleris or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by Aleris or any of its Subsidiaries) that would be reasonably expected to form the basis of an Environmental Claim against Aleris or any of its Subsidiaries or any restriction on the use or transferability of any Real Property owned, leased or operated by Aleris or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary in this Section 7.16, the representations and warranties made in this Section 7.16 shall be untrue only if the effect of any or all Conditions, Environmental Claims and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.17 Employment and Labor Relations. Neither Aleris nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris or any of the Borrowers, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris or any of the Borrowers, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris or any of the Borrowers, threatened against Aleris or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of Aleris or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to Aleris’ knowledge, threatened in writing against Aleris or any of its Subsidiaries and (v) no wage and hour department investigation has been made of Aleris or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

7.18 Intellectual Property, etc. Each of Aleris and each of its Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.19 Indebtedness. Schedule VII sets forth a true and complete list of all Indebtedness (including Contingent Obligations) of Aleris and its Subsidiaries as of the Borrowing Date (but excluding the Term Obligations, any Existing Notes, the Senior Bridge Loans and the ABL Loans, the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such Indebtedness.

7.20 Insurance. Schedule VIII sets forth a true and complete listing of all insurance maintained by Aleris and its Subsidiaries as of the Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

SECTION 8. Affirmative Covenants. Each Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans and Notes (in each case together with interest thereon), Fees and all other Term

Obligations (other than indemnities described in Section 12.13 (and similar indemnities described in the other Credit Documents, in each case) which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01 Information Covenants. Aleris will furnish to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year, (i) the consolidated balance sheet of Aleris and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter (which financial statements shall also include information solely with respect to Aleris, its Subsidiaries that are Credit Parties and its Subsidiaries which are not Credit Parties on a condensed, consolidating basis, each in such detail as reasonably deemed necessary by the Administrative Agent in its discretion), in each case setting forth comparative figures for the corresponding Fiscal Quarter in the prior Fiscal Year and comparable budgeted figures for such Fiscal Quarter as set forth in the respective budget delivered pursuant to Section 8.01(d), all of which shall be certified by a Financial Officer of Aleris that they fairly present in all material respects in accordance with GAAP the financial condition of Aleris and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided, however, that for any Fiscal Quarter for which Aleris has filed a Form 10-Q Report with the Securities and Exchange Commission, the furnishing of the Aleris’ Form 10-Q Report filed with the Securities and Exchange Commission for such quarterly accounting period (or, to the extent same is publicly available via the Security and Exchange Commission’s “EDGAR” filing system, written notification of the filing thereof) accompanied by the certifications required to be made by a Financial Officer of Aleris as set forth above, shall satisfy the requirements of subclause (i) and (ii) of this Section 8.01(a). In addition, upon the reasonable request of the Administrative Agent, the Credit Parties shall provide to the Administrative Agent the financial statements set forth above in this clause (a) of Aleris and its Subsidiaries on a consolidating basis.

(b) Annual Financial Statements. Within 90 days after the close of each Fiscal Year, (i) the consolidated balance sheet of Aleris and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such Fiscal Year (which financial statements shall also include information solely with respect to Aleris, its Subsidiaries that are Credit Parties and its Subsidiaries which are not Credit Parties on a condensed, consolidating basis, each in such detail as reasonably deemed necessary by the Administrative Agent in its discretion) setting forth comparative figures for the preceding Fiscal Year and certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Aleris and its Subsidiaries, which audit was conducted in accordance with GAAP (and made without qualification or expression of uncertainty, in each case as to going concern and without any other material qualification) and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year; provided, however, that for any Fiscal Year for which Aleris has filed a Form 10-K Report with the Securities and Exchange Commission and so long as such 10-K Report contains an opinion meeting the certification requirements of subclause (i), the furnishing of the Aleris’ Form 10-K Report filed with the Securities and Exchange Commission for such quarterly accounting period (or, to the extent same is publicly available via the Security and Exchange Commission’s “EDGAR” filing system, written notification of the filing thereof), shall satisfy the requirements of subclause (i) and (ii) of this Section 8.01(b). In addition, upon the reasonable request of the Administrative Agent, the Credit Parties shall provide to the Administrative Agent the financial statements set forth above in this clause (b) of Aleris and its Subsidiaries on a consolidating basis.

(c) Management Letters. Within 15 days after Aleris or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. No later than the last day of the first Fiscal Quarter each Fiscal Year, (i) a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for Aleris and its Subsidiaries on a consolidated basis) for each of the fiscal months of such Fiscal Year prepared in detail and (ii) a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for Aleris and its Subsidiaries on a consolidated basis) for each succeeding Fiscal Year through the Final Maturity Date prepared in summary form, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budget is based and a statement by a Financial Officer of Aleris to the effect that the budget, when prepared, was a reasonable estimate for the periods covered thereby.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b) (or, if earlier, the filing of the 10-Q Report or the 10-K Report), a compliance certificate from a Financial Officer of Aleris in the form of Exhibit J certifying on behalf of Aleris that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Aleris and its Subsidiaries were in compliance with the provisions of Sections 4.02(e), 9.01(xix), 9.02(v), 9.02(xviii), 9.03(ii), 9.03(iii), 9.03(iv), 9.04(v), 9.04(xiii), 9.04(xiv), 9.04(xv), 9.04(xvi) (and the last sentence of Section 9.04), 9.05(v), 9.05(viii), 9.05(xv) and 9.07(i), inclusive, at the end of such fiscal quarter or year, as the case may be, and (ii) certify that there have been no changes to Annexes A through D, inclusive, and F through I, inclusive, in each case of the U.S. Security Agreement, Annexes A through G of the U.S. Pledge Agreement and the corresponding Annexes and Schedules to the European Security Documents, in each case since the Borrowing Date or, if later, since the date of the most certificate delivered pursuant to this Section 8.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Aleris and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within ten days after any senior officer (including any Financial Officer) of Aleris or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Aleris or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof (or, to the extent same is publicly available via the Security and Exchange Commission’s “EDGAR” filing system, written notification of the filing thereof) copies of all financial information, proxy materials and reports, if any, which Aleris or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto or deliver to holders (or any trustee, agent or other representative therefor) of Indebtedness pursuant to the terms of the documentation governing such Indebtedness.

(h) Environmental Matters. Promptly after any senior officer (including any Financial Officer) of Aleris or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Aleris or any of its Subsidiaries or any Real Property owned, leased or operated by Aleris or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Aleris or any of its Subsidiaries that (a) results in noncompliance by Aleris or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Aleris or any of its Subsidiaries or any restriction on the use or transferability of any such Real Property; and

(iii) the taking of any Remedial Action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Aleris or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or Remedial Action and Aleris’ or such Subsidiary’s response thereto.

(i) Material Real Property. Promptly upon, and in any event within 10 days after, Aleris or any other Credit Party acquires any Material Real Property, notice of such acquisition, together with Aleris’ good faith determination of the fair market value thereof.

(j) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Aleris or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

8.02 Books, Records and Inspections; Annual Meetings. (a) Aleris will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries which permit the preparation of consolidated financial statements of Aleris in accordance with GAAP and which conform in all material respects to all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Aleris will, and will cause each of its Subsidiaries to, permit the Collateral Agent or the Administrative Agent or their respective agents to enter upon the premises of Aleris or any of its respective Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all upon the occurrence and during the continuance of an Event of Default, for the purposes of (i) inspecting the Collateral, (ii) inspecting and/or copying (at Aleris’ expense) any and all records pertaining thereto and (iii) discussing the affairs, finances, accounts and business of Aleris or such Subsidiary with any officers, employees, directors or independent auditors of Aleris or such Subsidiary.

(b) Upon the request of the Administrative Agent during each Fiscal Year of Aleris, Aleris will hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of Aleris and its Subsidiaries for the previous Fiscal Year and the budgets presented for the current Fiscal Year.

8.03 Maintenance of Property; Insurance. (a) Aleris will, and will cause each of its Subsidiaries to, (i) keep all tangible property necessary to the business of Aleris and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Aleris and its Subsidiaries (including, without limitation, statutory workers’ compensation insurance with respect to any work to be performed on or about any Mortgaged Property), and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) Aleris will, and will cause each of the other Credit Parties to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Aleris and/or such Credit Party) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured) and (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent (or at least 10 days’ prior written notice in the case of non-payment of premium). The Borrowers shall, promptly following any request therefor from the Administrative Agent or Collateral Agent, deliver copies of all insurance maintained (and a schedule showing the insurance maintained) by Aleris and its Subsidiaries.

(c) If Aleris or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if Aleris or any of its Subsidiaries shall fail to so endorse all policies or certificates with respect thereto, the Administrative Agent shall have the right, upon 10 days’ prior notice to Aleris (but shall be under no obligation), to procure such insurance and Aleris and the Borrowers jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring and maintaining such insurance.

8.04 Existence; Franchises. Aleris will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall (i) prevent sales of assets and other transactions by Aleris or any of its Subsidiaries in accordance with Section 9.02, (ii) prevent the withdrawal by Aleris or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) require the preservation of any such right, franchise, license, permit, copyright, trademark or patent to the extent that the lapse thereof, either individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect or (iv) prevent the liquidation or winding up of any Subsidiary of Aleris which is not a Credit Party and which is not material or necessary for the business of Aleris and its Subsidiaries if such liquidation or winding up of such Person could not reasonably be expected to have a Materially Adverse Effect.

8.05 Compliance with Statutes, etc. Aleris will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06 Compliance with Environmental Laws. (a) Aleris will (i) comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or operation of its Real Property now or hereafter owned, leased or operated by Aleris or any of its Subsidiaries, (ii) will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and (iii) will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws, in each case except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h), (ii) at any time that Aleris or any of its Subsidiaries are not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, the Borrowers will (in each case) provide, at the sole expense of the Borrowers and at the request of the Administrative Agent, an environmental site assessment report concerning the applicable Real Property owned, leased or operated by Aleris or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, potential cost (if reasonably estimable) of any remedial action in connection with such condition on such Real Property. If the Borrowers fail to provide the same within 60 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrowers, and the Borrowers shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrowers, all at the sole expense of the Borrowers.

8.07 ERISA. (a) As soon as possible and, in any event, within ten (10) Business Days after any senior officer of Aleris, any Subsidiary of Aleris or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Aleris will deliver to each of the Lenders a certificate of the chief financial officer of Aleris setting forth the full details as to such occurrence and the action, if any, that Aleris, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Aleris, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or Plan participants and any notices received by Aleris, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, with respect thereto: (i) that a Reportable Event has occurred (except to the extent that Aleris has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days except where the advance reporting requirement is waived by PBGC under regulations or otherwise by the PBGC; (ii) that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan or to the best knowledge of the Borrowers, a Multiemployer Plan; (iii) except as would not result in any material liability that any contribution required to be made with respect to a Plan or Foreign Plan has not been timely made or made within thirty (30) days of the due date; (iv) that a Plan or, to the best knowledge of the Borrowers, Multiemployer Plan has been or may be subject to a distress termination, be reorganized, partitioned or declared insolvent under Title IV of ERISA; (v) that a Plan has an Unfunded Current Liability which when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans exceeds $100,000,000; (vi) to the best knowledge of the Borrowers, that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; (vii) to the best knowledge of the Borrowers, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution from Aleris, any Subsidiary of Aleris or any ERISA Affiliate to a Multiemployer Plan; (viii) that Aleris, any Subsidiary of Aleris or any ERISA Affiliate will be liable in a material amount for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule of Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan; (ix) that Aleris, any Subsidiary of Aleris or any ERISA Affiliate will or may reasonably be expected to, incur any material liability to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 409, 502(i), 502(1), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code other than as a result of entering into this Agreement; or (x) that Aleris or any Subsidiary of Aleris may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Plan as a result of termination of a plant or division or other than in existence or reasonably anticipated at the time of entering into this Agreement. Aleris will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. At the reasonable request of the Administrative Agent, Aleris will also deliver to each of the Lenders a complete copy of the most recently filed annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any material record, documents or other information required to be furnished to the PBGC, and any material notices received from the PBGC by Aleris, any Subsidiary of Aleris or any ERISA Affiliate with respect to any Plan that is subject to Title IV of ERISA or received from any plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Lenders no later than twenty (20) days after the date such material records, documents and/or information has been furnished to the PBGC or such notice has been received from the PBGC by Aleris, the Subsidiary or the ERISA Affiliate, as applicable.

(b) Aleris and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.

(c) As soon as possible, and in any event within 10 Business Days after any senior officer of Aleris, or any Subsidiary of Aleris, knows or has reason to know of the occurrence of any of the following, Aleris will deliver to each of the Lenders a certificate of the chief financial officer of Aleris setting forth the full details as to such occurrence and the action, if any, that Aleris or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given or filed by Aleris, any such Subsidiary, or the applicable Foreign Pension Plan administrator to or with any government agency: (i) the providing of notice of intent to wind-up a Foreign Pension Plan; (ii) the institution by any government agency of proceedings to wind-up a Foreign Pension Plan; (iii) any event or condition which is reasonably likely to constitute grounds under applicable pension legislation for the wind-up of, or the appointment of the administrator to administer any Foreign Pension Plan; (iv) except as would not result in any material liability, that any contribution required to be made with respect to a Foreign Plan has not been timely made; or (v) except as would not result in any material liability, notice by any governmental agency of any income tax deficiency or delinquency, penalty, audit or investigation with respect to any Foreign Plan; provided (with respect to any matter specified in clauses (c)(i) through (c) (v) above, either individually or in the aggregate) such as would reasonably be expected to have a Material Adverse Effect.

8.08 End of Fiscal Years; Fiscal Quarters. Aleris will cause its and each of its Subsidiaries’ (x) Fiscal Years to end on December 31, and (y) Fiscal Quarters to end on March 31, June 30, September 30 and December 31, except such changes as are agreed in writing by the Administrative Agent.

8.09 Performance of Obligations. Aleris will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10 Payment of Taxes. The Borrowers will pay and discharge, and will cause each of their Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case on a timely basis; provided that none of the Borrowers or any of their Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.11 Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 7.08.

8.12 New Subsidiaries; Additional Security; Further Assurances; etc. (a) Aleris will, and will cause each of its Subsidiaries to, (I) cause each Wholly-Owned Subsidiary established, created or acquired on the Borrowing Date to (i) in the case of Wholly-Owned Domestic Subsidiaries (excluding any Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary), execute and deliver to the Collateral Agent a counterpart of the U.S. Subsidiaries Guaranty, the U.S. Pledge Agreement, the U.S. Security Agreement (or a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent), such Mortgages and other Additional Security Documents as the Administrative Agent or the Required Lenders may require pursuant to clause (b) below, (ii) in the case of Wholly-Owned Foreign Subsidiaries ((x) other than Subsidiaries organized under the laws of Canada, any Subsidiary of the Swiss CE and any Subsidiary described in clause (iii) below) unless (or in the case of clause (i) below, except to the extent) the giving of a guaranty by such Subsidiary (i)

is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (ii) is not within the legal capacity of the relevant Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or (iii) unless the Administrative Agent and the Collateral Agent have waived such requirement with respect to any Foreign Subsidiary (for reasons of cost, legal limitations or such other matters as deemed appropriate by the Administrative Agent and the Collateral Agent)), execute and deliver to the Collateral Agent a counterpart of the European Subsidiaries Guaranty, the European Security Documents (or a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent), such Mortgages and other Additional Security Documents as the Administrative Agent or the Required Lenders may require pursuant to clause (b) below, (iii) in the case of Wholly-Owned Foreign Subsidiaries that are the direct or indirect parents of the German Borrower (unless (or in the case of clause (i) below, except to the extent) the giving of a guaranty by such Subsidiary (i) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (ii) is not within the legal capacity of the relevant Subsidiary or would conflict with the fiduciary duties of its directors or contravene any by legal prohibition or result in personal or criminal liability on the part of any officer or (iii) unless the Administrative Agent and the Collateral Agent have waived such requirement with respect to any such Foreign Subsidiary (for reasons of cost, legal limitations or such other matters as deemed appropriate by the Administrative Agent and the Collateral Agent)), execute and deliver to the Collateral Agent a counterpart of the European Parent Guaranty and the European Parent Pledge Agreement (or a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent), and (iv) execute and deliver all other relevant documentation (including opinions of counsel, resolutions, officers’ certificates and UCC financing statements) of the type described in Section 5 as such new Subsidiary would have had to deliver if it were a Credit Party on the Borrowing Date and (II) pledge the Equity Interests of a Subsidiary established, created or acquired after the Borrowing Date (to the extent owned by a Credit Party) to the Collateral Agent pursuant to, and to the extent required by, the applicable Security Document.

(b) Aleris will, and will cause each other Credit Party to, grant to the Collateral Agent (unless the Administrative Agent and the Collateral Agent have waived such requirement with respect to any Foreign Subsidiary (for reasons of cost, tax, legal limitations or such other matters as deemed appropriate by the Administrative Agent and the Collateral Agent)) for the benefit of the Secured Creditors security interests and Mortgages in such Material Real Property and personal properties (excluding leasehold interests) of Aleris and such other Credit Party as are acquired after the Borrowing Date and not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent, together with all other documents (including, without limitation, opinions of local counsel) required to be delivered with the initial Mortgages on the Borrowing Date pursuant to Sections 5.12 and 5.02(iv), and shall constitute, after appropriate filings have been made (to the extent required to be made), valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for

Permitted Liens or, in the case of Real Property, the Permitted Encumbrances. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 8.12(b) shall not apply to (and Aleris and its Subsidiaries shall not be required to grant a mortgage in) any Real Property other than Material Real Property.

(c) Aleris will, and will cause each of the other Credit Parties to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps (including, without limitation, delivering such notices to account debtors as may be required under local law to render the security interests granted by the respective Security Department and the transfers effected pursuant to the Receivables Purchase Agreements, in each case, effective against the respective account debtors and other third parties and the execution and delivery of additional security documents) relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Aleris will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 8.12 has been complied with.

(d) If the Administrative Agent, the Collateral Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Aleris and its Subsidiaries constituting Collateral, the Borrowers will, at their own expense, provide to the Administrative Agent and the Collateral Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Borrowers agree that each action required by clauses (a) through (d) of this Section 8.12 shall be completed as soon as possible, but in no event later than 30 days after such action is required to be taken or is requested to be taken by the Administrative Agent or the Required Lenders, as the case may be (or such longer time period as may be agreed to by the requesting party); provided that, in no event will Aleris or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.12.

8.13 Ownership of Subsidiaries; etc. Except for a Subsidiary in which all investments made by Aleris and its other Subsidiaries have been made pursuant to Section 9.05(iii), (xii), (xiv) and/or (xv) and except for any Non-Wholly-Owned Subsidiary of Aleris acquired pursuant to a Permitted Acquisition consummated in accordance with the terms hereof,

Aleris will, and will cause each of its Subsidiaries to be, either directly or indirectly, Wholly-Owned Subsidiaries of Aleris.

8.14 Permitted Acquisitions. (a) Subject to the provisions of this Section 8.14 and the requirements contained in the definition of Permitted Acquisition, Aleris and each of its Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) Aleris shall have given to the Administrative Agent and the Lenders at least five (5) Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) either (x) the consideration for the respective Permitted Acquisition shall consist solely of Aleris Common Stock or Qualified Preferred Stock of Aleris or (y) the aggregate consideration (other than Aleris Common Stock and Qualified Preferred Stock of Aleris) payable for such Permitted Acquisition when added to the aggregate consideration (other than Aleris Common Stock and Qualified Preferred Stock of Aleris) paid or payable for all other Permitted Acquisitions theretofore consummated during such Fiscal Year shall not exceed $70,000,000; provided that if the Total Leverage Ratio of Aleris and its Subsidiaries would be less than 2.50:1.00 after giving effect to such Permitted Acquisition, the limitations in this clause (iii) and succeeding clause (iv) shall not apply; (iv) the consideration (other than Aleris Common Stock as Qualified Preferred Stock of Aleris) paid or payable in any Fiscal Year in respect of all Persons or assets located outside of the United States shall not exceed $45,000,000, it being understood and agreed that up to 100% of the amounts not so expended may be carried over for use in any other Fiscal Year; and (v) Aleris shall have delivered to the Administrative Agent (with copies for each Lender) a certificate executed by one of its Financial Officers certifying compliance with the requirements of preceding clauses (i) through (iv), inclusive (to the extent applicable).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of any Equity Interests of any Person, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged (to the extent required by Section 8.12).

(c) Aleris will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by Section 8.12 to the reasonable satisfaction of the Administrative Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by Aleris that the certifications pursuant to this Section 8.14 are true and correct and that all conditions thereto have been satisfied (or waived, to the extent applicable, in a prior writing by the Required Lenders) and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 10.

8.15 Existing Senior Secured Note Indenture Discharge. On or prior to October 7, 2006, (i) Aleris shall discharge the Existing Senior Secured Note Indenture in accordance with Section 8.1(a) thereof, (ii) all guarantees and security documents with respect to the Existing Senior Secured Notes shall have been terminated and be of no further force and effect, (iii) the Administrative Agent shall have received (x) copies of releases of security interests in and Liens on the assets owned by Aleris and its Subsidiaries from the trustee in respect of the Existing Senior Secured Note Indenture (including, without limitation, (I) proper termination statements (Form UCC-3 or the appropriate equivalent) designated as discharge for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to Aleris or any of its Subsidiaries in connection with the security interests created with respect to the Existing Senior Secured Note Indenture and the documentation related thereto, (II) termination, discharge or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Aleris or any of its Subsidiaries on which filings have been made, and (III) terminations of all mortgages, leasehold mortgages, deeds of trust and leasehold deeds of trust created with respect to property of Aleris or any of its Subsidiaries, in each case to secure the obligations in respect of the Existing Senior Secured Notes), all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (y) all collateral owned by Aleris or any of its Subsidiaries in the possession of any of the trustee in respect of the Existing Senior Secured Note Indenture or any collateral agent or trustee under any related security document and (iv) the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it, that the matters set forth in this Section 8.15 have been satisfied on such date.

SECTION 9. Negative Covenants. Each Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and the Loans and Notes (in each case, together with interest thereon), Fees and all other Term Obligations (other than any indemnities described in Section 12.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Liens. No Borrower will, or will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of such Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to such Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted, for which adequate reserves have been established in accordance with GAAP or Local GAAP, as applicable;

(ii) Liens in respect of property or assets of Aleris or any of its Subsidiaries imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, supplier’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of Aleris and its Subsidiaries’ property or assets taken as a whole or materially impair the use thereof in the operation of the business of Aleris and its Subsidiaries taken as a whole or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Borrowing Date which are listed, and the property subject thereto described, in Schedule IX and renewals, replacements and extensions provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Aleris or any of its Subsidiaries;

(iv) Liens (x) in favor of the Collateral Agent for the benefit of the Term Secured Parties granted pursuant to this Agreement or the Security Documents and (y) in favor of the ABL Collateral Agent for the benefit of the ABL Secured Parties granted pursuant to the ABL Credit Agreement or any Security Document (as defined in the ABL Credit Agreement); provided that neither the German Borrower nor any of its Subsidiaries (other than Transitory European Subsidiaries) may (except as provided in the Intercreditor Agreement) grant Liens securing the ABL Obligations;

(v) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Aleris or any of its Subsidiaries;

(vi) Liens upon assets of Aleris or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(v), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Aleris or any Subsidiary of Aleris;

(vii) purchase money security interests in Real Property acquired by Aleris and its Subsidiaries after the Borrowing Date or with respect to improvements thereto, and Liens placed upon equipment acquired after the Borrowing Date and used in the ordinary course of business of Aleris or any of its Subsidiaries and (in each case) placed at the time of the acquisition (or construction) thereof by Aleris or such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase (or construction) price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition (or construction) of any such Real Property (or improvements thereto) or equipment or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(v) and (y) in all events, the Lien encumbering the Real Property (or improvements thereto) fixtures, furniture or equipment so acquired (or constructed) does not encumber any other asset of Aleris or any Subsidiary of Aleris;

(viii) easements, rights-of-way, restrictions, encroachments, municipal and zoning ordinances and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Aleris or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC or like personal property security financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) non-consensual Liens arising out of the existence of judgments or awards in respect of which do not constitute an Event of Default pursuant to Section 10.09 and which Aleris or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review;

(xi) statutory and common law landlords’ liens under leases to which Aleris or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) (x) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits and (y) deposits securing the performance of bids, tenders, leases (other than Capitalized Lease Obligations) and contracts (other than Indebtedness) in the ordinary course of business, statutory obligations, trade contracts, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money) so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(xiii) Permitted Encumbrances;

(xiv) customary Liens in favor of banking institutions encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business;

(xv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of Aleris in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(xiii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to (x) any asset of Aleris or any other asset of the German Borrower or any other Subsidiary of Aleris not acquired in connection with such Permitted Acquisition;

(xvi) Liens securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 9.04(xiv), provided that such Liens only attach to the assets of Foreign Subsidiaries;

(xvii) contractual options or rights to purchase Real Property and Equipment from any Credit Party;

(xviii) to the extent required by the Existing Senior Secured Note Indenture (as in effect on the date hereof), Liens securing Indebtedness under the Existing Senior Secured Notes to the extent permitted to remain outstanding pursuant to Section 9.04(viii)(y); and

(xix) Liens (which, if same apply to any Collateral, are junior to the Liens on the Collateral securing the Term Obligations) not otherwise permitted by clauses (i) through (xviii) of this Section 9.01 to the extent attaching to properties and assets not constituting Term Priority Collateral (as defined in the Intercreditor Agreement) or Term Exclusive Collateral (as defined in the Intercreditor Agreement) and not constituting assets of the German Borrower and its Subsidiaries and with an aggregate fair value not in excess of, and securing liabilities not in excess of, $25,000,000 in the aggregate at any time outstanding.

In connection with the granting or assumption of Liens of the type described in clauses (vi), (vii) and (xv) of this Section 9.01 by Aleris of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the property subject to such Liens).

9.02 Consolidation, Merger, Purchase or Sale of Assets, etc. No Borrower will, or will permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, intangible assets, goods and Real Property in the ordinary course of business) of any Person, except that the following shall be permitted:

(i) Capital Expenditures by Aleris and its Subsidiaries shall be permitted (other than Capital Expenditures consisting of the acquisition of an Acquired Entity or Business except to the extent otherwise permitted pursuant to Section 9.05);

(ii) each of Aleris and its Subsidiaries may make sales of inventory in the ordinary course of business;

(iii) Investments may be made to the extent permitted by Section 9.05;

(iv) each of Aleris and its Subsidiaries may sell or otherwise dispose of excess, obsolete, damaged or worn-out assets in the ordinary course of business;

(v) Aleris and its Subsidiaries may sell assets (other than the Equity Interests of any Subsidiary unless all of the Equity Interests of such Subsidiary then owned by Aleris and its Subsidiaries are sold in a sale permitted by this clause (v)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and Aleris or the respective Subsidiary receives at least fair market value (as determined in good faith by Aleris or such Subsidiary, as the case may be), (x) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(c) and (y) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (v) shall not exceed $25,000,000 in any fiscal year of Aleris;

(vi) each of Aleris and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(v));

(vii) each of Aleris and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction or bulk sale;

(viii) each of Aleris and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Aleris or any of its Subsidiaries, in each case so long as no such grant (x) otherwise restricts any Credit Party’s right to grant a lien on such assets or property in favor of the Collateral Agent or (y) would adversely affect any Collateral or the Collateral Agent’s rights or remedies with respect thereto;

(ix) any Subsidiary of Aleris (other than the German Borrower) may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to, Aleris or any Wholly-Owned Domestic Subsidiary of Aleris which is a U.S. Credit Party so long as (i) in the case of any such merger, dissolution or liquidation involving Aleris, Aleris is the surviving corporation of any such merger, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Subsidiary which is (or thereupon becomes) a U.S. Credit Party is the surviving corporation of any such merger, dissolution or liquidation, (iii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation), and (iv) in the case of any such transaction pursuant to which any consideration is paid to a Person that is not a Wholly-Owned Subsidiary of Aleris, such consideration shall be permitted to be paid at such time only to the extent that it could otherwise have been paid pursuant to (and Aleris shall be required to satisfy the provisions of) Section 9.05(xv);

(x) any Foreign Subsidiary of Aleris may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to, a European Credit Party so long as (i) in the case of any such merger, dissolution or liquidation, the European Credit Party (and, if involving the German Borrower, the German Borrower) is the surviving corporation of any such merger, dissolution or liquidation, (ii) the security interests and charges granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Credit Party shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and constitute a valid first ranking priority security interest or charge subject to no other Liens except Permitted Liens, and (iii) in the case of any such transaction pursuant to which any consideration is paid to a Person that is not a Wholly-Owned Subsidiary of Aleris, such consideration shall be permitted to be paid at such time only to the extent that it could otherwise have been paid pursuant to (and Aleris shall be required to satisfy the provisions of) Section 9.05(xiv) or Section 9.05(xv);

(xi) any Subsidiary of Aleris which is not a Credit Party may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Subsidiary of Aleris so long as such Wholly-Owned Subsidiary is the surviving corporation of any such merger, dissolution or liquidation;

(xii) any Subsidiary of Aleris which is not a Wholly-Owned Subsidiary of Aleris and which is not a Credit Party may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to any other Subsidiary of Aleris so long as, in the case of mergers with and into a Credit Party, such Credit Party is the surviving entity of such merger and remains a Wholly-Owned Subsidiary of Aleris;

(xiii) any Subsidiary of Aleris which is not a Credit Party may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to any other Subsidiary of Aleris and any non Wholly-Owned Subsidiary which is a Credit Party may merge into, or be dissolved or liquidated into, or transfer any of its assets to any other Credit Party, in each case so long as (i) if, after giving effect to such merger, dissolution or liquidation the percentage ownership of Aleris and its Subsidiaries in any such Subsidiary or its assets is reduced, the value of such reduction shall be permitted as a Dividend pursuant to Section 9.03, (ii) the security interests and charges (if any) granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of the Subsidiaries party to such transaction shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and constitute a valid security interest or charge (of at least the same ranking as theretofore existed) subject to no other Liens except Permitted Liens, and (iii) in the case of any such transaction pursuant to which any consideration is paid to a Person that is not a Wholly-Owned Subsidiary of Aleris, such consideration shall be permitted to be paid at such time only to the extent that it could otherwise have been paid pursuant to (and Aleris shall be required to satisfy the provisions of) Section 9.05;

(xiv) each of Aleris and its Subsidiaries may sell or liquidate Cash Equivalents, in each case for cash at fair market value (as determined in good faith by Aleris);

(xv) Aleris and its Subsidiaries may sell the assets described on Schedule XI so long as (w) no Default or Event of Default then exists or would result therefrom, (x) each such sale is in an arm’s-length transaction and Aleris or the respective Subsidiary receives at least fair market value (as determined in good faith by Aleris or such

Subsidiary, as the case may be) and (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(c);

(xvi) transfers or sales of assets (t) among the U.S. Credit Parties, (u) among the German Borrower and its Wholly-Owned Subsidiaries, (v) among Wholly-Owned Foreign Subsidiaries (that are not Credit Parties) of Aleris, (w) by any Subsidiary of Aleris to any U.S. Credit Party, (x) by any Foreign Subsidiary of Aleris that is not a Credit Party to any Wholly-Owned Foreign Subsidiary of Aleris, (y) by any U.S. Credit Party to any Wholly-Owned European Subsidiary of Aleris that is a Credit Party, and (z) by any U.S. Credit Party to any Wholly-Owned Foreign Subsidiary (that is not a Credit Party) of Aleris, so long as, (I) in the case of any transfer from one Credit Party to another Credit Party, any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the relevant Security Documents in the assets so transferred shall (A) remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or (B) be replaced by security interests granted to the relevant Collateral Agent for the benefit of the relevant Secured Creditors pursuant to the relevant Security Documents, which new security interests shall be in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) and (II) in the case of any transfer pursuant to preceding clauses (y) and (z), the aggregate value of all assets transferred or sold (other than sales or transfer of assets located at 2211 East Carson Street, Long Beach, California or located, or previously located, at State Board 7, Hannibal, Ohio) shall not exceed $30,000,000 since the Borrowing Date;

(xvii) Permitted Acquisitions may be made to the extent permitted by Section 8.14;

(xviii) Aleris and its Subsidiaries may consummate Asset Swaps, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such Asset Swap is in an arm’s length transaction and Aleris or the respective Subsidiaries receive at least fair market value (as determined in good faith by Aleris or such Subsidiary, as the case may be), (x) the Net Sale Proceeds therefrom (if any) are applied and/or reinvested as (and to the extent) required by Section 4.02(c), (y) the Collateral Agent shall have a perfected Lien on the assets acquired pursuant to such Asset Swap at least to the same extent for the assets sold pursuant to such Asset Swap (immediately prior to giving effect thereto) subject to no other Lien other than Permitted Liens and (z) the aggregate fair market value of all assets sold pursuant to this clause (xviii) shall not exceed $25,000,000 in the aggregate since the Borrowing Date; provided that so long as the assets acquired by Aleris or any of its Subsidiaries pursuant to the respective Asset Swap are located in the same jurisdiction (or in the case of the United States, any State of the United States) as the assets disposed of by Aleris or such Subsidiary, neither the fair market value limitation in this clause (xviii) nor the $25,000,000 aggregate cap on such transaction described in clause (z) above will apply to such Asset Swap;

(xix) European Distribution Subsidiaries, Transitory European Subsidiaries, Specified European Manufacturing Subsidiaries and the German Borrower or any other

Subsidiary thereof may, at any time and from time to time, sell Accounts and related assets to the Swiss CE pursuant to Receivables Purchase Agreements; and

(xx) the Transaction may be consummated on the Borrowing Date.

Notwithstanding anything to the contrary contained above, in no event shall the Equity Interests of (A) any Borrower be sold, transferred or otherwise disposed of (x) to any Person that is not a Credit Party (or, in the case of the German Borrower, to a Person not a European Parent Guarantor) or (y) pursuant to a sale, transfer or other disposition which would give rise to a Change of Control, (B) any Subsidiary of the German Borrower (other than any Subsidiary substantially all of the assets of which are Accounts and related assets and/or substantially all of whose business activities relate to sales and distribution activities) be sold, transferred or otherwise disposed of to a Person other than the German Borrower or a Wholly-Owned Subsidiary thereof or (C) the Swiss CE or any Subsidiary thereof be sold, transferred or otherwise disposed of to a Person other than (x) in the case of the Swiss CE, a European Parent Guarantor or (y) in the case of a Subsidiary of the Swiss CE, to the Swiss CE as a Wholly-Owned Subsidiary thereof. To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to Aleris or a Subsidiary thereof which is a Credit Party), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

9.03 Dividends. No Borrower will, or will permit any of its Subsidiaries to pay any Dividends with respect to Aleris or any of its Subsidiaries, except that:

(i) any Subsidiary of Aleris may (x) pay cash Dividends or make dividends or other distributions in kind (but the German Borrower and its Subsidiaries may not distribute in kind all or substantially all of their assets) to Aleris or to any Wholly-Owned Subsidiary of Aleris and (y) if such Subsidiary is not a Wholly-Owned Subsidiary of Aleris, pay cash Dividends to its shareholders generally so long as Aleris or its respective Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account that the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

(ii) Aleris may (i) repurchase its Equity Interests in connection with the exercise of stock options (including for purposes of paying tax withholding applicable to stock option exercises) granted to officers, directors or employees of Aleris and its Subsidiaries and (ii) redeem, repurchase or otherwise acquire for value outstanding shares of Aleris Common Stock (or options to purchase Aleris Common Stock) following the death, disability or termination of employment of officers, directors or employees of Aleris or any of its Subsidiaries, in each case so long as (w) the only consideration paid by Aleris in respect of such redemptions or purchases shall be cash or unsecured notes, (x) the aggregate amount paid by Aleris in cash in respect of all such redemptions or purchases pursuant to preceding clauses (i) and (ii) shall not exceed $5,000,000 in respect of all such redemptions, purchases and payments made in any Fiscal Year; provided that to the extent that any portion of the $5,000,000 annual limit on such redemptions, purchases and payments is not utilized in any Fiscal Year, such unused portion will increase the annual limit applicable to the immediately subsequent Fiscal Year and (y) at the time of any Dividend permitted to be made pursuant to this Section 9.03(ii), no Default or Event of Default shall then exist or result therefrom;

(iii) so long as no Event of Default is in existence or would exist immediately after giving effect thereto, Aleris may pay additional cash Dividends on its Equity Interests in an amount not to exceed $15,000,000 in any Fiscal Year or $50,000,000 in the aggregate since the Borrowing Date; and

(iv) Aleris may pay additional cash Dividends on its Equity Interests so long as (x) no Default or Event of Default shall have occurred and be continuing (or would result therefrom); (y) Total Leverage Ratio is less than 2.00:1.00 after giving effect, on a Pro Forma Basis, to such Dividend; and (z) the aggregate amount of such Dividends (including, without limitation, Dividends paid pursuant to clauses (i), (ii) and (iii) above but excluding Dividends paid to Aleris or a Subsidiary of Aleris pursuant to clause (i) above) and all other Dividend declared or made subsequent to the Borrowing Date would not exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the Borrowing Date occurs to the end of the most recent Fiscal Quarter ending prior to the date of such Dividend for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate net cash proceeds received by Aleris from the issue or sale of Aleris Common Stock or its Qualified Preferred Stock or other capital contributions subsequent to the Borrowing Date (other than net cash proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the U.S. Borrower or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the U.S. Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(iii) the amount by which Indebtedness of Aleris or its Subsidiaries is reduced on Aleris’s balance sheet upon the conversion or exchange (other than by a Subsidiary of Aleris) subsequent to the Borrowing Date of any Indebtedness of Aleris or its Subsidiaries convertible or exchangeable for Aleris Common Stock or Qualified Preferred Stock of Aleris (less the amount of any cash or the fair market value of any other property, distributed by Aleris upon such conversion or exchange).

9.04 Indebtedness. No Borrower will, or will permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness or Interest Rate Protection Agreements or Other Hedging Agreements, except:

(i) the Term Obligations;

(ii) Existing Indebtedness (not constituting Capitalized Lease Obligations outstanding on the Borrowing Date, which shall be required to be justified under following clause (v)) outstanding on the Borrowing Date and listed on Schedule VII (as reduced by any permanent repayments of principal thereof);

(iii) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Other Hedging Agreements providing protection to Aleris and its Subsidiaries against fluctuations in currency values and commodity prices so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(v) Indebtedness of Aleris and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted by Section 9.01(vi)) and purchase money Indebtedness described in Section 9.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (v) exceed $50,000,000 at any time outstanding;

(vi) intercompany Indebtedness among Aleris and its Subsidiaries to the extent permitted by Section 9.05(viii);

(vii) Aleris, each Domestic Subsidiary of Aleris, the U.S. Subsidiary Guarantors, the Canadian Credit Parties (as defined in the ABL Credit Agreement), the Swiss CE, the Distribution Subsidiaries and Transitory European Subsidiaries, may incur and remain liable with respect to the Indebtedness under the ABL Credit Agreement and the other ABL Credit Documents; provided, however, that the aggregate principal amount of Indebtedness thereunder shall not exceed (as measured on each date of incurrence pursuant to this clause (vii)) $50,000,000 plus the greater of (I) $850,000,000 and (II) the sum of (x) 85% of the net book value of the accounts receivable of Aleris and its Domestic Subsidiaries, the Canadian Credit Parties and the European Credit Parties (as defined in the ABL Credit Agreement) and (y) the lesser of 75% of the net book value or 85% of the net orderly liquidation value of the inventory of Aleris and its Domestic Subsidiaries and the Canadian Credit Parties, with any determinations pursuant to this clause (II) to be made on the date of each incurrence of Indebtedness pursuant to this clause (II) based on the most recent financial statements that are available to Aleris;

(viii) (x) the Senior Bridge Loans in an initial aggregate principal amount not to exceed $507,000,000 (or its equivalent in the applicable currencies) and any Permitted Senior Bridge Loan Refinancing, (y) Existing Senior Secured Notes not tendered pursuant to the Tender Offer and Consent Solicitation in an aggregate principal amount not to exceed $8,000,000 less the amount of any repayments of principal thereof made after the Borrowing Date, provided that (1) the covenant defeasance described in Section 8.01(b) of the Existing Senior Secured Note Indenture shall have been fully effected with respect thereto, and (2) from and after October 15, 2006, such Existing Senior Secured Notes shall have been fully discharged pursuant to Section 8.01(a) of the Existing Senior Secured Note Indenture and (z) Existing Senior Unsecured Notes not tendered pursuant to the Tender Offer and Consent Solicitation in an aggregate principal amount not to exceed $90,000 less the amount of any repayments of principal thereof made after the Borrowing Date; provided that (1) the covenant defeasance described in Section 9.03 of the Existing Senior Unsecured Note Indenture shall have been fully effected with respect thereto and (2) from and after November 15, 2008, such Existing Senior Unsecured Notes shall have been fully discharged pursuant to Section 9.02 of the Existing Senior Unsecured Note Indenture;

(ix) Indebtedness consisting of guaranties by (w) one or more U.S. Credit Parties of each other’s (and/or the German Borrower’s) Indebtedness or other obligations of any such Persons permitted under this Agreement, (x) one or more Foreign Subsidiaries organized under the laws of Canada of each other’s Indebtedness or other obligations of any such Persons permitted under this Agreement, (y) the Swiss CE and its Subsidiaries of each other’s Indebtedness or other obligations of any such Persons permitted under this Agreement and (z) the German Borrower and its Subsidiaries of each other’s Indebtedness or other obligations of any such Persons permitted under this Agreement;

(x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business or other cash management services so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;

(xi) Permitted Refinancing Indebtedness (but not issued in respect of any Capitalized Lease Obligations or any refinancing thereof), so long as, in the case of any Permitted Refinancing of Existing Indebtedness, no Default or Event of Default is in existence at the time of the incurrence of such Permitted Refinancing Indebtedness and immediately after giving effect thereto;

(xii) to the extent that same constitutes Indebtedness, obligations in respect of earn-out arrangements permitted pursuant to a Permitted Acquisition or other acquisition as permitted pursuant to Section 9.05;

(xiii) Indebtedness of a Subsidiary of Aleris acquired pursuant to a Permitted Acquisition or other acquisition as permitted pursuant to Section 9.05 (or Indebtedness assumed at the time of a Permitted Acquisition or other acquisition as permitted pursuant to Section 9.05 of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other acquisition as permitted pursuant to Section 9.05,

(y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations, purchase money Indebtedness and Indebtedness secured only by a mortgage on Real Property shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (xiii) shall not exceed $25,000,000 at any one time outstanding;

(xiv) (x) Indebtedness of any Foreign Subsidiary (other than a Credit Party), consisting of local lines of credit incurred in the ordinary course of business of such Foreign Subsidiary and, except as otherwise permitted by Section 9.04(ix), not guaranteed by a Credit Party, in an aggregate principal amount not to exceed at any time the Dollar Equivalent of $75,000,000 and (y) Indebtedness of any Foreign Subsidiary consisting of an Investment made by Aleris or a Subsidiary thereof to such Foreign Subsidiary as permitted by Section 9.05(viii); provided that for purposes of determining compliance with this Section 9.04(xiv), the Dollar Equivalent of any amounts denominated in a currency other than U.S. Dollars shall be calculated on the date on which the applicable Indebtedness was incurred;

(xv) unsecured Indebtedness of Aleris the net cash proceeds of which are used to consummate one or more Permitted Acquisitions or other acquisitions of an Acquired Entity or Business permitted pursuant to Section 9.05 (“Additional Debt”); provided that (x) (A) the terms of such Additional Debt shall not contain any cross-default provisions (other than for material non-payment at final maturity, and may include a cross-acceleration provision), (B) the terms of the Additional Debt shall not contain any financial maintenance covenants, (C) the Additional Debt shall not be secured by any asset of Aleris or any of its Subsidiaries and shall not be guaranteed by Aleris or any Subsidiary of Aleris other than another U.S. Credit Party, and (D) no portion of the principal of the Additional Debt shall be scheduled to be redeemed, repurchased or otherwise repaid or prepaid (other than as a result of a change of control, customary offers upon asset sales, acceleration or such other provision as shall be customary for comparable high-yield debt securities) prior to the date that is six months after the Final Maturity Date and (y) after giving effect to the incurrence of such Indebtedness, (I) the Total Leverage Ratio of Aleris and its Subsidiaries would be less than 3.25:1.00 on a Pro Forma Basis and (II) no Default or Event of Default shall exist or would result therefrom;

(xvi) so long as no Default or Event of Default shall exist or would result therefrom, additional Indebtedness of Aleris and its Subsidiaries not to exceed $100,000,000 in aggregate principal amount at any time outstanding; and

(xvii) unsecured Indebtedness of Aleris issued in connection with the repurchase of its Equity Interests in accordance with the provisions of Section 9.03(ii).

Notwithstanding the foregoing, Indebtedness of the German Borrower and its Subsidiaries permitted pursuant to clauses (v), (xiii) and (xvi) of this Section 9.05 shall not exceed $25,000,000 at any time outstanding.

9.05 Advances, Investments and Loans. No Borrower will, or will permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any

Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) Aleris and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Aleris or such Subsidiary;

(ii) Aleris and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) Aleris and its Subsidiaries may hold the Investments held by them on the Borrowing Date and described on Schedule X;

(iv) Aleris and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, trade debtors, licensors, licensees and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course of business;

(v) Aleris and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business consistent with past practices of Aleris and its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) Aleris and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 9.04(iii);

(vii) Aleris and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 9.04(iv);

(viii) Aleris and its Subsidiaries may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”), as described in this Section 9.05(viii); (i) U.S. Credit Parties and the Luxco Guarantor may make Intercompany Loans and advances between and among one another, (ii) the Swiss CE and its Subsidiaries may make Intercompany Loans and advances between and among one another and to one or more European Parent Guarantors and/or U.S. Credit Parties, (iii) the German Borrower and its Subsidiaries may make Intercompany Loans and advances between and among one another and to one or more European Parent Guarantors and/or U.S. Credit Parties, (iv) European Parent Guarantors may make Intercompany loans and advances between each other and to one or more U.S. Credit Parties, (v) Wholly-Owned Subsidiaries which are not Credit Parties can make Intercompany Loans among themselves and (vi) in addition to Intercompany Loans made as provided above, Aleris and its Wholly-Owned Subsidiaries may make Intercompany Loans among themselves so long as (x) the aggregate principal amount of all Intercompany Loans made by the U.S. Credit Parties pursuant to this clause (vi) to Wholly-Owned Subsidiaries that are Foreign Subsidiaries shall not exceed $50,000,000 in any Fiscal Year (determined without regard to any write-downs or write-offs thereof), and (y) the aggregate principal amount of all Intercompany Loans made by the Credit Parties pursuant to this clause (vi) to Wholly-Owned Subsidiaries which are not Credit Parties shall not exceed $35,000,000 in any Fiscal Year (determined without regard to any write-downs or write-offs thereof), provided that (I) no Intercompany Loans may be made by a Credit Party to a Subsidiary of Aleris that is not a Credit Party at a time that any Event of Default exists and is continuing, and (II) (1) each Intercompany Loan made by any Subsidiary of Aleris that is not a Credit Party to any Credit Party and (2) each Intercompany Loan made by a Subsidiary of Aleris to the German Borrower or any European Subsidiary Guarantor, shall be subject to subordination provisions reasonably satisfactory to the Administrative Agent;

(ix) Aleris and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 9.02(v);

(x) Aleris and its Subsidiaries may own the capital stock of, or other equity interests in, their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (although any amounts invested in such Subsidiaries must be independently justified pursuant to the other clauses of this Section 9.05).

(xi) Investments constituting guaranties permitted by Section 9.04;

(xii) Permitted Acquisitions shall be permitted in accordance with Section 8.14;

(xiii) notes from employees of Aleris and its Subsidiaries in connection with such employees’ acquisition of shares of Aleris Common Stock so long as no cash is actually advanced by Aleris or any of its subsidiaries in connection with the acquisition of such Aleris Common Stock;

(xiv) so long as (x) no Event of Default is in existence or would exist immediately after giving effect thereto and (y) the Total Leverage Ratio of Aleris and its Subsidiaries would be less than 2.00:1.00 (both before and after giving effect to such Investment) at such time, additional Investments by Aleris and its Subsidiaries;

(xv) so long as no Default or Event of Default then exists or would result therefrom, additional Investments by Aleris and its Subsidiaries in an aggregate amount not to exceed $35,000,000 at any time outstanding (determined as the amount originally advanced, loaned or otherwise invested) (without giving effect to any write-downs or write-offs thereof), less any returns on the respective investment not to exceed the original amount invested;

(xvi) the Transaction shall be permitted; and

(xvii) Investments in Subsidiaries resulting from the transfer to any Subsidiary of Aleris of assets located on the Borrowing Date at 2211 Carson Street, Long Beach, California or State Road 7, Hannibal, Ohio.

9.06 Transactions with Affiliates. No Credit Party will, or will permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Aleris or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Aleris or such Subsidiary as would reasonably be obtained by Aleris or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the following shall not be prohibited by this Section 9.06:

(i) Dividends may be paid to the extent provided in Section 9.03;

(ii) loans may be made and other transactions may be entered into by Aleris and its Subsidiaries to the extent permitted by Sections 9.02, 9.04 and 9.05;

(iii) customary fees, indemnities and reimbursements may be paid to officers and directors of Aleris and its Subsidiaries;

(iv) Aleris may issue Aleris Common Stock or Qualified Preferred Stock;

(v) Aleris and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of Aleris and its Subsidiaries in the ordinary course of business;

(vi) periodic allocations of overhead expenses among Aleris and its Subsidiaries may be made;

(vii) each of Aleris and its Subsidiaries may grant licenses or sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Aleris or any of its Subsidiaries, in each case so long as no such grant otherwise restricts any Credit Party’s right to grant a Lien on such assets or property in favor of the Collateral Agent (or the Collateral Agent’s rights and remedies with respect, or access, thereto);

(viii) transactions among Aleris and its Wholly-Owned Subsidiaries which are otherwise permitted pursuant to this Agreement;

(ix) the Swiss CE may enter into the Tolling Agreements with the European Manufacturing Subsidiaries and other Subsidiaries of Aleris and the various parties may perform their obligations and make payments thereunder;

(x) the Swiss CE and its Subsidiaries may enter into Receivables Purchase Agreements among themselves and with the German Borrower and its Subsidiaries and the various parties may perform their obligations and make payments thereunder; and

(xi) the Transaction shall be permitted.

Notwithstanding anything to the contrary contained in this Agreement, Aleris will not, and will not permit any of its Subsidiaries to, pay any management, consulting or similar fees to any of their respective Affiliates (other than to Aleris and/or one or more Wholly-Owned Subsidiaries thereof).

9.07 Limitations on Payments of Certain Indebtedness; Modifications of Certain Indebtedness Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Aleris will not, and will not permit any of its Subsidiaries to:

(i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event (including, in each case without limitation, by way of depositing with the trustee with respect thereto, or with any other Person, money or securities before due for the purpose of paying when due), the Senior Bridge Loans (other than with net cash proceeds of issuances of Equity Interests by Aleris and/or pursuant to a Permitted Senior Bridge Loan Refinancing), the New Notes (after any issuance thereof) or, during the existence of an Event of Default, any other Material Indebtedness (other than the Existing Senior Secured Notes, Existing Senior Unsecured Notes, Intercompany Loans, Indebtedness under the ABL Credit Agreement and Indebtedness incurred in accordance with Sections 9.04(ii), (v) and (xiv)), in each case unless, both before and after giving effect thereto, (x) no Event of Default exists or would exist immediately after giving effect thereto and (y) either (1) the amount of any such payments, prepayments or redemptions (other than any such payment, prepayment or redemption made pursuant to following clause (2)) would not exceed $15,000,000 in any Fiscal Year and $50,000,000 in the aggregate since the Borrowing Date, or (2) the Total Leverage Ratio of Aleris and its Subsidiaries would be less than 2.00:1.00 after giving effect to such payment, repayment or redemption;

(ii) amend or modify, or permit the amendment or modification of any provision of any Senior Bridge Loan Document or any New Note Document (after the entering into thereof), in each case, other than any such amendments or modifications thereto which (taken as a whole) could not reasonably be expected to be adverse in any material respect to the interests of the Lenders;

(iii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendments, modifications, changes or other actions contemplated by this clause (iii) (taken as a whole) would not reasonably be expected to be adverse to the interests of the Lenders in any material respect; or

(iv) amend or modify, or permit the amendment or modification of, any Receivables Purchase Agreement or any Tolling Agreement (or the subordination provisions relating to the Tolling Agreements), after the respective agreement is entered into, in each case without the prior written consent of the Administrative Agent, unless such amendment, modification, change or other action contemplated by this clause (iv) would not reasonably be expected to be materially adverse to the interests of the Lenders.

9.08 Limitation on Certain Restrictions on Subsidiaries. Aleris will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests owned by Aleris or any of its Subsidiaries, or pay any Indebtedness owed to Aleris or any of its Subsidiaries, (b) make loans or advances to Aleris or any of its Subsidiaries or (c) transfer any of its properties or assets to Aleris or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law or any applicable regulation, rule, order, approval, license or other restrictions issued by any Governmental Authority, (ii) this Agreement and the other Credit Documents, (iii) the Senior Bridge Loan Documents, the New Note Documents or the ABL Credit Agreement (in each case as in effect on the Borrowing Date (or in the case of the New Note Documents, on the date of issuance thereof), and as the same may thereafter be amended, modified (or replaced) or refinanced in accordance with the terms of this Agreement so long as the terms of any restrictions described in clauses (a) through (c) above are no more restrictive on Aleris or its Subsidiaries in any material respect (taken as a whole) than those terms as in effect on the Borrowing Date (or in the case of the New Note Documents, on the date of issuance thereof)), (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Aleris or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which Aleris or any of its Subsidiaries is the licensee) or other contract entered into by Aleris or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(iii), (vi), (vii), (viii), (xv), (xvi) or (xvii), (viii) the Existing Senior Secured Note Documents (as in effect on the Borrowing Date), (ix) customary restrictions in the respective Subsidiary’s industry imposed by customers under contractual arrangements entered into in the ordinary course of business with respect to cash or other deposits or minimum net worth or similar requirements and (x) provisions contained in agreements related to or instruments evidencing Indebtedness incurred pursuant to Section 9.04(ii).

9.09 Business, etc. Aleris will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by Aleris and its Subsidiaries as of the Borrowing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

9.10 Limitation on Creation of Subsidiaries. Aleris will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Borrowing Date any Subsidiary, provided that Aleris and its Subsidiaries may (x) establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries and (y) establish, create and acquire non-Wholly-Owned Subsidiaries if all Investments therein by Aleris and its Subsidiaries are made pursuant to, and are permitted by, Section 9.05(iii), (xii), (xiv) and/or (xv) or if acquired pursuant to one or more Permitted Acquisitions, in each case so long as Aleris and its Subsidiaries shall have complied with the requirements of Section 8.12 with respect thereto.

9.11 Limitation on Issuance of Equity Interests.

(a) Aleris will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests other than (x) Qualified Preferred Stock of Aleris and any other preferred stock of Aleris permitted to be issued pursuant to Section 9.04 or (y) any preferred stock issued by a Subsidiary of Aleris to the extent that such preferred stock is held by Aleris or a Wholly-Owned Subsidiary thereof or (ii) any redeemable common stock or other redeemable common equity interests other than common stock or other redeemable common equity interests that is redeemable (x) at the sole option of Aleris or such Subsidiary or (y) after the six-month anniversary of the Final Maturity Date, as the case may be.

(b) Aleris will not permit any of its Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of Aleris or any of its Subsidiaries in any class of the Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries, to qualify directors and other nominal amounts required to be held by local nationals in each case to the extent required by applicable law or (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

9.12 Changes to Legal Names, Organizational Identification Numbers, Jurisdiction or Type or Organization. Aleris will not, and will not permit any of the other Credit Parties to, change its legal name until (i) it shall have given to the Administrative Agent and the Collateral Agent not less than 15 days prior written notice of its intention so to do, clearly describing such new name and providing other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Administrative Agent and Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the applicable Security Documents at all times fully perfected and in full force and effect. In addition, to the extent that any Credit Party does not have an organizational identification number on the Borrowing Date and later obtains one, or if there is any change in the organizational identification number of any Credit Party, Aleris or such other Credit Party shall promptly notify the Collateral Agent of such new or changed organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the applicable Security Documents fully perfected and in full force and effect. Furthermore, Aleris will not, and will not permit any of the other Credit Parties to, change its jurisdiction of organization or its type of organization until (x) it shall have given to the Collateral Agent not less than 15 days prior written notice of its intention so to do, clearly describing such new jurisdiction of organization and/or type of organization and providing such other information in connection therewith as the Collateral Agent may reasonably request (although no change pursuant to this Section 9.12 shall be permitted to the extent that it involves (i) a U.S. Credit Party ceasing to be organized in the United States or (ii) the German Borrower ceasing to be organized in Germany and (y) with respect to such new jurisdiction and/or type of organization, it shall have taken all actions reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect.

9.13 Negative Covenants of Non U.S. Credit Parties. The parties hereto agree that the covenants and agreements made pursuant to this Section 9 by the German Borrower (but, for the avoidance of doubt, not the covenants and agreements of the U.S. Borrower in respect of the German Borrower and its Subsidiaries) are made solely in support of the Loans to the German Borrower and shall be solely for the benefit of the Lenders in their capacity as Lenders to the German Borrower.

SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01 Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest or Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03 Covenants. Aleris or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.03(b), 8.11 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

10.04 Default Under Other Agreements. (i) Aleris or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Term Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Term Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, (ii) any Indebtedness (other than the Term Obligations) of Aleris or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $20,000,000, or (iii) there occurs under any Interest Rate Protection Agreement or Other Hedging Agreement an Early

Termination Date (as defined in such agreement) resulting from (A) any event of default under such Interest Rate Protection Agreement or Other Hedging Agreement as to which any Credit Party is the Defaulting Party (as defined in such Interest Rate Protection Agreement or Other Hedging Agreement) or (B) any Termination Event (as so defined) as to which any Credit Party is an Affected Party (as so defined), and, in either event, the termination value owed by a Credit Party as a result thereof is greater than $20,000,000; or

10.05 Bankruptcy, etc. Aleris or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Aleris or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Aleris or any of its Subsidiaries, or Aleris or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, bankruptcy or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Aleris or any of its Subsidiaries, or there is commenced against Aleris or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or Aleris or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order sought in or approving any such case or proceeding is entered; or Aleris or any of its Subsidiaries suffers any appointment of any receiver, receiver-manager, monitor, trustee in bankruptcy, custodian or the like for it or any substantial part of its property (which, continues undischarged or unstayed for a period of 60 days or is consented to by Aleris or any of its Subsidiaries); or Aleris or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Aleris or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06 ERISA. (a) (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, (ii) a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, ..67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days except where the advance reporting requirement is waived by PBGC Regulations or otherwise in the PBGC, (iii) any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, (iv) any Plan or to the best knowledge of the Borrowers, Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of distress termination proceedings under ERISA, (v) any Plan shall have an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities, with respect to all other Plans exceeds $100,000,000, (vi) any Foreign Pension Plan is subject to governmental wind up proceedings under applicable pension legislation, (vii) any change in the actuarial assumptions or funding methodology used for any Foreign Pension Plan, where the effect of each change is to increase materially the unfunded benefit liability or obligation to make periodic contributions, shall have occurred, (viii) a contribution required to be made with respect to a Plan, Multiemployer Plan or a Foreign Plan has not been timely made, (ix) Aleris, any Subsidiary of Aleris or any ERISA Affiliate has incurred or is likely to incur any liability for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit or rule of Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan, (x) other than as a result of entering into this Agreement Aleris or any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or a Multiemployer Plan under Sections 515, 4201, 4204 and 4212 of ERISA, or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, (xi) Aleris or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Plans, (xii) a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Multiemployer Plan, or (xiii) any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority or agency or by any court (a “Change of Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or Foreign Pension Plan; (b) there shall result from any such event or events specified in clauses (i) to (xiii) the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect; it being understood that (i) an Event of Default under this Section 10.06 will only occur upon the occurrence of the circumstances set forth in clauses (a), (b), and (c), above and (ii) notwithstanding anything to the contrary contained in this Section 10.06, if during the 90-day period following the consummation of a Permitted Acquisition pursuant to Section 8.14 or any other acquisition of an Acquired Entity or Business pursuant to Section 9.05, there shall result a Default or Event of Default (solely as a result of such Permitted Acquisition or other acquisition of an Acquired Entity or Business) from the event specified in clause (v), the condition and the events giving rise to such condition will not constitute a Default or Event of Default (other than any matter, circumstance or event that (x) would have a Material Adverse Effect, (y) would result in an imposition of a Lien or (z) has not been remedied prior to the expiration of the 90-day period), provided that (i) such matter, circumstance or event does not constitute an Event of Default incapable of being cured and (ii) reasonable steps are being taken to cure such matter, circumstance or event; or

10.07 Security Documents. After the execution and delivery thereof, (A) any of the Security Documents shall cease to be in full force and effect (except in accordance with the terms thereof), or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral wherein perfection of a security interest is required hereunder or under any Security Document, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01), or (B) any

Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default as described in this clause (B) shall continue unremedied for a period of 30 days after written notice thereof by the Administrative Agent, Collateral Agent or the Required Lenders, to Aleris; or

10.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect (except in accordance with the terms thereof) as to any Guarantor, or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such Guaranty and such default described in this Section 10.08 shall continue unremedied for a period of 30 days after written notice thereof to the Lenders by the Administrative Agent, the Collateral Agent or the Required Lenders; or

10.09 Judgments. One or more judgments or decrees shall be entered against Aleris or any of its Subsidiaries involving in the aggregate for Aleris and its Subsidiaries a liability (not paid or covered by a reputable and solvent insurance company) (with any portion of any judgment or decree not so covered to be included in any determination hereunder) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $20,000,000; or

10.10 Change of Control. A Change of Control shall occur; or

10.11 Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force or effect;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to Aleris, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes evidencing such Loans and all other Term Obligations owing with respect thereto hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents securing Term Obligations owing to the Lenders.

SECTION 11. The Administrative Agent and Collateral Agent

11.01 Appointment. The Lenders hereby irrevocably designate and appoint DBNY as Administrative Agent and Citicorp North America, Inc. as Collateral Agent (for purposes of this Section 11 and Section 12.01 (and all guarantees of obligations pursuant to said Sections, and for purposes of the Security Documents), the term “Facility Agents” will include each of (x) DBNY in its capacity as Administrative Agent and (y) Citicorp North America, Inc. (and any successor Collateral Agent or Collateral Agents)) in its capacity as Collateral Agent pursuant to the Security Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Facility Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of each Facility Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Facility Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent shall be permitted to designate one of its affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Letters of Credit denominated in Euros and the provisions of this Section 11 shall apply to any such affiliate mutatis mutandis).

11.02 Nature of Duties. (a) No Facility Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Facility Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Facility Agents shall be mechanical and administrative in nature; no Facility Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Facility Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Syndication Agent and the Joint Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Syndication Agent the Joint Lead Arrangers shall each be entitled to all indemnification and reimbursement rights in favor of the Facility Agents (to the same extent as provided for the Facility Agents) as, and to the extent, provided for under Sections 11.06 and 12.01 (which provisions shall be deemed incorporated by reference herein). Without limitation of the foregoing, neither the Syndication Agent, nor the Joint Lead Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.03 Lack of Reliance on the Facility Agents. Independently and without reliance upon any Facility Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Aleris and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Aleris and its Subsidiaries and, except as expressly provided in this Agreement, no Facility Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Facility Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Aleris or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Aleris or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04 Certain Rights of the Facility Agents. If a Facility Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Facility Agent shall be entitled to refrain from such act or taking such action unless and until such Facility Agent shall have received instructions from the Required Lenders; and such Facility Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against any Facility Agent as a result of such Facility Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05 Reliance. Each Facility Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Facility Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Facility Agent.

11.06 Indemnification. To the extent any Facility Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify such Facility Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Facility Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document (including, without limitation, any account control agreements entered into pursuant to any Security Agreement) or in any way relating to or arising out of this Agreement or any other Credit Document (including, without limitation, any account control agreements entered into pursuant to any Security Agreement); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Facility Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.07 The Facility Agents in their Individual Capacities. With respect to its obligation to make Loans under this Agreement, each Facility Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include each Facility Agent in its respective individual capacity. Each Facility Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08 Holders. The Borrowers and the Facility Agents shall deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, together with the relevant Assignment and Assumption Agreement shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09 Resignation by the Facility Agents. (a) Any Facility Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, Aleris. Such resignation shall take effect upon the appointment of a successor Administrative Agent or Collateral Agent, as applicable, pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by any Facility Agent, the Required Lenders shall appoint a successor Administrative Agent or Collateral Agent, as applicable, hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Aleris, which acceptance shall not be unreasonably withheld or delayed (provided that Aleris’ approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent or Collateral Agent, as applicable, shall not have been so appointed within such 20 Business Day period, the respective Facility

Agent, with the consent of Aleris (which consent shall not be unreasonably withheld or delayed, provided that Aleris’ consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent or Collateral Agent, as applicable, who shall serve as Administrative Agent or Collateral Agent, as applicable, hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided above.

(d) If no successor Administrative Agent or Collateral Agent, as applicable, has been appointed pursuant to clause (b) or (c) above by the 45th Business Day after the date such notice of resignation was given by the respective Facility Agent, such Facility Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the respective Facility Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided above.

(e) Upon a resignation of any Facility Agent pursuant to this Section 11.09, such Facility Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 shall continue in effect for the benefit of such Facility Agent for all of its actions and inactions while serving as a Facility Agent.

11.10 Collateral Matters. (a) Each Lender authorizes and directs the Facility Agents to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Lenders (or any authorized sub-group thereof) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Facility Agents are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent hereby acknowledges that any Collateral in its possession shall be held for the benefit of the Collateral Agent, subject to the security interests created under the Security Documents and shall act upon the instructions of the Collateral Agent, without the further consent of any Borrower. The Collateral Agent may perform any of its duties hereunder or thereunder by or through its authorized agents, sub-agents or employees.

(b) The Lenders hereby authorize each Facility Agent to release any Lien granted to or held by such Facility Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Term Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Aleris and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) upon the request of the Borrowers, so long as the fair market value of any Collateral released in any Fiscal Year pursuant to this Section 11.10(b)(iii) does not exceed

$5,000,000, (iv) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12) or (v) as otherwise may be expressly provided in the relevant Security Documents. Upon request by any Facility Agent at any time, the Lenders will confirm in writing such Facility Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c) No Facility Agent shall have any obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to any Facility Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to any Facility Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Facility Agent may act in any manner it may deem appropriate, in its sole discretion, given such Facility Agent’s own interest in the Collateral as one of the Lenders and that such Facility Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). It is understood and agreed that the Collateral Agent is a “Facility Agent” and shall be entitled to all indemnification and reimbursement rights in favor of the Facility Agents (to the same extent as provided for the Facility Agents) as, and to the extent, provided for under Sections 11.06 and 12.01 (which provisions shall be deemed incorporated by reference herein).

(d) In no event will the Collateral Agent be replaced hereunder (or under any of the other Credit Documents) unless agreed to by the Administrative Agent and the Collateral Agent.

11.11 Delivery of Information. The Facility Agents shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by any Facility Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the respective Facility Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 12. Miscellaneous.

12.01 Payment of Expenses, etc. The U.S. Credit Parties hereby jointly and severally agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each Facility Agent and its affiliates (including, without limitation, the reasonable fees and disbursements of White & Case LLP and each Facility Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of any Facility Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement; (ii) pay all out-of-pocket costs and expenses of each Facility Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the fees and disbursements of counsel and consultants for each Facility Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (iii) pay and hold each Facility Agent and each of the Lenders harmless from and against any and all present and future stamp, documentary transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save each Facility Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Facility Agent or such Lender) to pay such taxes; and (iv) indemnify each Facility Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (individually an “Indemnitee”, and collectively, the “Indemnitees”) from and hold each of them harmless against any and all liabilities, obligations (including Remedial Actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents (but excluding any losses, liabilities, claims, damages or expenses to the extent (x) incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) brought solely by an Affiliate of the Person to be indemnified), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Aleris or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Aleris or any of its Subsidiaries at any location, whether or not owned, leased or operated by Aleris or any of its Subsidiaries, the non-compliance by Aleris or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Aleris, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Aleris or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent (x) incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) brought solely by an Affiliate of the Person to be indemnified) or (z) resulting solely from acts or omissions by Persons other than Aleris and its Subsidiaries with respect to the applicable Real Property after the Administrative Agent sells the respective Real Property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure; provided that the Credit Parties shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to and necessary or advisable special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the written opinion of outside counsel reasonably satisfactory to the Credit Parties and the Administrative Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. To the extent that the undertaking to indemnify, pay or hold harmless any Facility Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. None of Indemnitees shall be responsible or liable to the Credit Parties or any other Person for (and each of the Credit Parties hereby waives) any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of the Credit Documents or the transactions contemplated hereby and thereby.

12.02 Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by Affiliates, branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Aleris or any of its Subsidiaries against and on account of the Term Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Term Obligations purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Term Obligations, liabilities or claims, or any of them, shall be contingent or unmatured, provided, however, that none of the Administrative Agent or any Lender may offset amounts owed by it to the European Credit Parties (or any of their Subsidiaries) against amounts owed to such Person by the U.S. Credit Parties (except in respect of the U.S. Credit Parties’ guaranties of the European Credit Parties).

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER OR THE ADMINISTRATIVE AGENT SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR, TO THE EXTENT REQUIRED BY SECTION 12.12 OF THIS AGREEMENT,

ALL OF THE LENDERS, OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR THE ADMINISTRATIVE AGENT OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, to such Credit Party c/o Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, OH 44122, Attention: General Counsel, Telephone No.: (216) 910-3400, Telecopier No.: (216) 910-3650; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to Aleris and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and Aleris shall not be effective until received by the Administrative Agent or Aleris, as the case may be.

12.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of all of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 12.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend or postpone the final scheduled maturity or any date fixed for any scheduled repayment of principal of, or interest on, the Commitments and/or Loans that are being participated in by such participant, (ii) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory prepayment or mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (iii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iv) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, provided, further that following a Conversion Event (x) each Participant shall be entitled to receive from relevant Borrowers any incremental costs and indemnities (including, without limitation, pursuant to Section 2.10, 2.11 and 4.04) directly from the Borrowers to the same extent as if it were the direct Lender as to which its interests were assigned after the occurrence of a Conversion Event as opposed to a participant therein, which incremental costs shall be calculated without regard to Section 2.12 and (y) each participant shall have acknowledged in writing that it is bound by the terms of the Re-Allocation Agreement.

(b) Notwithstanding the foregoing and subject to clause (c) below, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its outstanding Term Obligations hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (taking the Dollar Equivalent of any amounts denominated in Euros), in each case in the aggregate for the assigning Lender or assigning Lenders of such outstanding Term Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the respective Borrower or Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the relevant Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans, as the case may be, (iii) except in the case of assignments made prior to the Syndication Date and as part of the primary syndication of the Loans and

Commitments, so long as no Event of Default then exists the consent of Aleris in each case shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to clause (y) above (which consent shall not be unreasonably withheld or delayed), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15 and (vii) at the time of each assignment pursuant to this Section 12.04(b) to a Person who is not already a Lender hereunder, the respective assignee shall have acknowledged in writing (which may be in the executed Assignment and Assumption Agreement) that it is bound by the terms of the Re-Allocation Agreement. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder (other than a German Lender solely in its capacity as a Lender to the German Borrowers), the respective assignee Lender shall, to the extent legally entitled to do so, provide to Aleris the appropriate Internal Revenue Service Forms and necessary attachments (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that prior to the occurrence of a Conversion Event (but not with respect to assignments effected thereafter) an assignment of all or any portion of a Lender’s outstanding Term Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in amounts payable under Section 2.10 or 4.04 that exceed the respective amounts that would be payable by the Borrowers at such time to the respective assigning Lender under such Sections in the absence of such assignment, then the Borrowers shall not be obligated to pay such excess amount (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other excess amounts or increased costs of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guidelines or order, or in the interpretation thereof, after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or Aleris), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.

The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Term Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Term Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Term Obligation then owed and due to such Lender bears to the total of such Term Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Term Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

12.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Aleris to the Lenders); provided that (i) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Aleris or the Required Lenders shall so request, the Administrative Agent, the Lenders and Aleris shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Administrative Agent or the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Aleris shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (or in the case of Base Rate Loans (and other amounts owing hereunder or under any other Credit Document to which the Base Rate is applicable) 365 or 366 days, as the case may be) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS RULES AND PRINCIPLES THEREUNDER). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE GERMAN BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS ALERIS, WITH OFFICES ON THE DATE HEREOF AT THE ADDRESS SPECIFIED OPPOSITE ITS SIGNATURE BELOW, AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH AUTHORIZED DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE GERMAN BORROWER AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY BORROWER. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE

30 DAYS AFTER SUCH MAILING. EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

(b) EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Aleris and the Administrative Agent.

12.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which each Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give each Lender prompt written notice of the occurrence of the Effective Date.

12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of Aleris may be released from the Guaranties and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Term Obligations being directly affected in the case of following clause (i)), (i) extend or postpone the final scheduled maturity or any date fixed for any scheduled repayment of principal of any Loan or Note or extend the duration of any Interest Period for a Euro Rate Loan beyond six months, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments are included on the Effective Date), or (v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision of this Agreement as same relates to the rights or obligations of the Administrative Agent, (3) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) without the consent of the Syndication Agent or either Joint Lead Arranger, amend, modify or waive any provision relating to the rights or obligations of the Syndication Agent or either Joint Lead Arranger, as the case may be, or (5) without the consent of the Supermajority Lenders of the affected Tranche, amend, modify or waive any provision of this Agreement in a manner which would have a disproportionate effect on such Tranche (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Effective Date).

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Aleris shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either

(A) replace each such non-consenting Lender or Lenders (or, at the option of Aleris the respective Lender’s consent is required with respect to less than all Tranches of Loans, to replace only the respective Tranche of Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Section 4.01(b), provided that, unless the Loans that are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event Aleris shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

12.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.04, 11.06 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Term Obligations.

12.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in amounts payable under Section 2.10, 2.11 or 4.04 that exceed the amounts that would be payable by Borrowers under such sections to the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other excess amounts of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guidelines or order, or in the interpretation thereof, after the date of the respective transfer).

12.15 Register. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders, the amount of any principal or interest due and payable with respect to such Loans and each repayment in respect of the principal amount, and related interest amounts of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and for Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered

Assignment and Assumption Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrowers jointly and severally agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15.

12.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of Aleris (other than to Affiliates of such Lender, its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to Aleris or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated as confidential by Aleris, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony required to be submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16, and (vii) to any pledgee under Section 12.04(c) or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 12.16.

(b) Each Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Aleris or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Aleris and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

12.17 INTERCREDITOR AGREEMENT. (a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT (X) IT IS THE INTENTION OF THE PARTIES HERETO THAT THE TERM OBLIGATIONS ARE

INTENDED TO CONSTITUTE A DISTINCT AND SEPARATE CLASS FROM THE ABL OBLIGATIONS, (Y) AS BETWEEN THE SECURED CREDITORS, IT IS THE INTENTION OF THE PARTIES HERETO THAT THE TERM OBLIGATIONS (INCLUDING ALL POST-PETITION INTEREST WITH RESPECT THERETO) (1) HAVE A FIRST PRIORITY SECURITY INTEREST, AND THAT THE ABL OBLIGATIONS HAVE A SECOND PRIORITY SECURITY INTEREST, IN ALL COLLATERAL OF THE U.S. CREDIT PARTIES CONSTITUTING TERM PRIORITY COLLATERAL AND (2) HAVE NO SECURITY INTEREST, AND THAT THE ABL OBLIGATIONS HAVE A FIRST PRIORITY SECURITY INTEREST, IN ALL COLLATERAL OF THE CANADIAN CREDIT PARTIES AND THE SWISS CE AND ITS SUBSIDIARIES AND (Z) AS BETWEEN THE SECURED CREDITORS, IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ABL OBLIGATIONS (INCLUDING ALL POST-PETITION INTEREST WITH RESPECT THERETO) (1) HAVE A FIRST PRIORITY SECURITY INTEREST, AND THAT THE TERM OBLIGATIONS HAVE A SECOND PRIORITY SECURITY INTEREST, IN ALL COLLATERAL OF THE U.S. CREDIT PARTIES CONSTITUTING ABL PRIORITY COLLATERAL AND (2) HAVE A SECURITY INTEREST, AND THAT THE ABL OBLIGATIONS HAVE NO SECURITY INTEREST, IN ALL COLLATERAL OF THE GERMAN BORROWER AND ITS SUBSIDIARIES (EXCEPT FOR ASSETS SOLD PURSUANT TO THE RECEIVABLES PURCHASE AGREEMENTS AND ASSETS OF TRANSITORY EUROPEAN SUBSIDIARIES). EACH LENDER FURTHER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE PROVISIONS SETTING FORTH THE PRIORITIES AS BETWEEN THE HOLDERS OF ABL OBLIGATIONS ON THE ONE HAND, AND THE HOLDERS OF TERM OBLIGATIONS, ON THE OTHER HAND, ARE SET FORTH IN THE INTERCREDITOR AGREEMENT.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT AND THE ADMINISTRATIVE AGENT TO ENTER INTO THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENT) ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 12.17 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR THE COLLATERAL AGENT OR ANY OF ITS RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. EACH LENDER IS FURTHER AWARE THAT THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT ARE ALSO ACTING IN AN AGENCY CAPACITY PURSUANT TO THE ABL CREDIT AGREEMENT, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.

12.18 Aleris as Agent for the German Borrowers. The German Borrower hereby irrevocably appoints Aleris as its agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by the German Borrower that such appointment has been revoked. The German Borrower hereby irrevocably appoints and authorizes Aleris (i) to provide the Administrative Agent with all notices with respect to Loans obtained for the benefit of the German Borrower and all other notices and instructions under this Agreement or any other Credit Document and (ii) to take such action as Aleris deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents.

12.19 Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States, Germany, Canada, Switzerland, Belgium, France and England and any State, province or territory thereof to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said Equity Interests, or promissory notes are owned by any Credit Party). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Borrowing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents. Aleris hereby agrees that, following any request by the Administrative Agent or Required Lenders to do so, Aleris shall, and shall cause its Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 12.19, all such actions shall be taken in accordance with the provisions of this Section 12.19 and Section 8.12 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States, Germany, Canada, Switzerland, Belgium, France and England and any State, province or territory thereof) not required to be taken in accordance with the provisions of this Section 12.19, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 8.12 and this Section 12.19.

12.20 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

(a) Aleris and its Subsidiaries were not required to have filed (or cause to have filed) on or prior to the Borrowing Date financing statements (Form UCC-1) or any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the U.S. Security Agreement or the U.S. Pledge Agreement, as applicable. Not later than the 10th day after the Borrowing Date, Aleris and its Subsidiaries shall have filed (or cause to have filed) all of such financing statements (Form UCC-1) and any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Documents.

(b) Aleris and its Subsidiaries shall be required to take the actions (if any) specified in Schedule XII as promptly as practicable, and in any event within the time periods set forth in Schedule XII. The provisions of Schedule XII shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 12.20 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 12.20 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by Aleris to each of the Lenders that the actions required pursuant to this Section 12.20 will be, or have been, taken within the relevant time periods referred to in this Section 12.20 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 12.20, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

12.21 The Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties and other information that will allow such Lender to identify the Borrowers and the other Credit Parties in accordance with the Patriot Act.

12.22 Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in any currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by any Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the such Agent or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

12.23 Lender Acknowledgment. Each Lender hereby acknowledges that it is subject to and bound by the Re-Allocation Agreement. The Re-allocation Agreement is an agreement solely amongst the Lenders (and their successors and assigns) and is not an agreement to which Aleris or any of its Subsidiaries is party. As more fully provided therein, the Re-allocation Agreement can only be amended by the parties thereto in accordance with the provisions thereof.

12.24 European Sales Offices. Notwithstanding anything to the contrary contained herein, all of the Equity Interests of each of the Subsidiaries of Corus Aluminium NV in existence on the Borrowing Date (each, such Subsidiary, a “European Sales Office”) may be transferred to Aleris Switzerland GmbH so long as (i) the respective European Sales Office owns no assets other than de minimis assets and (ii) the respective European Sales Office has no operations other than the solicitation of sales of finished aluminum product to end-use customers by and on behalf of Aleris Switzerland GmbH or the Specified European Manufacturing Subsidiaries, as permitted pursuant to this Agreement.

12.25 Limitation Regarding LTIBR(s). If and to the extent that any Security Document and/or Guaranty made under or in connection with this Credit Agreement and/or any security created by any general terms and conditions of business of a Secured Creditor secures any Loan made to the German Borrower such Security Document and/or Guaranty and/or security (or any enforceable judgment based thereon) shall not be enforced against those assets of the relevant Guarantor (other than the German Borrower) and/or grantor of Security Document (other than the German Borrower) and/or grantor of security (other than the German Borrower) which constitute LTIBR.

12.26 Abstract Acknowledgement of Indebtedness and Joint Creditorship.

(a) Notwithstanding any other provision of this Agreement, each Borrower hereby irrevocably and unconditionally agrees and covenants with the Collateral Agent by way of an abstract acknowledgement of indebtedness (abstraktes Schuldversprechen) that it owes to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Creditors, sums equal to, and in the currency of, each amount payable by such Borrower to each of the Secured Creditors under each of the Credit Documents as and when that amount falls due for payment under the relevant Credit Document or would have fallen due but for any discharge resulting from failure of another Secured Creditor to take appropriate steps, in insolvency proceedings affecting such Borrower, to preserve its entitlement to be paid that amount.

(b) Each Borrower undertakes to pay to the Collateral Agent upon first written demand the amount payable by such Borrower to each of the Secured Creditors under each of the Credit Documents as such amount has become due and payable.

(c) The Collateral Agent has the independent right to demand and receive full or partial payment of the amounts payable by each Borrower under this Section 12.26, irrespective of any discharge of such Borrower’s obligation to pay those amounts to the other Secured Creditors resulting from failure by them to take appropriate steps, in insolvency proceedings affecting such Borrower, to preserve their entitlement to be paid those amounts.

(d) Any amount due and payable by a Borrower to the Collateral Agent under this Section 12.26 shall be decreased to the extent that the other Secured Creditors have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by a Borrower to the other Secured Creditors under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.26; provided that no Borrower may consider its obligations towards a Secured Creditor to be so discharged by virtue of any set-off, counterclaim or similar defence that it may invoke vis-à-vis the Collateral Agent.

(e) The rights of the Secured Creditors (other than the Collateral Agent) to receive payment of amounts payable by each Borrower under the Credit Documents are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 12.26.

(f) In addition, but without prejudice to the foregoing, the Collateral Agent shall be the joint creditor (together with the relevant Secured Creditor) of all obligations of each Borrower towards each of the Secured Creditors under the Credit Documents.

12.27 Special Appointment of Collateral Agent for German Security.

(a) (i) Each Lender that is or will become party to this Agreement hereby appoints the Collateral Agent as trustee (Treuhaender) and administrator for the purpose of holding on trust (Treuhand), administering, enforcing and releasing the German Security (as defined below) for the Secured Creditors, (ii) the Collateral Agent accepts its appointment as a trustee and administrator of the German Security on the terms and subject to the conditions set out in this Agreement and (iii) the Lenders, the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Security, no Lender shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

(b) The Collateral Agent shall hold and administer any German Security which is security assigned, transferred or pledged under German law to it as a trustee for the benefit of the Secured Creditors, where “German Security” means the assets which are the subject of a security document which is governed by German law.

(c) Each Lender hereby instructs the Collateral Agent (with the right of sub-delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with any German Security on behalf of the Secured Creditors. The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.

(d) The Lenders and the Collateral Agent agree that all rights and claims constituted by the abstract acknowledgement of indebtedness pursuant to Section 12.26 of this Agreement and all proceeds held by the Collateral Agent pursuant to or in connection with such abstract acknowledgement of indebtedness are held by the Collateral Agent with effect from the date of such abstract acknowledgement of indebtedness in trust for the Secured Creditors and will be administered in accordance with this Agreement and the Credit Documents. The Secured Creditors and the Collateral Agent agree further that the respective Credit Party’s obligations under such abstract acknowledgement of indebtedness shall not increase the total amount of the Secured Obligations (as defined in the German Security) and shall not result in any additional liability of any of the Credit Parties or otherwise prejudice the rights of any of the Credit Parties. Accordingly, payment of the obligations under such abstract acknowledgement of indebtedness shall, to the same extent, discharge the corresponding Secured Obligations and vice versa.

12.28 Absence of Back-to-Back Financing.

(a) For the purposes of providing evidence to the German tax authorities of the absence of any detrimental recourse situation in connection with the tax guidelines issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2 – S2742a – 20/04) and on 22 July 2005 (IV B7 – S2742a – 31/05) (together, the “Decree”) in relation to section 8a of the German Corporation Tax Act (Körperschaftssteuergesetz), the Collateral Agent agrees subject to compliance by the Borrowers with the provisions of clauses (b) and (e) below, to deliver on behalf of each Lender to Aleris acting in this respect as recipient on behalf of each German Borrowing Party no later than 40 Business Days after (i) the Effective Date, (ii) each accession of a German Borrowing Party to this Agreement as a Borrower and (iii) no later than 40 Business Days after any amendment to this Agreement or any Security Document which may impact adversely on the tax position of Aleris and its Subsidiaries pursuant to section 8a as referred to above, a completed bank certificates substantially in the form of Exhibit N (the “Bank Certificate”) in the form set out in the sample confirmation attached to the letter (Bescheinigung im Sinner der Rdnr. 5 des BMF-Schreibens vom 22. Juli 2005 (BStBI I 2005 S. 829) issued by the German Federal Ministry of Finance (Bundesministerium der Finanzen) on 20 October 2005 (the “Sample”). For purposes of enabling the Collateral Agent to issue the Bank Certificate on behalf of each Lender, Aleris will provide the Collateral Agent with a list of guarantees, Security Documents and restrictions as required in the Sample on (x) the Borrowing Date, (y) the date of accession of a German Borrowing Party and (z) the date of any amendment to this Agreement or any Security Document as set out in clause (iii) above.

(b) Each Borrower undertakes to inform the Collateral Agent without undue delay if it becomes aware of any incorrectness or incompleteness of a Bank Certificate given or to be given from time to time by the Collateral Agent pursuant to paragraph a) above.

(c) The delivery of a Bank Certificate shall not prejudice the rights of the Collateral Agent or the Lenders under this Agreement or any other Credit Document. In the event of any inconsistencies between the terms of a Bank Certificate and the terms of an individual Security Document, the terms of the relevant Security Document shall prevail. A Bank Certificate shall under no circumstances constitute a waiver or release of any Security Document.

(d) Each Borrower confirms to the Collateral Agent and each Lender that:

(i) each Bank Certificate is given by the Collateral Agent for the purpose of delivery to the competent tax authorities of the German Borrowing Parties to assist the German Borrowing Parties in the administration of their tax affairs and not for any other purpose,

(ii) the Collateral Agent and the Lenders are not responsible for examining the Credit Parties’ tax position and that the Bank Certificates do not guarantee the achievement of a specific result or conclusion for tax purposes,

(iii) each Bank Certificate is addressed to and is solely for the benefit of the German Borrowing Parties in relation to this Agreement, and

(iv) no Bank Certificate creates third party rights of any kind.

(e) It is the common understanding of the parties that no party is providing any legal and/or tax advice to any other party with respect to this Agreement, in particular with respect to the application of section 8 a of the German Corporation Tax Act

(Körperschaftssteuergesetz) and the interpretation of the Decree, and that it is the responsibility of each party, in particular each Borrower, to consult its own legal and tax advisers.

(f) Any costs and expenses incurred by the Collateral Agent or any Lender in connection with the provision of a Bank Certificate will be borne by the Borrowers. Neither the Collateral Agent nor any Lender shall be liable as a result of the delivery of a Bank Certificate. Each Borrower agrees to indemnify the Collateral Agent and each Lender with respect to any potential claims that might be made against the Collateral Agent or any Lender with respect to any Bank Certificate by any third party, the Borrowers being in this case jointly and severally liable to the Collateral Agent and each Lender for such indemnification. No Borrower will raise any claims against the Collateral Agent or any Lender based on, or in connection with, a (correct/complete or incorrect/incomplete) Bank Certificate.

(g) For the avoidance of doubt:

(i) None of the Collateral Agent nor any Lender shall be obliged to disclose to any other person any confidential information regarding its business or any other information relating to its tax affairs or tax computations (including, without limitation, its tax returns or its calculations) as a result of the operation of this Section 12.28.

(ii) None of the Collateral Agent nor any Lender shall be obliged to deliver any information or make any statements pursuant to this Section 12.28 if by doing so it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

(iii) Each German Borrowing Party may disclose the existence and contents of a Bank Certificate to its professional advisers, its Affiliates, as required by applicable law or regulation and to any tax, regulatory or other governmental authority asserting jurisdiction over it.

(h) If at any time after the delivery of a Bank Certificate, a German Borrowing Party receives a request by the tax authorities to have the Bank Certificate updated or issued by all the Lenders:

(i) the Collateral Agent agrees to deliver to Aleris such updated Bank Certificate; or

(ii) the Lenders agree to issue such Bank Certificate.

Each Borrower releases the Collateral Agent from its general obligation to maintain confidentiality.

SECTION 13. U.S. Borrower Guaranty.

13.01 Guaranty. In order to induce the Administrative Agent, the Collateral Agent, and the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the U.S. Borrower from the proceeds of the German Loans, the U.S. Borrower hereby agrees with the Guaranteed Creditors as follows: the

U.S. Borrower hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Relevant Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Relevant Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, the U.S. Borrower, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Relevant Guaranteed Obligations.

13.02 Reinstatement. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Relevant Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the German Borrower), then and in such event the U.S. Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the U.S. Borrower, notwithstanding any revocation of this U.S. Borrower Guaranty or other instrument evidencing any liability of the German Borrower, and the U.S. Borrower shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.03 Bankruptcy. Additionally, the U.S. Borrower unconditionally and irrevocably guarantees the payment of any and all of the Relevant Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the German Borrower upon the occurrence of any of the events specified in Section 10.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

13.04 Nature of Liability. The liability of the U.S. Borrower hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Relevant Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of the U.S. Borrower hereunder shall not be affected or impaired by (a) any direction as to application of payment by the German Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Relevant Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the German Borrower, or (e) any payment made to any Guaranteed Creditor on the Relevant Guaranteed Obligations which any such Guaranteed Creditor repays to the German Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the U.S. Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 13.06, or (g) any invalidity, irregularity or enforceability of all or any part of the Relevant Guaranteed Obligations or of any security therefor.

13.05 Independent Obligation. The obligations of the U.S. Borrower hereunder are independent of the obligations of any other guarantor, any other party or the German Borrower, and a separate action or actions may be brought and prosecuted against the U.S. Borrower whether or not action is brought against any other guarantor, any other party or the German Borrower and whether or not any other guarantor, any other party or the German Borrower be joined in any such action or actions. The U.S. Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the German Borrower or other circumstance which operates to toll any statute of limitations as to the German Borrower shall operate to toll the statute of limitations as to the U.S. Borrower.

13.06 Authorization. The U.S. Borrower authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Relevant Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this U.S. Borrower Guaranty shall apply to the Relevant Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Relevant Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Relevant Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the German Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the German Borrower or other obligors;

(e) settle or compromise any of the Relevant Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the German Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the German Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the German Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the U.S. Borrower from its liabilities under this U.S. Borrower Guaranty.

13.07 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the U.S. Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Relevant Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.08 Subordination. Any indebtedness of the German Borrower now or hereafter owing to the U.S. Borrower is hereby subordinated to the Relevant Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the U.S. Borrower to the German Borrower shall be collected, enforced and received by Aleris for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Relevant Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the U.S. Borrower under the other provisions of this U.S. Borrower Guaranty. Prior to the transfer by the U.S. Borrower of any note or negotiable instrument evidencing any such indebtedness of the German Borrower to the U.S. Borrower, the U.S. Borrower shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the U.S. Borrower hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this U.S. Borrower Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Relevant Guaranteed Obligations have been irrevocably paid in full in cash.

13.09 Waiver. (a) The U.S. Borrower waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the German Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the German Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The U.S. Borrower waives any defense based on or arising out of any defense of the German Borrower, any other guarantor or any other party, other than payment of the Relevant Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the German Borrower, the U.S. Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Relevant Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the German Borrower other than payment of the Relevant Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the German Borrower or any other party, or any security, without affecting or impairing in any way the liability of the U.S. Borrower hereunder except to the extent the Relevant Guaranteed Obligations have been paid. The U.S. Borrower waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the U.S. Borrower against the German Borrower or any other party or any security.

(b) The U.S. Borrower waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this U.S. Borrower Guaranty, and notices of the existence, creation or incurring of new or additional Relevant Guaranteed Obligations. The U.S. Borrower assumes all responsibility for being and keeping itself informed of the German Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Relevant Guaranteed Obligations and the nature, scope and extent of the risks which the U.S. Borrower assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise the U.S. Borrower of information known to them regarding such circumstances or risks.

(c) The U.S. Borrower hereby acknowledges and affirms that it understands that to the extent any Relevant Guaranteed Obligations are secured by Real Property located in the State of California, the Guaranteeing Party shall be liable for the full amount of the liability hereunder notwithstanding foreclosure on such Real Property by trustee sale or any other reason impairing the German Borrower’s or any Guaranteed Creditor’s right to proceed against the U.S. Borrower or any other guarantor of the Relevant Guaranteed Obligations.

(d) The U.S. Borrower hereby waives, to the fullest extent permitted by applicable law, all rights and benefits under Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure. The U.S. Borrower hereby further waives, to the fullest extent permitted by applicable law, without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to the U.S. Borrower under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2846, 2847, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code.

(e) Until all Relevant Guaranteed Obligations have been paid in full in cash, the U.S. Borrower waives its rights of subrogation and reimbursement and any other rights and defenses available to the U.S. Borrower by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation, (1) any defenses the U.S. Borrower may have to this U.S. Borrower Guaranty by reason of an election of remedies by the Guaranteed Creditors and (2) any rights or defenses the U.S. Borrower may have by reason of protection afforded to the German Borrower pursuant to the antideficiency or other laws of California limiting or discharging the German Borrower’s indebtedness, including, without limitation, Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure. In furtherance of such provisions, the U.S. Borrower hereby waives all rights and defenses arising out of an election of remedies of the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure destroys the U.S. Borrower’s rights of subrogation and reimbursement against the German Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(f) The U.S. Borrower warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

13.10 Maximum Liability. It is the desire and intent of the U.S. Borrower and the Guaranteed Creditors that this U.S. Borrower Guaranty shall be enforced against the U.S. Borrower to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the U.S. Borrower under this U.S. Borrower Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the U.S. Borrower’s obligations under this U.S. Borrower Guaranty shall be deemed to be reduced and the U.S. Borrower shall pay the maximum amount of the Relevant Guaranteed Obligations which would be permissible under applicable law.

SECTION 14. Limitation on German Borrower Obligations. Notwithstanding anything to the contrary herein or in any other Credit Document (including provisions that may override any other provision), in no event shall the German Borrower, the European Parent Guarantors or any Subsidiary thereof guarantee or be deemed to have guaranteed or become liable or obligated on a joint and several basis or otherwise for, or to have pledged any of its assets to secure, any Term Obligation of the U.S. Borrower under this Agreement or any of the other Credit Documents (other than any such Term Obligation of a U.S. Borrower as a guarantor of direct Term Obligations of the German Borrower). All provisions contained in any Credit Document shall be interpreted consistently with this Section 14 to the extent possible, and where such other provisions conflict with the provisions of this Section 14, the provisions of this Section 14 shall govern.

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CONFORMED AS EXECUTED

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

ALERIS INTERNATIONAL, INC.

By:	/s/ Sean M. Stack
Name: Sean M. Stack Title: Senior Vice President

ALERIS DEUTSCHLAND HOLDING GMBH

By:	/s/ Sean M. Stack
Name: Sean M. Stack Title: Senior Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, Individually and as Administrative Agent

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton Title: Director

By:	/s/ Susan LeFevre
Name: Susan LeFevre Title: Vice President

CITICORP NORTH AMERICA, INC., as Syndication Agent and Collateral Agent

By:	/s/ Keith R. Gerding
Name: Keith R. Gerding Title: Vice President